As filed with the Securities and Exchange Commission on July 30, 1998


                                                       Registration No. 333-7944
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------



                                 AMENDMENT NO. 4


                                       to


                                    FORM S-1


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                CGA GROUP, LTD.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            BERMUDA                      6351                    98-0173536
----------------------------   -------------------------     ------------------
(State or other jurisdiction       (Primary Standard              (I.R.S.
    of incorporation or        Industrial Classification          Employer
       organization)                  Code Number)           Identification No.)

                              -------------------

                               CRAIG APPIN HOUSE
                                8 WESLEY STREET
                             HAMILTON HM11 BERMUDA
                                 (441) 296-5144
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              -------------------

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 664-1666
           ---------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agents for service)

                              -------------------

                                   Copies to:
                          WILLIAM W. ROSENBLATT, ESQ.
                              DEWEY BALLANTINE LLP
                          1301 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6092
                                 (212) 259-8000

                              -------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


                              -------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 30, 1998
PROSPECTUS
                               2,992,109 SHARES OF
                  SERIES A CUMULATIVE VOTING PREFERENCE SHARES
                                 CGA GROUP, LTD.


                                ---------------

     This Prospectus relates to 2,992,109 Series A Cumulative Voting Preference Shares, par value $0.01 per share (the "Series A Preferred Stock"), of CGA Group, Ltd., a company incorporated in Bermuda with limited liability ("CGA Group" or the "Company"). The Series A Preferred Stock was originally issued by CGA Group to a limited number of institutional "accredited investors" (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act")), pursuant to Section 4(2) of the Securities Act. See "Description of Securities--Series A Preferred Stock."

     There is no public market for Series A Preferred Stock and there can be no assurance that an active public or private market for the Series A Preferred Stock will develop. Whether or not a market for the Series A Preferred Stock should develop, the shares of Series A Preferred Stock could trade at a discount from their aggregate liquidation preference. The Company does not intend to list the Series A Preferred Stock on a national securities exchange or to apply for quotation of the Series A Preferred Stock through the National Association of Securities Dealers Automated Quotation System ("Nasdaq").

     The Series A Preferred Stock has been registered for sale by Selling Stockholders (as defined herein) and may be offered by Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, in each such case, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares of the Series A Preferred Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Stockholders and/or purchasers of the Series A Preferred Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Such broker-dealer(s) may be affiliated with, be customers of, or engage in transactions with or perform services for one or more of the Selling Stockholders and/or the Company in the ordinary course of business. To the extent required, shares of the Series A Preferred Stock, the name of the Selling Stockholder, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in a post-effective amendment to this Prospectus. See "Selling Stockholders" and "Plan of Distribution".

     The Company is a holding company. As such, the Company's ability to pay dividends on the Series A Preferred Stock is dependent on distributions from its operating subsidiaries, including its wholly-owned subsidiary Commercial Guaranty Assurance, Ltd. See "Risk Factors--Holding Company Structure; Dividend Restriction."

     None of the proceeds from the sale of the Series A Preferred Stock will be received by the Company. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and commissions) incurred in connection with the registration and sale of the Series A Preferred Stock covered by this Prospectus.

     CONSENT UNDER THE EXCHANGE CONTROL ACT 1972 (AND REGULATIONS THEREUNDER) HAS BEEN OBTAINED FROM THE BERMUDA MONETARY AUTHORITY FOR THE ISSUE AND TRANSFER OF THE SECURITIES BEING OFFERED PURSUANT HERETO. IN ADDITION, A COPY OF THIS DOCUMENT HAS BEEN DELIVERED TO THE REGISTRAR OF COMPANIES IN BERMUDA FOR FILING PURSUANT TO THE COMPANIES ACT 1981 OF BERMUDA. IN GIVING SUCH CONSENT AND IN ACCEPTING THIS PROSPECTUS FOR FILING, THE BERMUDA MONETARY AUTHORITY AND THE REGISTRAR OF COMPANIES IN BERMUDA, RESPECTIVELY, ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED HEREIN.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SERIES A PREFERRED STOCK.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                THE DATE OF THIS PROSPECTUS IS __________, 1998.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                       ENFORCEABILITY OF CIVIL LIABILITIES


     As a Bermuda corporation, substantially all the assets of the Company are located outside the United States. Accordingly, any judgment obtained in the United States against the Company may not be collectible within the United States. The Company will consent to service of process in the City of New York, Borough of Manhattan, for claims relating to the validity, or seeking enforcement, of the Company's obligations under the terms of the Series A Preferred Stock. The Company has appointed CT Corporation System as its authorized agent upon which process may be served in any such action. See "Description Of Securities--Governing Law; Consent To Service." Accordingly, it may be difficult for investors to effect service within the United States upon the Company with respect to other claims pertaining to the Series A Preferred Stock, including claims predicated upon the civil liability provisions of the securities laws of the United States. Moreover, it may be difficult for investors to enforce outside the United States judgments against the Company obtained in the United States in any actions pertaining to the Series A Preferred Stock, particularly with respect to actions to which the Company has not consented to service of process in the United States such as those predicated upon the civil liability provisions of the securities laws of the United States. In addition, some of the Company's directors and executive officers, and certain of the experts named herein, are residents of Bermuda. As a result, it may be difficult for investors to effect service within the United States upon such persons or to realize in the United States upon judgments of courts in the United States, including judgments predicated upon civil liability under United States securities laws. The Company has been informed by its Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. The Company has also been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in federal or state courts in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as (i) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda and (ii) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on the Company or its directors or officers in a suit brought in the Supreme Court of Bermuda against the Company or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.


                             ADDITIONAL INFORMATION


     CGA Group has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act, a registration statement (the "Registration Statement"), of which this Prospectus (the "Prospectus") is a part, with respect to the Series A Preferred Stock offered hereby. This Prospectus does not contain all the information set forth in or annexed as an exhibit to the Registration Statement. Such additional information, and other information filed by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission maintained at Suite 1300, 7 World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511, at prescribed rates. Statements contained in this Prospectus describing the contents of any contract or other document referred to herein do not necessarily describe such documents in their entirety, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Glossary of Selected Insurance Terms" for definitions of certain insurance terms used herein.

     All financial information in this Prospectus is presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise specified. Financial information presented in accordance with statutory accounting practices ("SAP") is identified as such.

                                   THE COMPANY

     The Company is a newly formed holding company which, through its primary and wholly-owned subsidiary, Commercial Guaranty Assurance, Ltd., a company incorporated in Bermuda with limited liability ("CGA"), provides financial guaranty insurance of structured securities, including commercial real estate securities and asset-backed securities. The Company also provides financial guaranty insurance of other securities, where the Company's founders and senior management team have expertise, and credit enhancement opportunities are deemed attractive. The Company and its subsidiaries are new companies without any previous operating history.

     The Company's capitalization totals $210.5 million of committed equity capital, which has enabled it to fund CGA in order for CGA to receive a AAA claims paying ability rating ("AAA rating" or "AAA rated") by Duff & Phelps Credit Rating Company ("DCR"). CGA will use its AAA rated insurance policy, which is functionally equivalent to a direct pay letter of credit, to guaranty payment of principal and interest on securities and other financial obligations. Management (as defined below) expects issuers of securities rated lower than AAA to purchase financial guaranty insurance from CGA to enhance the ratings of those securities, thereby reducing their financing costs. In turn, CGA would collect a premium equal to a significant portion of the savings resulting from the improved trading value levels of the guaranteed securities.

     The Company was formed with a view to becoming the market leader in the commercial real estate segment of the financial guaranty industry. To date, existing AAA rated financial guarantors have not established a meaningful presence in this market segment. Initially, as the only AAA rated financial guarantor in this market, the Company anticipates being a prime beneficiary of the growth in the continued securitization of commercial real estate backed obligations in that its policies may be seen as an attractive alternative to traditional external credit support with respect to such securities. The Company intends to utilize its structured finance and real estate expertise to underwrite financial guaranties for commercial real estate and other securities to a zero loss standard.

     The Company also targets select segments of the private asset-backed securities ("ABS") market. Private ABS issued in 1996 exceeded $18 billion and in 1997 jumped to over $56 billion. (Source--Asset-Backed Alert, January 19, 1998 and January 20, 1997). The Company has identified several segments of the private ABS market which Management believes are attractive and plans to evaluate new opportunities as additional asset types are securitized. See "The Company--Underwriting."

     The Company's founders and senior management team (the "Founders" or "Management") are nationally recognized for their commercial real estate and structured finance expertise as well as their ability to apply financial guaranty technology to the commercial real estate and asset-backed securities markets. See "Management--Biographical Information."

     The Company will also provide investment management services to third party investment vehicles and provide investment advisory services, all in connection with transaction structures and assets of the types described above. These services will be provided through the Company's subsidiary, CGA Investment Management, Inc., a Delaware corporation ("CGAIM"), which is a registered investment advisor under the United States Investment Advisors Act of 1940, as amended.

     The Company's primary target market is structured securities backed by U.S. commercial real estate. Similar to originators of residential mortgages in the 1970s and automobile loans in the 1980s, the traditional providers of finance for commercial mortgages are being displaced by increasingly efficient capital markets-based executions. This change has been driven by two major forces: (i) a standardization of rating agency guidelines for both securities

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

backed by mortgages on commercial real estate and the underlying mortgages themselves, which has led to increased market acceptance of structured real estate securities and (ii) an increased focus on risk-based capital by various regulators and rating agencies causing insurance companies, banks and other traditional lenders to increasingly securitize portfolios of commercial mortgages to reduce their holdings of commercial mortgage loan assets subject to high capital charges.

     The Company's executive offices are located at Craig Appin House, 8 Wesley Street, Hamilton HM11 Bermuda. Its telephone number at that address is (441) 296-5144.

                                  RISK FACTORS


     Prospective investors should carefully evaluate the matters set forth under "Risk Factors", beginning on page 6. Factors to be considered include, among other things, the Company's limited operating history, holding company structure and dividend restriction, the risk of United States taxation or of changes in its United States or Bermuda regulatory status, the Company's dependence on maintaining its "AAA" claims-paying ability rating from DCR, risks relating to competition in the financial guaranty insurance industry and risks relating to commercial mortgage loans and securities.


--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

                               SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA


                                                            THREE MONTHS       NINE MONTHS       21-JUNE-96
                                                                ENDED             ENDED              TO
                                                              31-MAR-98         31-DEC-97         31-MAR-97
                                                            ------------       -----------       ----------
                                                              UNAUDITED          AUDITED           AUDITED


INCOME STATEMENT DATA:
Revenues:
 Net premiums earned ...................................   $  1,071,135       $    502,995         $   --
 Net investment income .................................      1,888,255          2,955,601              801
 Net realized gains (losses) on sale of fixed maturities       (242,194)           885,422             --
 Management fee income .................................        189,056               --               --
                                                           ------------       ------------         --------
  Total revenues .......................................      2,906,252          4,344,018              801


Expenses:
 Operating expenses ....................................      3,063,863          6,510,103               11
 Acquisition costs .....................................         53,245             53,590             --
 Commitment fees .......................................        147,945            323,836             --
 Excess of loss facility ...............................         50,000            107,671             --
 Loss adjustment expenses ..............................        195,000             55,000             --
                                                           ------------       ------------         --------
  Total expenses .......................................      3,510,053          7,050,200               11
                                                           ------------       ------------         --------
Net income (loss) ......................................       (603,801)        (2,706,182)             790
Other comprehensive income .............................        607,868          1,638,092             --
                                                           ------------       ------------         --------
Comprehensive income (loss) ............................   $      4,067       $ (1,068,090)        $    790
                                                           ============       ============         ========
Earnings (loss) available to common shareholders
  Net income (loss) ....................................   $    603,801       $ (2,706,182)        $    790
Series A pay-in-kind dividends .........................     (2,504,079)        (4,913,346)            --
Series B pay-in-kind dividends .........................     (2,221,961)        (4,439,231)            --
Series A accretion .....................................       (278,085)          (190,472)            --
Series B accretion .....................................        (75,204)           (83,561)            --
                                                           ------------       ------------         --------
Earnings (loss) available to common shareholders .......   $ (5,683,130)      $(12,332,792)        $    790
                                                           ============       ============         ========
Basic and fully diluted earnings (loss)
 per common share ......................................   $      (0.62)      $      (1.89)        $   0.07
Weighted average shares outstanding ....................      9,100,000          6,522,313           12,000

BALANCE SHEET DATA:
Fixed maturities available for sale (at fair value) ....   $126,580,195       $123,302,763         $   --
Cash and short-term investments ........................      4,020,716          7,199,106          121,742
Total assets ...........................................    142,385,071        142,721,186          133,790
Total liabilities ......................................      3,576,427          3,916,609          121,000
Total mezzanine equity .................................    110,779,130        107,047,101             --
Total shareholders' equity .............................     28,029,514         31,757,476           12,790
Total liabilities, mezzanine equity, and
 shareholders' equity ..................................    142,385,071        142,721,186          133,790


-----------------------------------------------------------------------------------------------------------

                                       5

                                  RISK FACTORS

     In addition to the information set forth elsewhere in this Prospectus, prospective investors should carefully evaluate the following risk factors before purchasing the shares offered hereby.

NEWLY FORMED COMPANIES; NO PREVIOUS OPERATING HISTORY

     The Company, CGA and CGAIM (CGA and CGAIM, collectively, the "Subsidiaries") commenced operations as of June 17, 1997, upon receipt by the Company of the proceeds of the sale of Series A Preferred Stock and investment units representing shares of Series B Preferred Stock, Common Stock and a commitment to purchase additional shares of Series B Preferred Stock (the "Investment Units"), and upon receipt by CGA of a AAA rating from DCR. The Company is a new company without any previous operating history. It has recently begun to develop business relationships for its products, establish operating procedures, hire additional staff, and complete other tasks appropriate to the conduct of its business. For a more detailed description of the Company and its subsidiaries, see "The Company."

DEPENDENCE ON KEY EMPLOYEES AND NON-BERMUDIAN EMPLOYEES


     The Company's success depends in part upon the continued services of certain key employees, including Richard A. Price, Chief Executive Officer and President of the Company, James R. Reinhart, Chief Financial Officer of the Company and CGA, Geoffrey N. Kauffman, Chief Underwriting Officer of CGA, Kem H. Blacker, Chief Operating Officer of CGAIM and Jean-Michel Wasterlain, Managing Director of CGAIM, and the Company's ability to retain certain other executives. The Company has approximately 35 full-time employees and depends on a very small number of key employees for the production and servicing of almost all of its business. Mr. Price and several key employees have entered into employment agreements, but there can be no assurance that the Company can retain the services of these key employees. Although the Company believes that it could replace these key employees, it can give no assurance as to how long it would take to secure the services of appropriate replacement employees. The Company does not currently maintain key man life insurance policies with respect to any of its employees. For more detailed information regarding the key employees of the Company, see "Management."


     Under Bermuda law, non-Bermudians (other than certain spouses of Bermudians) may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate governmental authority. Such permission may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards for the advertised position. Although none of the Company's or CGA's executive officers based in Bermuda will be Bermudian, all of the officers have received work permits. While the Company is not currently aware of any reasons why the work permits for these officers and employees will not be renewed, there can be no assurance that they will be.

RISKS RELATING TO RATINGS


     CGA's AAA claims paying ability rating is based upon factors relevant to the insurance provided by CGA and is not directed to the protection of investors. The rating reflects DCR's current opinion of CGA's claims paying ability, financial and operating performance and ability to meet its obligations to policyholders and is not an evaluation directed toward the protection of investors in Series A Preferred Stock.


     Although CGA has received a "AAA" claims paying ability rating from DCR, the highest such rating available from DCR, there can be no assurances that DCR will not in the future change its rating requirements or that CGA will continue to meet such requirements and, thus, DCR may downgrade or withdraw its AAA rating of CGA. Such downgrading or withdrawal would affect the sales of CGA's products and would have a material adverse effect on the Company.

     Pursuant to DCR requirements, the Company has entered into a letter agreement with DCR that provides that CGA and the Company may not take certain actions, including the payment of dividends from CGA to the Company, without obtaining a Ratings Confirmation from DCR (the "Letter Agreement"). The Letter Agreement specifically lists the protocol CGA must follow in connection with its issuance of surety bonds or other similar agreements or instruments to maintain its current AAA rating.

RISK OF UNITED STATES TAXATION


     The Company and CGA are organized and operate in such a manner so that neither should be subject to U.S. federal income taxation and so that U.S. persons owning Series A Preferred Stock should not be subject to U.S. federal income taxation on the Company's undistributed earnings. Notwithstanding such organization and operation, CGA may be considered to be engaged in a U.S. trade or business, in which case some or all of its investment income could be subject to taxation on a net basis at regular corporate income tax rates (generally 35%) and it could be subject to the branch profits tax (30%) on the amount of net income deemed to have been withdrawn from the U.S. In light of this risk, CGA will file protective tax returns reporting no U.S. income to preserve its ability to deduct its ordinary and necessary expenses should the Internal Revenue Service successfully challenge CGA's position. In addition, the Company and/or CGA could be considered or in the future could become "Controlled Foreign Corporations" and CGA could generate Related Person Insurance Income ("RPII"), any of which results could subject U.S. persons owning Series A Preferred Stock to current U.S. federal income taxation on all or a portion of the Company's and/or CGA's undistributed earnings and could subject any such investors which are allocated such income and are tax-exempt organizations to unrelated business taxable income ("UBTI"). For a more detailed description of the tax status of the Company and its subsidiaries, and the taxation of holders of Series A Preferred Stock and New Series A Preferred Stock, see "Certain Tax Considerations."


RISK OF CHANGE IN U.S. OR BERMUDA REGULATORY STATUS

     CGA does not write insurance in the U.S. CGA conducts its business so that it will not be subject to licensing requirements or insurance regulations in the U.S. or elsewhere other than in Bermuda. The insurance laws of each state of the U.S. and of many non-U.S. jurisdictions regulate the sale of insurance within that jurisdiction by alien insurers, such as CGA, which are not authorized or admitted to do business within such jurisdiction. CGA does not maintain any offices to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of such activities would require it be so authorized or admitted. The Company has operating guidelines to assist its personnel in conducting business in conformity with the laws of U.S. jurisdictions which include a requirement that business only be accepted through insurance brokers not resident in the U.S. To the extent that these operating guidelines are followed, Management believes that Company's activities will comply with applicable insurance laws and regulations. Nonetheless, there can be no assurance that insurance regulators in the U.S. or elsewhere will not review the activities of CGA and be successful in claiming that CGA is subject to such jurisdictions' licensing requirements. In such event, the Company may consider various alternatives to its operations, including modifying or restricting the manner of conducting its business, in order to avoid the necessity of meeting such licensing requirements or complying with such laws and regulations.

     Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions, including the U.S. and various states in the U.S. It is not possible to predict the future impact on the operations of CGA of changes in the laws and regulations to which CGA is or may become subject.

     In general, the Bermuda statutes and regulations applicable to CGA are less restrictive than those that would be applicable to CGA were it subject to the insurance laws and regulations of any state in the U.S. No assurances can be given that if CGA were to become subject to the laws or regulations of any such state or to the laws of the U.S. or of any other country at any time in the future, it would be in compliance with any such laws. For a more detailed description of the regulatory systems of Bermuda and the United States applicable to the Company and its subsidiaries, see "Regulation."

     CGA's becoming subject to regulation as an insurer in the U.S. or modifying the manner of conducting its business, and changes in any of the foregoing, could have a material adverse effect on the Company, including the imposition of fines and penalties.

COMPETITION


     CGA faces potential competition from other financial guarantors, though none are currently active in the commercial real estate obligations market. In markets where the financial guarantors currently write insurance, especially the municipal bond market, CGA is at a significant disadvantage without AAA and Aaa claims paying ability ratings from Standard & Poor's ("S&P") and Moody's Investors Service, Inc. ("Moody's") respectively. Many institutional investors require such dual ratings from financial guaranty insurers. Furthermore, CGA's inability to negotiate and conclude its policies in the U.S. may be a competitive disadvantage, in that potential clients, including issuers and investment banks located in the United States, might not be willing to travel to Bermuda to do business with the Company. For a more detailed discussion of the financial guaranty bond insurance industry, see "Financial Guaranty Bond Insurance Industry."

     CGA also faces competition from other providers of third party credit enhancement and alternative solutions to third party credit enhancement. Commercial real estate obligations, for example, are generally sold without third party credit enhancement. Accordingly, for each transaction that CGA proposes to insure, CGA must generally compete against other providers of third party credit enhancement and alternative solutions which do not employ third party credit enhancement. In addition, traditional insurance company lenders represent another form of competition. If insurance company lenders were to retain mortgages in their portfolios and thus reduce the number of mortgages available to be securitized, such activity would negatively impact the creation of Commercial Mortgage-Backed Securities ("CMBS") and could have a material adverse effect on the operations of the Company.

ILLIQUID INVESTMENT


     There is no established market for the Series A Preferred Stock and they are subject to substantial legal restrictions under applicable securities laws. The Company's Bye-laws, as in effect as of June 17, 1997, also contain significant transfer restrictions on all shares of the Company's capital stock and all shares of the Company's capital stock will contain legends to this effect at all times, even after such shares are freely tradable under applicable securities laws. In view of the risks associated with an investment in the Series A Preferred Stock, investors should make their investment in the Series A Preferred Stock with the assumption that they may have to bear the economic risk of an investment in the Series A Preferred Stock for an indefinite period of time. For a description of the terms of the Series A Preferred Stock, see "Description of Securities."


UNCERTAINTY OF RESERVES

     Due to its recent commencement of operations, the Company has no operating history or losses from which to directly extrapolate reserves. Reserves are estimates at a given time of what the insurer ultimately expects to pay on claims, based on facts and circumstances then known. If CGA's claim reserves are subsequently determined to be inadequate, the Company will be required to increase claim reserves with a corresponding reduction in the Company's net income in the period in which the deficiency is identified. There can be no assurance that claimswill not exceed the Company's claim reserves and have a material adverse effect on the Company's financial condition or results of operations in a particular period. See "The Company--Commercial Guaranty Assurance, Ltd.--Reserves."

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTION


     The Company is a holding company with no operations or significant assets other than its ownership of all of the capital stock of the Subsidiaries. Other than the dividends required to be paid on the Series A Preferred Stock which will be paid in kind for the next five years and the Series B Cumulative Voting Preference Shares which will be paid in kind for the next ten years, the Company does not expect to pay dividends to its shareholders. If at any time after June 17, 2002, the Series A Preferred Stock is rated investment grade (a rating of BBB- or higher from DCR, or the then-equivalent rating in the event DCR changes its ratings designations), the dividend rate or such stock will decrease by 200 basis points. See "Description of Securities--Series A Preferred Stock--Dividends." CGA's Board of Directors (the "Board") has passed a resolution that CGA will not declare or pay cash dividends for a period of five years after June 17, 1997. After such five-year period, the Company intends to comply with the dividend restrictions imposed by DCR in order to maintain its AAA claims paying ability rating. Management expects that compliance with such dividend restrictions will cause the Company's financial condition to be consistent with those financial requirements imposed by the New York State Insurance Department under Regulation 69 of the New York Insurance Regulations ("Regulation 69"). Regulation 69 governs the method of reporting of a company's financial condition under generally accepted accounting principles. In addition, pursuant to a letter dated June 17, 1997 from the Company, CGA and CGAIM to DCR, CGA has agreed that it will not declare, pay or distribute any dividend, including non-cash dividends, without first giving DCR 20 business days prior written notice thereof, and receiving a written confirmation from DCR that such event will not affect the AAA claims paying ability of CGA. The ability of the Company to make cash distributions and dividends, and to redeem its preferred stock, will be dependent primarily upon receiving dividends and distributions from CGA. Bermuda insurance regulations impose restrictions on dividends and cash distributions to the Company by CGA. These restrictions may prevent the Board from making distributions and redemptions, or limit the amount thereof, following an Event of Non-Compliance (as defined in "Description of Securities--Series A Preferred Stock--Events of Non-Compliance") or otherwise.


     In addition, Board members' fiduciary obligations to creditors, policyholders and shareholders apply to their votes in respect of dividends, distributions and redemptions.

     The aforementioned restrictions on distributions by CGA to the Company will restrict the ability of the Company to use the proceeds of commitments to purchase 2,400,000 shares of Series B Preferred Stock (the "Commitments") to pay dividends to holders of the Company's securities, because all proceeds from the Commitments will be contributed by the Company to CGA. See "Description of Securities--Commitments."

FOREIGN CORPORATION; SERVICE OF PROCESS; AND ENFORCEMENT OF JUDGMENTS

     The Company is a Bermuda company, and certain of its officers and directors may be residents of countries other than the U.S. All or a substantial portion of the assets of the Company and such officers and directors are located outside the U.S. Therefore, it may be difficult for investors to effect service of process within the U.S. on any of these parties who reside outside the U.S. or to recover against them or their assets in the event of any judgments obtained in U.S. courts. The United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and, therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in Bermuda. Thus a final and conclusive judgment obtained in federal or state courts in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as (i) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda and (ii) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on the Company or its directors or officers in a suit brought in the Supreme Court of Bermuda against the Company or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law. See "Description of Securities--Enforceability of Judgments."

INTERDEPENDENCE OF CGA AND CGAIM WITH ST. GEORGE AND COBALT


     CGAIM has entered into asset management agreements with several investment company subsidiaries of St. George Holdings, Ltd. ("St. George Holdings" and, collectively with such subsidiaries, "St. George") and Cobalt Holdings, Ltd. and its subsidiaries ("Cobalt Holdings" and, collectively with such subsidiaries, "Cobalt"), none of which are affiliates of the Company. See "CGA Investment Management, Inc.--St. George and Cobalt." CGA has issued insurance policies which guaranty directly or indirectly the payment obligations of such subsidiaries in respect of their financing arrangements, including any derivative contracts entered into by these subsidiaries from time to time. Such guaranteed financing arrangements provide St. George and Cobalt with financing to acquire the assets which comprise their respective investment portfolios. Such insurance policies are expected to constitute more than 30% of CGA's cumulative gross par insured (the outstanding principal amount, or "face value" of obligations insured) at the end of the first year of its operations and to constitute a declining percentage thereafter.


     The ability of St. George and Cobalt to pay their respective fees and expenses, including premiums payable to CGA and any fees payable to CGAIM, depends on such companies' general ability to finance their investment activities and to generate sufficient cash flow from such activities. The ability of St. George and Cobalt to obtain financing is, in turn, dependent upon such companies' ability to obtain financial guaranty insurance policies of CGA guarantying their respective repayment obligations under such financing arrangements, and the continued availability of such financing arrangements is conditioned upon, among other things, the maintenance of the rating of CGA's claims-paying ability. A downgrade of the claims-paying ability rating of CGA will cause the termination and/or acceleration of such arrangements. Although in such event CGAIM as asset manager would attempt to obtain alternative sources of financing for St. George and Cobalt, its ability to do so would be significantly impaired were such a downgrade event to occur. See "The Company--St. George and Cobalt."

INVESTMENT PORTFOLIO RISKS

     The investment portfolio of CGA is invested primarily in foreign corporate and government debt securities, the fair value of which varies depending upon economic and market conditions and the level of interest rates. In addition, these investments are subject to credit risk relating to the uncertainty associated with the continued ability of debtors to make timely payments pursuant to the contractual terms underlying such investments.

     Approximately 11% of CGA's investment portfolio was invested in non-U.S. dollar denominated currencies. Each of these foreign currency exposures was hedged with specific forward contracts to manage the currency risk. The Company may, from time to time, for business or regulatory reasons, be required to sell certain of its investments at a time when their market value is less than the carrying value of such investments. For a more detailed description of the Company's investment guidelines and investment portfolio, see "The Company--Investment Portfolio."

RISKS RELATING TO COMMERCIAL MORTGAGE LOANS AND SECURITIES

     Generally. It is expected that a substantial portion of the initial insured portfolio of the Company will consist of commercial real estate whole loans and securities or obligations of entities backed by such commercial real estate whole loans. Commercial mortgage loans are typically non-recourse to the borrower (or recourse to a special purpose borrower holding the mortgaged property as its only significant asset) and, consequently, are dependant upon the successful operation of the related real estate project, which in turn is affected by general or local economic conditions and property risks, such as structural defects, natural disasters, the conditions of specific industry segments, the degree to which such project competes with other projects in the area, the operating costs of such project and the performance of the management agent, if any. Compliance with laws, such as zoning and environmental laws and the Americans With Disabilities Act, may be costly and adversely affect the returns on a project.

     Risks Relating to Environmental Laws. Commercial real estate properties, especially industrial and warehouse properties, may involve the burdens and costs of compliance with environmental laws and regulations. Under the strict liability standards of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), and other U.S. federal and state environmental laws, a secured lender and holders of debt securities secured by real property may be held liable as an "owner" or "operator" for the costs of responding to a release or threat of a release of hazardous substances on or from a borrower's property, regardless of whether a previous owner caused the environmental damage.

     Risks Relating to Commercial Mortgage Loans. Commercial mortgage loans usually have substantial principal amounts due at their stated maturities ("Balloon Payments"), the payment of which will depend upon the borrower's ability to either refinance the loan or sell the related mortgaged property at a price sufficient to permit the borrower to make such Balloon Payment. The rate of principal payments on most mortgage-related securities is directly related to the interest rate of the underlying mortgage loans. The yield to maturity of mortgage-related securities, including commercial mortgage securities, is affected by, among other things, any prepayment or extension in the payment of principal. The effect of such prepayment or extension may vary depending upon whether such securities were bought at a premium or at a discount. Certain of the underlying loans may have features discouraging voluntary prepayment such as a lockout period during which loans may not be voluntarily prepaid and/or provisions for the payment of a prepayment premium during certain specified periods.


     Risks Relating to Fluctuations in Interest Rates. The Company cannot predict the effect on its commercial real estate securitization business from changing interest rates. It is Management's opinion that a decrease in interest rates will generally increase the volume of securitization but lower rates are also likely to lead to lower insurance premium rates and higher prepayment rates of existing insured securities. An increase in interest rates will likely have the opposite effect. On balance it is Management's view that insurance opportunities for CGA will exist regardless of changes in interest rates.


     For a more detailed description of the relationship between the financial guaranty bond insurance industry and the commercial real estate related, asset-backed and municipal securities industries, see "Financial Bond Insurance Industry."

RISKS CONCERNING MARKET FACTORS


     The demand for financial guaranty insurance depends on many factors--most of which are beyond the control of the Company--including prevailing interest rates and investors' perception of the strength of financial guarantee providers. The ability of issuers of debt obligations to obtain a lower total cost in respect of insured debt instruments is affected by a variety of factors, including the general perception of the financial strength of the providers of financial guaranty insurance and the interest rates borne by uninsured obligations. See "Financial Bond Insurance Industry."

                                USE OF PROCEEDS

     This Registration Statement is intended to satisfy certain obligations of the Company under the Subscription Agreement. The Company will not receive any proceeds from sales of Series A Preferred Stock effected hereby and has agreed to pay the expenses of the performance of its obligations under the Subscription Agreement with respect to the Registration Statement.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


     The following selected financial and operating data should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and its Subsidiaries and the notes thereto included elsewhere in this prospectus.

                                                              THREE MONTHS        NINE MONTHS   21-JUNE-96
                                                                  ENDED              ENDED          TO
                                                                31-MAR-98          31-DEC-97     31-MAR-97
                                                              -------------      ------------   ----------
                                                                UNAUDITED           AUDITED       AUDITED


INCOME STATEMENT DATA:
 Revenues:
  Gross premiums written .................................... $  1,949,993      $    773,571     $    --
                                                              ------------      ------------     --------
  Net premiums written ......................................    1,949,993           773,571            0
  Change in unearned premiums ...............................     (878,858)         (270,576)           0
                                                              ------------      ------------     --------
  Net premiums earned .......................................    1,071,135           502,995          --
  Net investment income .....................................    1,888,255         2,955,601          801
  Net realized gains (losses) on sale of fixed maturities ...     (242,194)          885,422          --
  Management fee income .....................................      189,056               --           --
                                                              ------------      ------------     --------
    Total revenues ..........................................    2,906,252         4,344,018          801
Expenses:
  Operating expenses ........................................    3,063,863         6,510,103           11
  Acquisition costs .........................................       53,245            53,590          --
  Commitment fees ...........................................      147,945           323,836          --
  Excess of loss facility ...................................       50,000           107,671          --
  Loss adjustment expenses ..................................      195,000            55,000          --
                                                              ------------      ------------     --------
    Total expenses ..........................................    3,510,053         7,050,200           11
Net income (loss) ...........................................     (603,801)       (2,706,182)         790
Other comprehensive income ..................................      607,868         1,638,092           --
                                                              ------------      ------------     --------
Comprehensive income (loss) ................................. $      4,067      $ (1,068,090)    $    790
                                                              ============      ============     ========
Earnings (loss) available to common shareholders
  Net income (loss) ......................................... $    603,801      $ (2,706,182)    $    790

Series A pay-in-kind dividends ..............................   (2,504,079)       (4,913,346)         --
Series B pay-in-kind dividends ..............................   (2,221,961)       (4,439,231)         --
Series A accretion ..........................................     (278,085)         (190,472)         --
Series B accretion ..........................................      (75,204)          (83,561)         --
                                                              ------------      ------------     --------
Earnings (loss) available to common shareholders ............ $ (5,683,130)     $(12,332,792)    $    790
                                                              ============      ============     ========
Basic and fully diluted earnings (loss) per common share .... $      (0.62)     $      (1.89)    $   0.07
Weighted average shares outstanding .........................    9,100,000         6,522,313       12,000

BALANCE SHEET DATA:
  Fixed maturities available for sale (at fair value) ....... $126,580,195      $123,302,763     $    --
  Cash and short term investments ...........................    4,020,716         7,199,106      121,742
  Total assets ..............................................  142,385,071       142,721,186      133,790
  Total liabilities .........................................    3,576,427         3,916,609      121,000
  Total mezzanine equity ....................................  110,779,130       107,047,101          --
  Total shareholders' equity ................................   28,029,514        31,757,476       12,790
  Total liabilities, mezzanine equity, and
   shareholders' equity .....................................  142,385,071       142,721,186      133,790


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

GENERAL


     The Company's financial statements for all periods prior to the effective date of the Registration Statement of which this Prospectus is a part, including all financial statements as of and through the three months ended March 31, 1998 and as of and through the nine months ended December 31, 1997 and for the period from June 21, 1996 to March 31, 1997 included herein, are presented as the consolidated financial statements of the Company.

     The Company is a holding company, which was incorporated in Bermuda on June 21, 1996. The Company has two wholly-owned subsidiaries. CGA was incorporated in Bermuda on October 22, 1996. CGA is licensed as a class 3 insurer under the Insurance Act 1978 of Bermuda which authorizes it to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act. Additional information regarding the Act may be found in this Prospectus under "Regulation." CGA has a AAA "claims paying ability" rating from DCR. CGA provides financial guaranty insurance of structured securities, including commercial real estate, asset-backed, and other securities. CGAIM, Inc. was incorporated in Delaware, U.S.A. in July 1996 by the founders of the Company and was acquired at nominal cost by the Company on June 9, 1997. CGAIM acts as an investment advisor and provides financial advisory services to a variety of clients. The Company and CGA were inactive until June 17, 1997 when the Company's private placement offering was completed. The Company was recapitalized with two classes of preferred stock totaling $105 million, common stock totaling $45.5 million, and commitments for $60 million of additional preferred stock upon the occurrence of certain events.

RESULTS OF OPERATIONS

  March 31, 1998

     Total revenues for the quarter were $2.9 million of which $1.1 million was derived from financial guaranty insurance premiums, $0.2 million was derived from investment management fees, and $1.6 million was derived from investments. Premium income was derived from $1.9 million of premiums written, offset by an increase in unearned premiums of $0.9 million, resulting in net premiums earned of $1.1 million. St. George Investments I, Ltd. comprised 20% of premiums written, St. George Investments II, Ltd. comprised 4%, Cobalt Capital, LLC, comprised 6%, and other clients comprised the remaining 70%. The following table shows the net par outstanding of insured obligations at March 31, 1998 by asset type:

                                                                    CREDIT RATINGS OF ASSETS
                                                                  ----------------------------
                                                IN THOUSANDS       A            BBB        BB           TOTAL
                                                ------------      ---          -----      ----          -----

Sovereign securities ...........................  $120,000         0%           42%        58%           100%
Commercial real estate securities ..............   267,663         0%           64%        36%           100%
Consumer asset backed securities ...............   260,179        44%           53%         2%           100%
Corporate asset backed securities ..............    64,476        23%           77%         0%           100%
                                                  --------
                                                  $712,318
                                                  ========


     Based on net par outstanding, the credit ratings of the above assets were 18% "A", 58% "BBB" and 24% "BB". Securities with credit ratings of "BB" are classified as non-investment grade. Non-investment grade exposure as a percentage of total exposure decreased 3% during the quarter. Exposure is defined as insured risk in force based on the par amount of the insured securities. Non-investment grade securities have credit ratings below "BBB-". In accordance with CGA's underwriting policies, insurance will not be written on securities rated below "BB".

     Net investment income was comprised of $1.9 million of interest earned on debt securities and short-term investments, and $0.2 million of net capital losses. The total market value of the fixed maturity portfolio at March 31, 1998 including accrued interest receivable was $129.7 million.

     Operating expenses were $3 million and other costs, fees, and reserves comprised $0.5 million, bringing total expenses to $3.5 million, resulting in a net loss for the quarter of $0.6 million. No comparative quarterly financial information is available due to the Company's June 17, 1997 commencement of operations.

  December 31, 1997

     The December 31, 1997 financials statements reflect only six and one-half months of operations. Efforts during this period were focused primarily on post closing matters, personnel, office relocations, operating systems, and marketing.


     Total revenues for the period ended December 31, 1997 were $4.3 million of which $.5 million was derived from financial guarantee insurance premiums and $3.8 million was derived from investments. Premium income was derived from $.8 million of premiums written, of which $.3 million was unearned at year-end, resulting in net premiums earned of $.5 million. None of the Company's revenues were from Cobalt for the period ended December 31, 1997. Of the $.5 million of net premiums earned, 51% was from St. George, 49% was from other clients and none was from Cobalt. The following table shows the net par outstanding insured obligations at December 31, 1997 by asset type (all of which except "Sovereign securities" represent "fund guaranty obligations", as such product application is described below under "The Company--Markets, Customers and Applications"):

                                                                   CREDIT RATINGS OF ASSETS
                                                                  ----------------------------
                                               IN THOUSANDS        A           BBB         BB           TOTAL
                                               ------------       ---          ---        ----          -----

Sovereign securities ...........................  $120,000         0%           42%        58%           100%
Commercial real estate securities ..............   101,284         0%           86%        14%           100%
Consumer asset backed securities ...............    52,300        44%           49%         7%           100%
Corporate asset backed securities ..............    46,879         0%          100%         0%           100%
                                                  --------
                                                  $320,463
                                                  ========


     Based on net par outstanding, the credit ratings of the above assets were 7% "A ", 66% "BBB" and 27% "BB ".


     The financial guarantees in force at December 31, 1997 which cover the commercial real estate and asset backed securities in the table above, provide for quarterly premium payments to CGA as long as such assets remain in the insured portfolios of CGA's customers. Accordingly, CGA will continue to earn revenues from and have exposure to the performance of those assets provided that CGA and the customers mutually agree to retain such assets in the portfolio. CGA monitors the performance of the assets in the portfolios and can require the removal of any assets that do not meet CGA's underwriting criteria. CGA will build upon the current book of business as its underwriting volume and risk in force grow, thereby layering new business on top of a base of prior business that creates an increasing annuity-like stream of revenue. This line of business provided earned premiums of $31,822 in the quarter ended September 30, 1997, and $199,096 in the quarter ended December 31, 1997.

     The financial guarantees in force on the sovereign securities represent eight transactions with terms ranging from two to five years and also provide for quarterly premium payments to CGA. This line of business provided earned premiums of $248,075 in the quarter ended December 31, 1997 and the sovereign securities in the table above are projected to provide annual premiums of approximately $1.7 million in 1998. This line of business is expected to increase to provide a portfolio that is diversified by country, credit and term.

     CGA monitors its exposure on a routine basis and stays in close contact with DCR to ensure that its AAA rating is maintained. CGA has a $20 million excess of loss reinsurance facility agreement and can also arrange reinsurance on an as needed basis to manage its exposure. The Company also has commitments from certain institutional shareholders which expire June 17, 2002 to purchase $60 million of additional Series B Preferred Stock. Should those commitments be called upon, the proceeds would be used to increase the capital of CGA. The commitments must be funded in the event that DCR notifies the Company at least 45 days prior to June 17, 2002 that CGA's rating will otherwise be downgraded below a AAA rating. See "Description of Securities--Commitments."


     CGAIM is projected to generate structuring and investment advisory fees in 1998. CGAIM waived its fees in 1997.

     Net investment income was comprised of $2.9 million of interest earned on debt securities and short-term investments, and $.9 million of net capital gains. Net investment income is presented after deducting the cost of external investment management fees which totaled $.2 million. The total market value of the fixed maturity portfolio at December 31, 1997 including accrued interest receivable was $127.4 million. The average yield on the investment portfolio was 6.3%.

     The Company's expenses are primarily personnel related. Substantial personnel recruiting costs were incurred due to the need to quickly recruit highly qualified and experienced individuals. In addition, a full year of incentive compensation was paid to a large number of personnel who commenced employment in the quarter ended September 30, 1997. These payments were contractual per specific employment agreements.

LIQUIDITY AND CAPITAL RESOURCES


     The Company capitalized CGA with $125 million and engaged J.P. Morgan Investment Management, Inc. and Alliance Capital Management Corporation as investment managers. The funds are invested in foreign corporate and government debt securities, which are primarily rated AA. Approximately 11% of the investment portfolio was invested in non-U.S. dollar denominated currencies as of December 31, 1997 and March 31, 1998. Each of these foreign currency exposures was hedged with specific forward contracts to manage the currency risk. In addition, the investment managers are required to maintain the foreign currency investments at less than 50% of the portfolio. The portfolio maintains a weighted average duration of two to five years. Upon a default CGA is generally obligated only to pay principal and interest as originally required by the security in default. Since there is no acceleration, CGA can monitor its liquidity requirements in connection with possible claims. The relatively short duration of the portfolio limits volatility due to interest rate fluctuations while the high quality of investments provides for liquidity.

     The following table sets forth the amount of the Company's investments in foreign corporate and government debt securities as of December 31, 1997:

COUNTRY                                      AMORTIZED COST     MARKET VALUE
-------                                      --------------     ------------
UK .........................................   $ 22,906,281     $ 23,925,178
France .....................................     21,166,400       21,358,235
Japan ......................................      8,642,512        8,709,663
Canada .....................................     17,138,908       17,384,750
Finland ....................................      5,990,342        6,139,000
Germany ....................................     15,486,467       15,572,297
Belgium ....................................      2,999,889        3,016,290
Australia ..................................      7,201,815        7,085,911
Italy ......................................      1,992,601        1,994,360
Ireland ....................................      8,195,841        8,280,588
New Zealand ................................      3,946,406        3,814,201
Sweden .....................................      5,997,209        6,022,290
                                               ------------     ------------
Total ......................................   $121,664,671     $123,302,763
                                               ============     ============

COUNTRY                                      AMORTIZED COST     MARKET VALUE
-------                                      --------------     ------------
Foreign Government .........................   $ 52,514,059     $ 52,788,537
Foreign Corporate ..........................     69,150,612       70,514,226
                                               ------------     ------------
Total ......................................   $121,664,671     $123,302,763
                                               ============     ============


All securities are rated either "AAA" or "AA".


     CGAIM was capitalized with $3 million. It required additional funding during 1997 of $3.5 million from the Company to cover the startup phase of its operations and capital expenditures for office furniture and equipment, information systems, and leasehold improvements. The Company and CGAIM intend to establish a credit facility to provide additional liquidity for CGAIM in 1998. By the terms of the Series A Preferred Stock, CGAIM is permitted to borrow up to $12.5 million, an amount which the Company expects to be sufficient to meet CGAIM's cash flow needs. On a consolidated basis the Company is projected to generate positive operating cash flow in 1998.

     The Company does not expect to pay cash dividends to its shareholders. CGA's Board of Directors has passed a resolution that CGA will not declare or pay cash dividends during the first five years of operations. After such five-year period, CGA intends to comply with dividend restrictions, if any, imposed by DCR in order to maintain its AAA rating. Future cash dividend payments will be subject to covenants contained in the shareholder agreements for the various classes of the Company's stock. Additional information regarding this matter may be found in the Prospectus under "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries." In addition, CGA's dividend payments are subject to certain limitations under Bermudian insurance regulations that require minimum solvency margins and liquidity ratios.


     The Company is reviewing the effect that the Year 2000 will have on its essential computer systems, especially those related to its ongoing operations and its internal controls systems, including the preparation of financial information. The Company has developed plans to minimize any potential adverse effect on its operations, systems or accounting records related to the Year 2000. Since the Company commenced operations within the last year, it has only purchased or contracted for systems the Company believes that were already Year 2000 compliant.


ACCOUNTING STANDARDS


      The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement requires the Company to report in the financial statements, in addition to net income, comprehensive income and its components. The Company has adopted this Statement in the consolidated financial statements for the three months ended March 31, 1998. Comprehensive income for the Company is comprised solely of unrealized gains or losses on investments.


     FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which the company will be required to adopt for fiscal year 1998. This statement established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Under SFAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. The company has not determined the impact of the adoption of this new accounting standard on its consolidated financial statement disclosures.


      The Accounting Standards Executive issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998. This Statement will require the Company to expense organization costs as incurred. The Company will need to expense the remaining unamortized costs as a change in accounting principle when it applies this SOP later this fiscal year.

                                   THE COMPANY

     Organized on June 21, 1996 and operating since June 17, 1997, the Company is a holding company that provides financial guaranty insurance of structured securities, including commercial real estate securities and asset-back securities through its primary subsidiary, CGA.

OVERVIEW


     Management believes that, with the evolution and global integration of financial service providers, a AAA-rated financial guarantor that can maintain its AAA claims paying ability rating is a valued purveyor of credit. Management further believes that CGA, as a AAA-rated guarantor structured to utilize the advantages of a Bermuda domicile while applying a wide spectrum of credit enhancement technologies to high margin markets, will be very successful in its businesses.


     The Company focuses on the large U.S. and underserved commercial real estate mortgage market. This $1 trillion domestic market (source: "CMBS Market Review," J.P. Morgan Securities Inc. Credit Research, May 16, 1995) continues to undergo a structural transition as capital market-based financings challenge the role of traditional lenders. CMBS, an important component of the broader commercial real estate mortgage market, have grown significantly in recent years, from annual issuance of approximately $6.0 billion in 1990 to annual issuance during 1996 of approximately $30 billion and annual issuance during 1997 in excess of $44 billion. (Source: "Commercial Mortgage Alert," Morgan Stanley, February 9, 1998). Management believes current credit spreads in certain sectors of commercial real estate obligations remain large relative to similarly-rated securities and in many cases do not accurately price the underlying risk, and attributes this spread disparity to the complexity and diversity of financing structures and certain misperceptions about risks and levels of losses associated with these types of securities. As in the private ABS market, where the Company also intends to do business, it is this complexity which makes credit enhancement valuable to both issuers and investors. Management's extensive underwriting and structuring experience within CGA's target markets will be critical to the long-term success of the Company.

     The Company also targets select segments of the private asset-backed securities ("ABS") market. Private ABS issued in 1996 exceeded $18 billion and jumped to over $56 billion in 1997. (Source: Asset-Backed Alert, January 19, 1998 and January 20, 1997). The Company has identified several segments of the private ABS market which Management believes are attractive and plans to evaluate new opportunities as additional asset types are securitized. See "--Underwriting."

     As part of its business strategy to enter the commercial real estate and asset-backed insurance markets, the Company functions through its subsidiaries as both financial guarantor and as an investment manager to St. George, Cobalt and other investment companies. St. George and Cobalt purchase securities of the type that CGA would be willing to insure, and thus it is expected that by guaranteeing such investment vehicles' financing obligations secured by the securities purchased by St. George and Cobalt in the secondary market, CGA will be able to grow its insured book of business. CGA has issued insurance policies which guarantee the payment obligations of St. George and Cobalt under their respective financing arrangements. See "--CGA Investment Management, Inc.--St. George and Cobalt."

     CGA's insurance is available via unaffiliated non-U.S. insurance brokers to a customer base that is expected to consist primarily of investment and commercial banks with significant real estate and asset-backed advisory businesses, and commercial mortgage loan origination and asset-backed repackaging operations. Other real estate market participants, including life insurance companies and real estate owner-operators and developers, are expected to provide the balance of CGA's customer base.

MARKETS, CUSTOMERS AND APPLICATIONS

     The Company intends to seek out underserved sectors of commercial real estate and asset-backed markets which can support above average risk-adjusted premiums. CGA offers five defined product applications within its primary markets. Within the commercial real estate and asset-backed markets, the Company has identified specific market opportunities in which one or more of its five programs can be applied.

     Each of the product applications is described as follows:

     o Residual Guaranty--CGA will insure against a major decline in value of a properly maintained asset, particularly commercial real estate and leased equipment. CGA's policy, known as a residual value guaranty, is generally exercisable on a future date specified in the policy. The primary benefit to the insured is the ability either to increase proceeds in a financing or to change the accounting treatment of owning leased assets.

     o Portfolio Guaranty--CGA will provide insurance for portfolios of seasoned commercial mortgages--whole loans, net leases and other assets. This guaranty may be used by the insured to facilitate an internal securitization of the portfolio. When the insured is a regulated lender, such as a life insurance company, the result can be a lowering of its regulatory capital charge.

     o New Issue Guaranty--CGA is involved in the structuring and guaranteeing of new debt securities including commercial real estate, ABS, corporate and government obligations. As securities insured by CGA are rated AAA, this guaranty should lower the all-in cost of the financing and/or increase proceeds to the issuer.

     o Fund Guaranty--CGA insures securities owned by investment companies (including St. George and Cobalt), trusts, conduits or other funds, providing the insured with the ability to efficiently finance its operations at AAA rates.

     o Secondary Market Guaranty--CGA, on a selective basis, will guarantee existing individual securities in the secondary markets. This guaranty, used in conjunction with the Fund Guaranty, creates added liquidity for funds, investment vehicles, or other CGA-insured security holders.

UNDERWRITING

     The Company's underwriting guidelines for CGA intend for CGA to insure commercial real estate obligations, ABS, corporate and government obligations to a zero loss standard. That is, without regard to the premium collected thereon or the investment income related thereto, obligations insured by CGA are required to be structured with sufficient levels of excess collateral or other forms of security so that CGA, to a high degree of certainty, anticipates no losses on each risk insured.


     To this end the Company's Board of Directors has established an Underwriting Committee, which has established underwriting guidelines, which guidelines have been adopted by CGA's Board of Directors. Each policy written by CGA is required to meet the criteria set out in these guidelines. On a quarterly basis, the Underwriting Committee reviews completed transactions to ensure compliance with these underwriting guidelines and standards. CGA is able to deviate from such guidelines and standards on a case-by-case basis only in accordance with procedures established by the Underwriting Committee.

     CGA's underwriting guidelines are intended to provide multiple layers of loss protection. Commercial real estate obligations and ABS obligations insured by CGA are generally backed by pools of assets having reasonably predictable cash flows. CGA insures commercial real estate obligations and ABS obligations that provide for one or more forms of overcollateralization (such as excess collateral, excess cash flow, excess "spread" or reserves) or third-party protections (such as bank letters of credit, guaranties, net worth maintenance agreements or reinsurance policies). On a transaction by transaction basis, overcollateralization or third-party protections which assume the primary risk of financial loss are used to protect CGA against losses. Overcollateralization or third-party protections may not, however, be required in transactions in which CGA is insuring the obligations of certain highly rated issuers that typically are regulated or have implied or explicit government support, or sovereign credits.


     During CGA's start-up phase, each obligation is reviewed by DCR prior to the issuance of insurance by CGA. Management believes that this independent deal-by-deal review performed by DCR further strengthens CGA's underwriting process.

INVESTMENT PORTFOLIO


     CGA invests its capital, premiums received from its insurance business, and earnings thereon in an investment portfolio. This investment portfolio is CGA's primary source of claims-paying ability. CGA manages its investment portfolio with the objectives of protecting its claims-paying ability rating, maintaining a high level of liquidity, making investments predominantly in U.S. dollar denominated securities which generate non-U.S. source income, and within these constraints, obtaining superior long-term total returns.

     The investment guidelines of CGA are consistent with these objectives. Investments are made predominantly in U.S. dollar denominated foreign (non-U.S.) securities and, in certain non-U.S. dollar denominated foreign (non-U.S.) securities with U.S. dollar currency hedge protection. No investment is allowed if such investment would generate U.S. source income to CGA. The minimum rating level for an investment is at least "AA*". Investments falling below the minimum quality level are required to be disposed of at the earliest opportunity that such disposition will not adversely affect the investment portfolio. CGA's policy is to invest only in investments which are readily marketable with no legal or contractual restrictions on resale.

     All of CGA's investments must comply with investment guidelines promulgated by the Investment Committee of the Board of Directors of the Company, which guidelines have been adopted by CGA's Board of Directors. Such guidelines are further designed to ensure compliance with applicable legal and regulatory requirements. Bermuda law currently does not impose restrictions on the investments of CGA except to the extent investments affect compliance with the liquidity or capital and surplus requirements under Bermuda law. See "Regulation and Monitoring--Bermuda Insurance Regulations."

     The investment managers (the "Investment Managers") for CGA are J.P. Morgan Investment Management, Inc. and Alliance Capital Management Corporation. Subject to the investment guidelines determined by the Investment Committee, the Investment Managers have discretion to, among other things, buy, sell, retain, or exchange investments of any nature. The Investment Managers have entered into investment management agreements with CGA, which are subject to termination by either party upon 30 days' written notice. The maximum annual fees charged by the Investment Managers in the aggregate are based on the market value of the assets under management at the following rates: .30 of 1% per annum on the first $75 million, .25 of 1% per annum on the next $75 million and .20 of 1% per annum on the excess over $150 million.


OVERVIEW OF THE SUBSIDIARIES

     The Subsidiaries have been structured by Management to effectively and efficiently operate within the marketplace. CGA focuses on the Company's primary business of issuing financial guaranty insurance policies, while CGAIM provides services of investment and collateral management and financial advisory services including transaction structuring.

     The main office address of the Company and CGA is Craig Appin House, 8 Wesley Street, Hamilton HM 11 Bermuda. The main office address of CGAIM is 17 State Street, New York, New York 10004.

COMMERCIAL GUARANTY ASSURANCE, LTD.

  GENERATION OF CREDIT ENHANCEMENT BUSINESS

     CGA's guaranty business is generated from investment bankers, holders of securities eligible for credit enhancement and issuers, with advice from unaffiliated non-U.S. brokers and consultants, on a direct placement basis. CGA responds to submissions by applicants, submitted through unaffiliated non-U.S. insurance brokers.

     These insurance brokers are engaged by their clients to obtain financial guaranty insurance products. If a client would like to procure insurance from CGA the insurance broker advises its client with respect to how to obtain such insurance including providing advice with respect to completing the requisite due diligence required by CGA's application, as well as participating in negotiating the terms of the policy. All negotiations with, and issuances of policies by, CGA take place in Bermuda and other locations outside of the United States.

  CLAIMS


     Even though all risks insured by CGA are underwritten to a "zero loss" standard, CGA is prepared to deal with claims if any should materialize. CGA's actions in respect of a potential claim would include the review and investigation of loss reports, creation and maintenance of claim files, establishment of proper reserves and payment of claims. CGA would monitor the progress and ultimate outcome of claims to ensure that subrogation, salvage and other cost recovery opportunities are fully explored. CGA may become actively involved in the financial restructuring of a transaction if Management concludes that losses would be minimized by so doing. When and as appropriate, CGA may supplement its in-house capabilities in this regard with services available from other sources.

  RESERVES


     CGA maintains a general loss reserve for all risks insured. A general loss reserve is an estimate of potential losses and loss adjustment expenses. To determine the general loss reserve, Management reviews historical default rates and loss severity on securities with ratings similar to the securities insured by CGA. Expected losses on insured obligations are the product of the probability of default and the loss severity on each obligation insured. Case basis reserves will be established for insured risks at such time as the likelihood of a future loss is probable or determinable.

     Reserves are estimates of potential claims at a given time, based on facts and circumstances then known to the insurer. It is possible that the ultimate liability may exceed or be less than such estimates. CGA reviews its estimates on an ongoing basis and, as experience develops and new information becomes known, CGA will adjust the reserves as necessary.


  CONTINGENCY RESERVE

     As a Bermuda based Class 3 insurer (as defined herein), CGA is generally not required to establish contingency reserves. If CGA assumes reinsurance from a U.S. domiciled financial guaranty insurer, then CGA is required to maintain contingency reserves, which are maintained as part of CGA's general reserves. See "Regulation."

  REINSURANCE


     On a case by case basis, CGA may arrange reinsurance with high quality and financially strong reinsurers. To the extent CGA utilizes reinsurance, CGA has given Capital Reinsurance Company ("Cap Re"), a financial guarantor rated "AAA" for claims paying ability by Standard & Poor's Corporation ("S&P") and Moody's Investor Service, Inc. ("Moody's") (the highest rating available from such rating agencies), a right of first offer to provide such reinsurance.

     CGA has entered into an excess of loss reinsurance facility agreement dated as of June 12, 1997 with KRE Reinsurance Ltd. (the "Reinsurer"), an affiliate of Cap Re rated "AA" by S&P. The agreement provides for a $20 million limit of liability during the nine year term of the Agreement, with no reinstatement of the limit in the event of loss payments. The Agreement covers all policies and guarantees written and reinsurance assumed by CGA from its inception.


  ADMINISTRATIVE SERVICES


     Certain administrative and insurance management services are provided to CGA by Marsh & McLennan Management Services (Bermuda) Limited (the "Principal Representative") pursuant to a service agreement. In exchange for a fee, the services required to be provided by the Principal Representative under such agreement, if so instructed by CGA, include policyholder services, claims processing, consulting, assistance with regulatory compliance, and other administrative and systems support services. The service agreement is renewable annually with cancellation by either party upon 90 days' notice.


CGA INVESTMENT MANAGEMENT, INC.


     CGAIM provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. CGAIM's advisory team currently includes more than twenty experienced professionals in the areas of asset backed and structured finance, real estate finance and risk management. For more detailed information regarding the senior management of CGAIM, see "Management--Biographical Information."


  INITIAL CLIENTS


     CGAIM's initial clients are St. George Holdings and its subsidiaries and Cobalt Holdings and its subsidiaries, none of which are affiliates of the Company (see below under "--St. George and Cobalt"). Investment management services provided by CGAIM to St. George and Cobalt include advice regarding the purchase and sale of assets, in particular CMBS and ABS, treasury advice, including funding and market risk management, and certain reporting and accounting functions. CGAIM is currently marketing its services to other investment companies and major institutional investors.


  INVESTMENT ADVISOR/COLLATERAL MANAGEMENT SERVICES


     CGAIM acts as investment manager and/or collateral manager to St. George and Cobalt and is seeking to act for other third party sponsored investment vehicles. CGAIM's duties include some or all of the following:

          (i) Identifying assets on behalf of its clients, including (1) analyzing credit, legal and market/optionability (i.e. interest rate, currency, prepayment) risks and (2) negotiating the price, covenants, rights, remedies and all documentation relating thereto.

          (ii) Identifying swaps, financial hedges and other derivative contracts on behalf of the client in order to manage the portfolio within prudent market risk limits.

          (iii) Negotiating financing arrangements on behalf of its clients.

          (iv) Preparing valuations, reports and other documents as may be required from time to time by the clients and others in order to determine compliance with the clients' policies and procedures.

          (v) Analyzing the performance of assets including recommending the sales of investments when appropriate.

     Initial and ongoing credit reviews are performed by CGAIM on (1) the assets which CGAIM recommends for purchase to its investment management clients and (2) the counterparties with which CGAIM negotiates financial hedges or derivative contracts on behalf of its clients.

     Market risk management (i.e., interest rate and currency risk) and operations are performed using systems which integrate front, middle and back office applications with live feeds from market information services. Policies and procedures are developed to ensure that CGAIM manages its clients' assets pursuant to agreed upon guidelines and limits.

  FINANCIAL ADVISORY SERVICES

     CGAIM works as a financial advisor for its clients, which include financial asset issuers and investment banks, in evaluating structured finance alternatives, including the use of credit enhanced and unenhanced financing structures. CGAIM charges advisory fees to its clients for its services. CGAIM's services as financial advisor include either or both of the following:

          (i) providing assistance in evaluating, structuring and documenting structured finance transactions (which could include the purchase of CGA credit enhancement); and

          (ii) providing assistance in organizing and performing due diligence relating to financial assets and structured transactions.

  REGULATORY STATUS

     CGAIM is a registered investment advisor under the United States Investment Advisers Act of 1940, as amended, which requires registration of all non-exempt advisors to conform their conduct to statutory norms. The Act, among other things, addresses fee arrangements between advisors and clients, prohibits fraudulent practices, precludes assignment of an investment advisory contract without the client's consent, requires advisors to maintain books and records consistent with rules that may be promulgated by the Securities and Exchange Commission, and authorizes the Commission to inspect such books and records.

  ST. GEORGE AND COBALT

     St. George Holdings, Ltd. was incorporated in the Cayman Islands as a limited liability corporation, for the purpose of forming subsidiaries which will invest in a wide range of assets, including CMBS, mortgage-backed securities ("MBS"), ABS and corporate securities. Cobalt Holdings, LLC was organized as a Delaware limited liability company for the purpose of forming subsidiaries which will invest in certain types of securities, primarily preferred stock issued by real estate investment trusts, certain classes of asset backed securities backed by portfolios of credit card receivables and certain other fixed income securities. St. George and Cobalt intend to fund their respective investment portfolios through lending facilities provided by banks, loans provided by commercial paper conduit vehicles, the direct issuance of securities in the capital markets, and through synthetic purchase arrangements such as total rate of return swaps, default swaps and repurchase agreements. CGAIM will act as asset manager for each such subsidiary. CGA has issued insurance policies which guarantee the payment obligations of St. George and Cobalt under their respective financing arrangements. Such policies generally insure the prompt payment of interest when due, and principal on maturity, of the respective security. It is expected that the payment obligations of any other subsidiaries of St. George Holdings and Cobalt Holdings under their respective financing arrangements will similarly be guaranteed by CGA.

                   FINANCIAL GUARANTY BOND INSURANCE INDUSTRY

BACKGROUND

     The financial guaranty bond insurance industry consists principally of nine firms whose major focus is guaranteeing municipal financial obligations and asset-backed securities. CGA will operate as a financial guarantor, but will have as its primary focus the guaranteeing of securities relating to commercial real estate transactions as well as asset-backed securities.


     The inception of the financial guaranty industry was in 1971 when AMBAC Indemnity Corporation ("AMBAC") insured its first municipal bond. Since 1971, a number of financial guarantors have been created to provide credit enhancement for municipal, asset-backed and commercial real estate related securities. The AAA-rated bond insurers which make up the industry include eight U.S. based companies that are members of the Association of Financial Guaranty Insurers and consist of four primary insurers and three reinsurors:


               INSURERS                                 REINSURORS
               --------                                 ----------

o  AMBAC Indemnity Corporation                  o   Capital Reinsurance Company
o  Financial Guaranty Insurance Company         o   Enhance Reinsurance Company
  ("FGIC")                                          ("Enhance")
o  Financial Security Assurance Inc.            o   Axa Re Finance ("Axa Re")
   ("FSA")
o  Municipal Bond Investor Assurance
   Corporation ("MBIA")

     The claims paying ability of all U.S. financial guarantors is rated AAA by two or more of the nationally recognized statistical rating organizations ("NRSROs" or "Rating Agencies"). The four Rating Agencies currently rating financial guarantors are:

          o    Duff and Phelps Credit Rating Company

          o    Fitch Investors Service, Inc.

          o    Moody's Investors Service, Inc.

          o    Standard & Poor's Corporation

     Moody's and S&P rate all eight financial guarantors. Fitch Investors Service, Inc. rates AMBAC, FGIC, FSA, MBIA and Axa Re and DCR rates Enhance. A claims paying rating is an opinion of a rating agency as to the financial capacity of an insurance company to meet the obligations set forth in its insurance policies. The rating is not specific to any individual policy but is applicable to all policies of the insurance company.

     Given the fundamental importance of AAA ratings, NRSROs play a critical role in the financial guaranty industry. The Company believes that a financial guarantor would do whatever possible to prevent a downgrading by a NRSRO because the loss of a AAA rating, and the resulting widening of a financial guarantor's trading level, would make it impossible for a financial guarantor to compete effectively in the highly competitive municipal bond or asset-backed insurance market.

     A financial guaranty insurance policy is used in the capital markets as a credit enhancement instrument to guaranty to the holder of a previously uninsured security payment of principal and interest in accordance with the original debt service schedule of the security. In the event that the issuer of the security defaults on its payment obligations, the financial guarantor makes the scheduled payments. In such an instance, the insurer generally has the option, but not the obligation, to repay the security on an accelerated basis. The financial guaranty insurance policy is unconditional, irrevocable and noncancellable.

     Because the credit rating of all U.S. financial guarantors is AAA, securities guaranteed by them are rated AAA. The fundamental business proposition of all guarantors is to elevate to a AAA level securities which would otherwise have a lower rating. Although all securities guaranteed by the financial guarantors are rated AAA, insured bonds tend to trade at levels that approximate uninsured AA bonds.

     Generally, the issuer of a security arranges to purchase a financial guaranty policy at the time a security is issued. Financial guarantors also offer investors and secondary market traders the opportunity to purchase credit enhancement for previously issued securities. Although premiums are frequently measured as a component of the yield of the security, financial guaranty policy premiums are generally non-refundable and payable in full on the date the policy is written. However, premiums for asset-backed securities may be paid over the life of the securities.

     An issuer purchases a financial guaranty policy to reduce its borrowing cost. Accordingly, the purchase of such credit enhancement will be economically justified only if the yield of an uninsured security exceeds the sum of (i) the annual premium charged to upgrade the security to AAA, plus (ii) the yield on the same security when enhanced to a AAA level. Therefore, the ability of a financial guarantor to sell its credit enhancement is a function both of the credit spreads available in a market (the difference, for example, in the yield of a general obligation bond rated AAA without insurance and the yield of a similar general obligation bond rated BBB) and the trading level achieved as a result of the AAA guaranty policy.

BOND INSURERS' ELEMENTS OF PROFITABILITY

     The income of financial guarantors has two primary components--underwriting income and investment income. Underwriting income is the recognition of insurance premiums over the term of the risk insured. Although loss history with respect to insured risks is favorable for the industry, losses are generally regarded as the most unpredictable variable in forecasting underwriting income and the long-term profitability of a financial guaranty company. Investment income has two components--ordinary income and capital gains. Under the NRSRO "stress test," an analysis designed to assess capital adequacy of the financial guarantor, lower rated investments are assumed to experience significantly greater defaults. Therefore, because of NRSRO increased capital requirements to offset these assumed investment losses, the financial guarantors are financially motivated to maintain highly rated fixed-income investment portfolios.

     Another important factor for the domestic financial guaranty industry is financial leverage, most frequently expressed as net insurance in-force (i.e., insured principal and interest payments net of reinsurance) divided by statutory capital. At June 30, 1997, $1,013 billion of net insurance in-force was supported by $6.87 billion of statutory capital, an industry-wide leverage ratio of 147.4x. (Source: Fitch Investors Service, L.P., report dated November 11,
1997).

     Financial leverage is effectively capped for each insurer by the NRSRO. This limit is derived from the NRSRO stress tests for each insurer. Maximum permitted leverage is unique to each financial guarantor, because the important factors that are used in a stress test model (i.e., credit quality mix of insurance in-force, type of issuer, largest single risk, etc.) are specific to each insurer. When an insurer's leverage ratio increases to a level that the insurer's AAA rating comes under pressure, the insurer can reduce its leverage ratio by raising capital, curtailing the volume of new business written, or seeking reinsurance.

INDUSTRY TRENDS


     The financial guarantors first began to credit enhance non-municipal securities in 1985 when FSA entered the market with a strategy to guaranty structured finance issues. Today, the three largest insurers, MBIA, AMBAC and FGIC, all insure non-municipal securities.


     The non-municipal business of the financial guarantors generally involves the credit enhancement of either MBS or ABS. During the late 1980's and early 1990's, two of the major guarantors insured commercial real estate securities. Both firms exited this business in 1992 when one guarantor experienced losses.

     The volume of non-municipal insured par has grown rapidly in recent years, from $20.5 billion and $27.3 billion in 1993 and 1994, respectively, to $47.2 billion and $76.5 billion in 1995 and 1996, respectively. (Source: Fitch Investors Service, L.P., reports dated November 11, 1997 and May 6, 1996). Insured MBS are pools of residential first and second mortgage loans. The ABS market segment is far more diverse. Major ABS asset categories guaranteed include pools of credit card receivables, automobile loans, trade receivables, equipment leases, student loans, home equity loans, and corporate loans. When enhancing ABS and MBS transactions, the financial guarantors structure transactions so that they do not expect to be in a position where the first loss on the securities results in a claim on the insurance. Protection against first loss may include overcollateralization, cash collateral, excess spread, reserve funds, bank letters of credit, corporate guaranties or senior/subordinate structures ("First Loss Protection"). Guaranteed ABS and MBS securities are typically structured to an investment grade level without regard to the insurance.

INTERNATIONAL EXPANSION

     Financial guaranty insurers increasingly are developing new products and services and entering new markets. Seeking new markets to grow their businesses, the financial guarantors began insuring securities in the international markets. About 6% of the Net Par Insured by the U.S. financial guaranty insurers in the first six months of 1997 was non-U.S. securities. (Source: Fitch Investors Service, L.P., report dated November 11, 1997).


     Recently, Asian Securitization & Infrastructure Assurance (Pte) Ltd. was established by CapMac, a financial guaranty insurer which has since been acquired by MBIA. It is the first financial guarantor organized exclusively to provide credit enhancement for securitized transactions and infrastructure debt issued in emerging Asian debt markets. Several financial guarantors have joint venture agreements with Japanese insurance companies. Additionally, most of the financial guarantors now have one or more offices in Europe.


                                   REGULATION

BERMUDA

  THE INSURANCE ACT 1978 AND RELATED REGULATIONS

     The Insurance Act 1978 of Bermuda, amendments thereto and related regulations (the "Act"), which regulates the business of CGA, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Act by the Minister of Finance (the "Minister"). The Minister, in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Act to determine whether the applicant is a fit and proper body to be engaged in insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the Minister may impose conditions relating to the writing of certain types of insurance. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the Minister may impose at any time.

     An Insurance Advisory Committee appointed by the Minister advises him on matters connected with the discharge of his functions, and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

     The Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework, as it applies to Class 3 insurers such as CGA, are set forth below.

  CLASSIFICATION OF INSURERS

     The Act provides for four classes of registration of insurers carrying on general business (as defined in the Act). CGA will be registered and licensed as a Class 3 insurer. Class 3 insurers are considered to be subject to a higher degree of regulation than Classes 1 and 2 insurers, which are primarily concerned with underwriting related or parent's risks. In addition, minimum capital and surplus for a Class 3 insurer is $1 million, whereas the minimum capital and surplus for Class 2 and Class 1 insurers is $250,000 and $120,000 respectively. There is also a Class 4 insurer classification which is used for property catastrophe reinsurance companies and companies involved in the excess liability business. By virtue of its class 3 license, CGA is authorized to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act.

  CANCELLATION OF INSURER'S REGISTRATION

     An insurer's registration may be canceled by the Minister on certain grounds specified in the Act, including failure of the insurer to comply with its obligations under the Act or if, in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

  INDEPENDENT APPROVED AUDITOR

     Every registered insurer must appoint an independent auditor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer, which are required to be filed annually with the

Registrar of Companies (the "Registrar"), who is the chief administrative officer under the Act. The auditor must be approved by the Minister as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.

  LOSS RESERVE SPECIALIST

     Each Class 3 insurer is required to submit an annual loss reserve opinion by the approved loss reserve specialist when filing its Statutory Financial Statements and Statutory Financial Return. The loss reserve specialist, who will normally be a qualified property/casualty actuary, must be approved by the Minister. CGA has received an exemption from having to appoint a loss reserve specialist and to file the annual loss reserve opinion on the condition that CGA maintains its claims-paying ability rating of not less than AAA by DCR.

  STATUTORY FINANCIAL STATEMENTS

     An insurer must prepare annual Statutory Financial Statements. The Act prescribes rules for the preparation and substance of such Statutory Financial Statements (which include, in statutory form, a balance sheet, an income statement, and a statement of capital and surplus, and detailed notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The Statutory Financial Statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under The Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with U.S. GAAP. CGA, within a specified time, must file its Statutory Financial Statements with the Registrar. The Statutory Financial Statements must be maintained at the principal office of the insurer for a period of five years.

  MINIMUM SOLVENCY MARGIN

     The Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies with the class of the insurer and the insurer's net premiums written and loss reserve level.

  MINIMUM LIQUIDITY RATIO

     The Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, mortgages secured by first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities.

  RESTRICTION ON DIVIDENDS

     The payment of dividends or other distributions by CGA is limited under Bermuda insurance regulations. In accordance therewith, CGA is prohibited from paying dividends or other distributions unless after such payment the amount by which its general business assets exceed its general business liabilities is the greater of the following amounts:

     (i)   $1,000,000; or

     (ii) the amount determined by applying the rate of 20% to net premiums written in the subject year up to $6,000,000 plus the rate of 15% applied to net premiums written in the subject year in excess of $6,000,000; or

     (iii) the amount determined by applying the rate of 15% to reserves for losses and loss adjustment expenses reflected in the balance sheet at the date of determination.

     CGA may declare and pay a dividend or make a distribution out of contributed surplus or other assets legally available for distribution provided that after the payment of such dividend or distribution CGA will continue to meet its minimum solvency margin and minimum liquidity ratio as detailed above. Further, in accordance with Bermuda insurance regulations, before reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, a Class 3 insurer such as CGA must apply to the Minister for his approval and is obliged to provide such information in connection therewith as the Minister may require.

     In addition, Board members' fiduciary obligations to creditors, policyholders and shareholders apply to their votes in respect of dividends, distributions and redemptions.

     The aforementioned restrictions on distributions by CGA to the Company will restrict the ability of the Company to use the proceeds of the Commitments to pay dividends to holders of the Company's securities, because all proceeds from the Commitments will be contributed by the Company to CGA.

     As an insurance holding company, the Company depends for the payment of cash dividends to stockholders in large part on dividends and other payments from its subsidiaries. In the case of CGA, such payments are restricted by the insurance laws of Bermuda, and insurance regulators have authority in certain circumstances to prohibit payments of dividends and other amounts by insurance subsidiaries that would otherwise be permitted without regulatory approval. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  ANNUAL FINANCIAL RETURN

     CGA is required to file with the Registrar its Statutory Financial Return no later than four months from its financial year end (unless specifically extended). The Statutory Financial Return includes, among other matters, a report of the approved independent auditor on the Statutory Financial Statements of the insurer; a declaration of the statutory ratios; and a solvency certificate. Where an insurer's accounts have been audited for any purpose other than compliance with the Act, a statement to the effect must be filed with the Statutory Financial Return.

  SUPERVISION, INVESTIGATION AND INTERVENTION

     The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister is satisfied that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer and others to produce documents or information relating to matters connected with the insurer's business.

     If it appears to the Minister that there is a significant risk of the insurer becoming insolvent, the Minister may direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets; and to limit its premium income. Further, in such circumstances, the Minister may direct that no dividends be paid.

     An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. The principal office of CGA is at Craig Appin House, 8 Wesley Street, Hamilton HM11 Bermuda and Marsh & McLennan Management Services (Bermuda) Limited is the principal representative of CGA, with an address at Victoria Hall, 11 Victoria Street, Hamilton HM11 Bermuda. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Minister is given of the intention to do so. It is the duty of the principal representative, within 30 days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that an "event" has occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of such an "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Minister relating to a solvency margin or a liquidity or other ratio.

  CERTAIN OTHER BERMUDA LAW MATTERS


     Although the Company and CGA are incorporated in Bermuda, each is classified as non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control, whose permission for the issue and transfer of shares of Series A Preferred Stock has been obtained. Pursuant to its non-resident status, the Company may hold any currency other than Bermuda dollars and convert that currency into any other currency (other than Bermuda dollars) without restriction.


     As "exempted" companies, the Company and CGA may not, without the express authorization of the Bermuda legislature or under a license granted by the Minister, participate in certain business transactions, including:

          (i) the acquisition or holding of land in Bermuda (except as required for its business and held by way of lease or tenancy agreement for a term not exceeding 21 years);

          (ii) the taking of mortgages on land in Bermuda in excess of $50,000;
     or

          (iii) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda.

     The Bermuda government actively encourages foreign investment in "exempted" entities like the Company that are based in Bermuda but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, the Company and CGA are not currently subject to taxes on their income or dividends or to any foreign exchange controls in Bermuda. In addition there currently is no capital gains tax in Bermuda.

     Prior to the Offering, this Prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.


     CONSENT UNDER THE EXCHANGE CONTROL ACT, 1972 (AND REGULATIONS THEREUNDER) HAS BEEN OBTAINED FROM THE BERMUDA MONETARY AUTHORITY FOR THE ISSUE AND TRANSFER OF THE SECURITIES BEING OFFERED PURSUANT HERETO. IN ADDITION, A COPY OF THIS DOCUMENT HAS BEEN DELIVERED TO THE REGISTRAR OF COMPANIES IN BERMUDA PURSUANT TO THE COMPANIES ACT 1981 OF BERMUDA.


     IN GIVING SUCH CONSENT AND IN ACCEPTING THIS PROSPECTUS FOR FILING, THE BERMUDA MONETARY AUTHORITY AND THE REGISTRAR OF COMPANIES IN BERMUDA, RESPECTIVELY, ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL, OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED HEREIN.


     The transfer of shares of Series A Preferred Stock between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares after the completion of the Offering to such persons may be effected without specific consent under the Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act of 1972.

     There are no limitations on the rights of persons regarded as non-resident of Bermuda for foreign exchange control purposes owning shares of Series A Preferred Stock to hold or vote their Common Shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of shares of Series A Preferred Stock, other than in respect of local Bermuda currency. In addition, because the Company has been designated as a non-resident for Bermuda exchange control purposes, it does not intend to maintain Bermuda dollar deposits and, accordingly, will not pay dividends on the shares of Series A Preferred Stock in Bermuda currency.

     In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. The Company will take no notice of any trust applicable to any of its shares of Series A Preferred Stock whether or not it had notice of such trust.


U.S. AND OTHER

     CGA will not be admitted to do business in any jurisdiction except Bermuda. The insurance laws of each state of the U.S. and of many foreign countries regulate the sale of insurance within their jurisdictions by alien insurers, such as CGA, which are not authorized or admitted to do business within each jurisdiction. With some exceptions, such sale of insurance within a jurisdiction where the insurer is not admitted to do business is prohibited. It is not intended for CGA to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of such activities would require that CGA be so authorized or admitted.

     It is intended that CGA will not write insurance in the U.S. It is intended for CGA to conduct its business so as not to be subject to the licensing requirements of insurance regulations in the U.S. or elsewhere (other than Bermuda). Many aspects of the activities of CGA are similar to those employed by other non-admitted insurers. The Company has developed operating guidelines, which include the acceptance of business through insurance brokers not resident in the U.S., to assist its personnel in conducting business in conformity with the laws of U.S. jurisdictions. The Company intends to follow these guidelines and expects that to the extent that these operating guidelines are followed, its activities will comply with applicable insurance laws and regulations. There can be no assurance, however, that insurance regulators in the U.S. or elsewhere will not review the activities of CGA and claim that CGA is subject to such jurisdiction's licensing requirements.

     Many states impose a premium tax (typically 2--4% of gross premiums) on U.S. insureds obtaining insurance from unlicensed foreign insurers, such as CGA, by direct placement. The premiums charged by CGA do not include any state premium tax. Each insured is responsible for determining whether it is subject to any such tax and for paying such tax as may be due.

     The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers by insureds who are U.S. persons with respect to risks located in the U.S. The rates of tax applicable to premiums paid to CGA are currently 4% for insurance premiums and 1% for reinsurance premiums.

     CGAIM has been registered under the United States Investment Advisers Act of 1940, as amended.

                                   MANAGEMENT

DIRECTORS AND OFFICERS OF THE COMPANY AND THE SUBSIDIARIES

     The table below sets forth the names, ages and titles of the persons who are the members of the board of directors of CGA Group and the executive officers of the Company and the Subsidiaries.

       NAME                      AGE                POSITION
       ----                      ---                --------

Richard A. Price ..............   51     Director, Chief Executive Officer and
                                           President, CGA Group
James R. Reinhart .............   41     Vice President and Chief Financial
                                           Officer, CGA Group and CGA
Geoffrey N. Kauffman ..........   39     Chief Underwriting Officer, CGA,
                                           President, CGA (effective June 30,
                                           1998)
Anthony R. Montemurno .........   53     President, CGA (until June 30, 1998)
Kem H. Blacker ................   42     Managing Director and Chief Operating
                                           Officer, CGAIM
Michael M. Miran ..............   44     Managing Director and General Counsel,
                                           CGAIM
Jean-Michel Wasterlain ........   40     Managing Director, CGAIM
Thomas S. Wickwire ............   33     Managing Director and Chief Investment
                                           Officer, CGAIM
Jay H. Shidler ................   52     Chairman of the Board of Directors
David M. Barse ................   36     Director
Robert L. Denton ..............   46     Director
Richard S. Frary ..............   50     Director
Eric A. Gritzmacher ...........   49     Director
Jerome F. Jurschak ............   50     Director
Donald Kramer .................   60     Director
Jeffrey P. Krasnoff ...........   43     Director
Michael J. Morrissey ..........   50     Director
Paul A. Rubin .................   35     Director
Richard G. Schoninger .........   39     Director
Jay S. Sugarman ...............   36     Director


     The Company's Board consists of thirteen members. The Board has been elected in accordance with the Company's Bye-laws and the Board will hold office until the first annual general meeting of the shareholders of the Company. Pursuant to the Company's Bye-laws, the Board of Directors of the Company has the following composition: the Chairman, the CEO Member, the Management Member and ten Members elected by the Eligible Investment Units Investors (as defined in the Bye-laws). The quorum necessary for the transaction of business at a meeting of the Board is a majority of the number of Directors constituting the Board.

     Pursuant to the Bye-laws, the Board has established four committees. The Compensation Committee is comprised of Eric A. Gritzmacher (as Chairman), Donald Kramer, Jerome F. Jurschak, Paul A. Rubin and Richard G. Schoninger. The Audit Committee will review the adequacy and effectiveness of the external auditors and the audit report and is composed of Jeffrey P. Krasnoff (as Chairman), Michael J. Morrissey, Richard S. Frary, Paul A. Rubin and David M. Barse. The Underwriting Committee is responsible for approving the credit underwriting guidelines for CGA and is composed of Jerome F. Jurschak (as Chairman), Donald Kramer, Jay H. Shidler, Jeffrey P. Krasnoff, Eric A. Gritzmacher, Richard G. Schoninger, and Jay S. Sugarman. The Investment Committee is responsible for recommending investment asset allocations, approving the investment guidelines which provide standards to ensure portfolio liquidity and safety, recommending to the Board investment managers and custodians for portfolio assets. The Investment Committee is composed of David M. Barse (as Chairman), Michael J. Morrissey, Robert L. Denton, Richard S. Frary and Jay S. Sugarman.

     Under certain circumstances, two additional members of the Board may be elected by the holders of the Series A Preferred Stock as a class. See "Description of Securities."

     The Company's Bye-Laws contain provisions for the election of alternate directors.

  BIOGRAPHICAL INFORMATION

     RICHARD A. PRICE--Director, Chief Executive Officer and President of the Company since July 5, 1996. Until July, 1996, Mr. Price was one of the top executives at FGIC, which he joined in 1985. Most recently, Mr. Price was President of FGIC Capital Markets Services, a wholly-owned subsidiary of General Electric Capital Corporation ("GE Capital"). The FGIC Capital Market Services companies provide various capital market services to municipalities and public finance bankers including investment advice, investment contracts and liquidity for tax-exempt variable rate debt issues. Mr. Price was responsible to GE Capital for forming these companies, marketing these products and services and establishing market, credit and operating risk controls. In 1988, Mr. Price led FGIC's entry into the structured finance markets, establishing FGIC's ABS, MBS and commercial real estate securitization activities. Recognized for his broad credit abilities, Mr. Price was a member of FGIC's three person Credit Policy Committee, along with FGIC's Chief Executive Officer and FGIC's Chief Credit Officer.

     Prior to FGIC, Mr. Price spent 11 years with Chemical Bank in a number of areas including Chemical's commercial real estate division where he was Vice President. He also spent several years at Bankers Trust with the responsibility of expanding Bankers' third party commercial paper dealer activities.

     Mr. Price received a bachelor's degree from Cornell University and a MBA from the Wharton School of Business.

     JAMES R. REINHART--Chief Financial Officer of the Company and CGA since January 1, 1997. Mr. Reinhart served as Chief Financial Officer and Executive Vice President of TriNet Corporate Realty Trust, Inc. since its inception in May 1993 and was instrumental in the initial public offering of TriNet and its subsequent follow-on equity and securitized debt offerings. Mr. Reinhart was previously Chief Financial Officer at Holman/Shidler Corporate Capital, TriNet's predecessor company and an affiliate company of The Shidler Group, which he joined in 1986. Prior to joining The Shidler Group, Mr. Reinhart was a Division Controller for Coldwell Banker Real Estate Group, a staff auditor at the accounting firm of McKeehan, Hallstein, Kendall & Warner and served as an officer in the U.S. Marine Corps.

     Mr. Reinhart is a CPA and received a bachelor's degree in accounting from Bryant College and a MBA from National University.


     GEOFFREY N. KAUFFMAN--Chief Underwriting Officer of CGA since January 1, 1997, and President of CGA effective June 30, 1998. Prior to joining CGA, Mr. Kauffman worked at AMBAC, where he was a First Vice President in the Structured Finance & International Department. Mr. Kauffman joined AMBAC's Structured Finance & International Department in March of 1995 to help the group build a presence in international structured finance, and joined the MBIA/AMBAC International joint venture upon its inception in the fourth quarter of 1995. When the joint venture opened its London office in April 1996, Mr. Kauffman transferred temporarily to London to launch the joint venture's structured finance effort in London. While at AMBAC, Mr. Kauffman was responsible for several firsts, including AMBAC's first transaction backed by perpetual notes, and AMBAC's first wrap of a guaranteed investment contract ("GIC").


     Prior to joining AMBAC, Mr. Kauffman was the Acting Director of the Asset Backed Securities Group at FGIC and a member of FGIC's European Strategy Team. Mr. Kauffman joined FGIC in 1989 to help establish their presence in the asset backed securities market. During his tenure with FGIC, Mr. Kauffman evaluated and structured asset backed securities in the consumer and corporate debt markets in the U.S., Europe and Japan. He was also responsible for new product development efforts in a variety of areas including trade receivables conduits, high-yield debt securitization and derivative products.

     Mr. Kauffman received a bachelor's degree from Vassar College and a MBA from Carnegie Mellon University.


     ANTHONY R. MONTEMURNO--President of CGA from January 1, 1997 until June 30, 1998. Mr. Montemurno has ceased to work for the Company or any of its subsidiaries, effective as of June 30, 1998. Effective as of such date, Mr. Kauffman has become President of CGA. Prior to joining CGA, Mr. Montemurno served in a number of positions at the Barclays Group and its investment banking division, Barclays de Zoete Wedd ("BZW"). Mr. Montemurno served as Managing Director at BZW managing its insurance industry activities from 1993 to 1997. While at BZW, he underwrote over $1.8 billion of bonds, notes and commercial paper puts for transactions guaranteed by CapMac, FGIC and FSA. From 1987 to 1993 Mr. Montemurno was Senior Vice President in the Financial Institutions Group of Barclays Bank where he formed, developed and managed its insurance industry arm, and in the World Corporate Group where he managed a team of professionals dealing with large, diverse corporate clients.

     From 1970 to 1987, Mr. Montemurno held various key positions at Bankers Trust Company. Mr. Montemurno was Vice President in the Securities Market Division and had several overseas assignments including the European Trade Finance Division based out of London and as General Manager of Bankers Trust GmbH in Frankfurt.

     Mr. Montemurno received a bachelor's degree in Political Science and International Relations from St. John's University.


     KEM H. BLACKER--Managing Director and Chief Operating Officer of CGAIM since January 1, 1997. For the twelve years prior to joining CGAIM, Mr. Blacker served in various key positions at FGIC. As Senior Product Manager at FGIC Capital Markets Services Group, Mr. Blacker invested in structured assets sourced in the Euromarkets for the municipal GIC business and organized off-balance sheet vehicles. From 1990 to 1993, he served as FGIC's Director of Marketing & Product Development in London, launching the firm's expansion into the Euromarkets.


     Prior to his time at FGIC, Mr. Blacker held Vice President positions with J.J. Lowry & Company and with E.F. Hutton in both its San Francisco and New York offices.

     Mr. Blacker received a bachelor's degree in economics from the University of California.


     MICHAEL M. MIRAN--Managing Director and General Counsel of CGAIM since June 30, 1997. Prior to joining CGAIM, Mr. Miran was Vice President and Senior Counsel at FGIC. Since joining FGIC in 1990, Mr. Miran was responsible for structuring, negotiating and documenting a wide range of commercial real estate, MBS and ABS transactions, including all of FGIC's international ABS transactions. More recently, Mr. Miran also served as FGIC's Chief Compliance Officer, with responsibility over regulatory and corporate compliance.


     Before joining FGIC, Mr. Miran was an attorney for seven years with Weil, Gotshal and Manges in New York, where his practice covered a broad range of commercial transactions, including mergers and acquisitions, secured financings, debt restructurings and workouts, and capital markets and securities transactions.

     Mr. Miran received a bachelor of arts degree from New York University, and a juris doctorate degree from Fordham University School of Law.


     JEAN-MICHEL ("MITCH") WASTERLAIN--Managing Director of CGAIM since June 1, 1997. He is responsible for the real estate group. Prior to joining CGAIM, Mr. Wasterlain was responsible for real estate lending and securitization at ING Barings. At ING, he created a commercial mortgage conduit which originated time sensitive and complex real estate loans, and participated in $700 million of commercial mortgage loan securitizations. Other responsibilities at ING included establishing and managing a $300 million commercial mortgage securities investment portfolio, and securing third party financing for ING's other real estate assets.


     Mr. Wasterlain also has previous experience in the financial guaranty business, at FGIC, and in investment banking, at Lehman Brothers. At FGIC, from 1990 to 1993, he was responsible for credit enhancing over $1 billion of commercial mortgage securities. At Lehman Brothers, from 1985 to 1990, he was involved in residential and commercial mortgage-backed securities, as well as providing investment banking coverage to financial institutions.

     Mr. Wasterlain received a bachelors degree in economics from Stanford University and a MBA from the Wharton Graduate School of Business.


     THOMAS S. WICKWIRE--Managing Director and Chief Investment Officer of CGAIM since August 18, 1997. Prior to joining CGAIM, Mr. Wickwire worked at Chase Securities where he was a Managing Director responsible for global distribution of structured securities (ABS, CMBS, MBS and CBOs). Before Chase, Mr. Wickwire worked at Union Bank of Switzerland in New York as Vice President, Global Financing and New Issues on the fixed income syndicate desk responsible for the underwriting and distribution of structured securities on a global basis. Prior to relocating to New York, Mr. Wickwire held a similar position with UBS in London.


     Before joining UBS, Mr. Wickwire was Senior Vice President, mortgage trader at Kidder Peabody Securities in London responsible for all structured products. Prior to Kidder Peabody Securities, Mr. Wickwire was a portfolio manager at Ocwen Financial managing a $3 billion mortgage and structured asset portfolio for Ocwen and an offshore hedge fund. Mr. Wickwire held similar portfolio management positions at Nomura Securities and Ryland Asset Management.

     Mr. Wickwire received a bachelor's degree in accounting and finance and an MS from Loyola College.

     JAY H. SHIDLER--Chairman of the Board of Directors of the Company since June 21, 1996. Mr.Shidler is the Founder and Managing Partner of The Shidler Group. Mr. Shidler is a founder of, and since June 1994, Chairman of, First Industrial Realty Trust, Inc. (NYSE: FR). Since October 1997, Mr. Shidler has served as Chairman of Corporate Office Properties Trust (NYSE: OSC).

     DAVID M. BARSE--Director of the Company since June 18, 1997. Mr. Barse is President, Chief Operating Officer and Director of Danielson Holding Corporation. Since July 1996, Mr. Barse has served as the President, Chief Operating Officer and as a Director of Danielson Holding Corporation, a holding company with financial services subsidiaries. Since June 1995, Mr. Barse has been the President of M.J. Whitman, Inc., a registered broker-dealer, and of M.J. Whitman Holding Corp. Since May 1998, he has served as President and Chief Operating Officer of Third Avenue Trust, an open-end management investment company, where he served as Vice-President and Chief Operating Officer from June 1995 until his election as President. From April 1995 until February 1998, Mr. Barse served as Vice-President and Chief Operating Officer of EQSF Advisors, Inc., Third Avenue's investment advisor, where he currently serves as President and Chief Operating Officer.

     ROBERT L. DENTON--Director of the Company since July 5, 1996. Since January 1995, Mr. Denton has served as a Managing Partner of The Shidler Group and resident principal in its New York office. Prior to his affiliation with The Shidler Group, Mr. Denton was employed as an investment banker at Providence Capital, Inc., which he co-founded, and as a management consultant for Booz, Allen & Hamilton, Inc.

     RICHARD S. FRARY--Director of the Company since June 18, 1997. Since 1990, Mr. Frary has worked in Investment Banking and Real Estate Investment at Tallwood Associates, which he co-founded and for which he serves as President. Mr. Frary is also a director of Washington Homes, Inc.

     ERIC A. GRITZMACHER--Director of the Company since June 18, 1997. Since 1987, Mr. Gritzmacher has served as Vice President, Investments for Pacific Life Insurance Company (formerly Pacific Mutual Life Insurance Company).

     JEROME F. JURSCHAK--Director of the Company since September 11, 1997. Mr. Jurschak is Executive Vice President and Chief Underwriting Officer for Capital Re Corporation.

     DONALD KRAMER--Director of the Company since June 18, 1997. Mr. Kramer is currently a Director and, since July 1996, Vice Chairman of ACE Limited and its affiliated companies ACE Insurance Company Limited, ACE US, ACE London Underwriting Limited, Methuen Underwriting Limited, ACE Europe Limited, Tempest Reinsurance Company Limited and Corporate Officers and Directors Assurance Ltd. Mr. Kramer serves as a director of National Benefit Life Insurance Company of New York City, a subsidiary of the Travelers Group, and of Rosgal Insurance Company, Moscow. Mr. Kramer is President and CEO of Tempest Reinsurance Company Limited, where he has served since 1993. From March until September 1993, he was President of the Kramer Capital Corporation.

     JEFFREY P. KRASNOFF--Director of the Company since June 18, 1997. Mr. Krasnoff became the President of LNR Property Corporation when it was formed in June, 1997 and he became a director in December 1997. From 1987 until June 1997, he was a Vice President of Lennar Corporation. From 1990 until he became the President of LNR, Mr. Krasnoff was involved almost entirely in Lennar's real estate investment and management division.

     MICHAEL J. MORRISSEY--Director of the Company since June 18, 1997. Mr. Morrissey has served as the Chairman and CEO of The Firemark Group for the past fifteen years. He also serves as a director of NewCap Re, ONYX, Health Care First, FinPac and Post Acute Care.

     PAUL A. RUBIN--Director of the Company since June 18, 1997. Since April 1995, Mr. Rubin has served as a partner of Olympus Partners. Prior to joining Olympus Partners in April 1995, Mr. Rubin worked at Summit Partners, a venture capital firm in Boston, where he was Vice President.


     RICHARD G. SCHONINGER--Director of the Company since June 18, 1997. Mr. Schoninger is managing director and head of Real Estate Investment Banking at Prudential Securities, a wholly owned subsidiary of Prudential Securities Group, Inc.

     JAY S. SUGARMAN--Director of the Company since June 18, 1997. Mr. Sugarman is currently President and since November 1997, Chief Executive Officer, of Starwood Financial Trust, a commercial mortgage REIT. Prior to his arrival in 1993 at Starwood Capital Group, a real estate fund, where he has served as Senior Managing Director, Mr. Sugarman managed a diversified, privately-owned, investment fund.


EXECUTIVE COMPENSATION

     The aggregate amount of compensation paid by the Company during the fiscal year ended December 31, 1997 to all officers as a group was $2.3 million. All of the compensation referred to above was paid pursuant to employment contracts which provided for certain base salaries and guaranteed bonuses for the first year of employment. The guaranteed bonuses were accrued for as of December 31, 1997 and paid to the officers in January, 1998. Incentive compensation in future years will generally be determined by the Compensation Committee of the Board of Directors and will vary depending upon individual and Company performance.

     The Company maintains a qualified retirement plan (401-K plan) for all its employees. The amounts contributed by the Company for the officers in the above group during the fiscal year ended December 31, 1997 was $38,000.

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services rendered during the fiscal year ended December 31, 1997 (the "Named Executive Officers").

                                      SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                           ANNUAL COMPENSATION                         COMPENSATION
     --------------------------------------------------------------------------------  ------------
             (a)                      (b)           (c)          (d)           (e)           (f)          (g)
                                                                         OTHER ANNUAL
                                                                         COMPENSATION                  ALL OTHER
          NAME AND                                SALARY        BONUS    (1), (2), (3)  LTIP PAYOUTS  COMPENSATION
     PRINCIPAL POSITION              YEAR           ($)          ($)           ($)           ($)          ($)
     ------------------              ----         -------      -------   -------------  ------------  ------------

Richard A. Price .................   1997         162,500      160,274      45,061            0            0
 Chief Executive Officer,
 President and Director, CGA
 Group, Ltd.

Geoffrey N. Kauffman .............   1997          94,792      175,000     239,090            0            0
 Chief Underwriting Officer,
 CGA


Anthony R. Montemurno (4) ........   1997         121,875      225,000     101,179            0            0
 President, CGA

Kem H. Blacker ...................   1997         121,875      200,000      73,745            0            0
 Chief Operating Officer,
 CGAIM

Jean-Michel Wasterlain ...........   1997          94,792      225,000     179,994            0            0
 Managing Director, CGAIM

----------

(1) Amounts include payments by the Company of $43,683, $50,244, $50,244 and $68,995 made to Messrs. Montemurno, Kauffman, Wasterlain and Blacker, respectively, for services rendered prior to June 17, 1997, pursuant to the Company's assumption of such individuals' employment agreements with CGA Funding, L.P.

(2) Amounts include payments by the Company of $115,000 and $125,000 made to Messrs. Kauffman and Wasterlain, respectively, as buyouts of their bonus arrangements with previous employers.

(3) Amounts include payments by the Company of housing allowances of $36,750, $48,246 and $63,000 made to Messrs. Price, Montemurno and Kauffman, respectively.


(4) Effective June 30, 1998, Mr. Montemurno is no longer an employee of the Company or any of its subsidiaries.

WARRANT GRANTS

     The following table summarizes warrants granted during the year ended December 31, 1997 to the Named Executive Officers.


                                WARRANT/SAR GRANTS IN LAST FISCAL YEAR


                                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATES OF
                                               INDIVIDUAL                              STOCK PRICE APPRECIATION
                                                 GRANTS                                   FOR WARRANT TERM(1)
     ------------------------------------------------------------------------------  -----------------------------
             (a)                      (b)         (c)           (d)          (e)           (f)          (g)
                                                 % OF
                                  NUMBER OF      TOTAL
                                  SECURITIES    WARRANTS     EXERCISE
                                  UNDERLYING   GRANTED TO     OR BASE
                                   WARRANTS   EMPLOYEES IN     PRICE     EXPIRATION
       NAME                        GRANTED    FISCAL YEAR      ($/SH)       DATE           5%($)       10%($)
     --------                     ----------  ------------   --------    ----------    ----------   ----------


Richard A. Price ................   629,035        42%         $5.00       6/16/07     $1,977,984   $5,012,599
Geoffrey N. Kauffman ............   154,959        10           5.00       6/16/07        487,264    1,234,824
Anthony R. Montemurno ...........    34,953         2           5.00       6/16/07        109,909      278,530
Kem H. Blacker ..................   209,212        14           5.00       6/16/07        657,862    1,667,150
Jean-Michel Wasterlain ..........   154,959        10           5.00       6/16/07        487,264    1,234,824

----------


(1) Amounts represent hypothetical gains that could be achieved for the respective warrants if exercised at the end of the warrant term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in value of the Company's Common Stock from the fair market value at the date of grant. Actual gains, if any, on warrant exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

AGGREGATED WARRANT EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END WARRANT VALUES

     The following table shows the number of shares covered by both exercisable and unexercisable warrants held by the Named Executive Officers as of the fiscal year ended on December 31, 1997, and the values for exercisable and unexercisable warrants. No warrants were exercised during such fiscal year by the Named Executive Officers.

                                                NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED                 VALUE OF UNEXERCISED
                                                      WARRANTS AT                      IN-THE-MONEY WARRANTS
                                                   DECEMBER 31, 1997                   DECEMBER 31, 1997(1)
                                              --------------------------            --------------------------
            NAME                              EXERCISABLE  UNEXERCISABLE            EXERCISABLE  UNEXERCISABLE
            ----                              -----------  -------------            -----------  -------------


Richard A. Price ...............................    0          629,035                   $0             $0
Geoffrey N. Kauffman ...........................    0          154,959                    0              0
Anthony R. Montemurno ..........................    0           34,953                    0              0
Kem H. Blacker .................................    0          209,212                    0              0
Jean-Michel Wasterlain .........................    0          154,959                    0              0



----------


(1) Warrants are in-the-money if the market value of the shares covered thereby is greater than the warrant exercise price. This calculation is based on the fair market value at December 31, 1997 of $5 per share of Common Stock, less the exercise price.


DIRECTOR COMPENSATION AND BENEFITS

     The Chairman and the Directors do not receive compensation in connection with their service as members of the Company's Board. All members of the Company's Board are reimbursed by the Company for transportation to all meetings of the Board or a committee thereof as well as all reasonable expenses in connection with such service.

DIRECTORS AND OFFICERS INSURANCE

     Management maintains insurance to insure against liabilities asserted against any director, officer, employee or agent of the Company arising out of the performance of such duties.

REMUNERATION AND EMPLOYEE AGREEMENTS

     The compensation program for the Company was developed using the services of Johnson Associates, New York based compensation consultants with experience in the financial guaranty industry.

  CASH COMPENSATION

     Salaries established for each position are set in reference to similar positions at other financial service companies, especially the financial guarantors. Bonus plans have been established at CGA and CGAIM. Payouts under these plans are based on Company and individual performance in addition to the performance of each of the two Subsidiaries. Performance measures include actual performance versus business plan, present value of premiums written and the contribution toward growth in the value of the Company. The bonus pool is set each year by the Board.

  LONG-TERM INCENTIVE PLANS

     The Company adopted a stock warrant plan (the "Stock Warrant Plan") to promote equity ownership of the Company by elected employees, Founders of the Company and Sponsoring Investors of the Company and its Subsidiaries, to increase their proprietary interest in the success of the Company and/or to encourage them to remain in the employ of the Company and the Subsidiaries. On June 17, 1997, 2,342,500 warrants were issued. Each warrant represents a right to purchase, on or prior to the tenth anniversary of the closing date, one share of Common Stock at an exercise price of $5.00 per share. The warrants issued to employees vest ratably over a four-year period. All warrants issued to the Founders and Sponsoring Investors pursuant to the Stock Warrant Plan vested immediately. In addition, the warrants contain certain adjustments for dilutive events and certain protections for reorganization, and consolidations or mergers.

     In addition to the Stock Warrant Plan, the Company may in the future establish other equity-based incentive programs for employees and directors as the Board deems advisable.

  EMPLOYEE BENEFITS

     The Company provides a standard employee benefits program. There are no additional benefits for executives in excess of the basic employee plan except for those executives residing in Bermuda, where certain customary relocation benefits and perquisites have been given.

  MANAGEMENT CONTRACTS


     As of January 1, 1997, the Company has entered into an employment agreement with Richard A. Price, as CEO and President of the Company, for a term of three years. The Company has entered into an employment agreement with James R. Reinhart, and CGA has entered into employment agreements with Anthony R. Montemurno and Geoffrey N. Kauffman, in each case for a term of two years. Mr. Montemurno has ceased to work for the Company or any of its subsidiaries effective as of June 30, 1998.


     CGAIM has entered into employment agreements with Kem H. Blacker, Thomas S. Wickwire and Michael M. Miran, in each case for a term of one year.

     Such contracts contain provisions relating to exclusivity of services, noncompetition and confidentiality. The Directors and Officers shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs and charges that they may incur or sustain by or by reason of any act done in or about execution of their duty. The Company has also purchased insurance for its business obligations.

BERMUDA-BASED EMPLOYEES


     Richard A. Price, James R. Reinhart and Geoffrey N. Kauffman are based in Bermuda. Since none of the key employees based in Bermuda are Bermudian, their employment in Bermuda is subject to the specific permission of the appropriate governmental authority. See "Risk Factors--Dependence on Key Employees and Non-Bermudian Employees."


CONFLICTS

     The Company's Board has adopted a resolution to the effect that future transactions between the Company or any of its Subsidiaries or affiliates and Jay Shidler, The Shidler Group or any affiliates of The Shidler Group, is restricted. Management believes that Mr. Shidler's real estate investments do not pose a conflict of interest with the business of the Company. However, to eliminate any appearance of a conflict, the Company, its Subsidiaries and its affiliates, have established a policy of not providing insurance guaranties or investment services to Mr. Shidler or his affiliates. In addition, Mr. Shidler does not receive any compensation while he serves as Chairman or otherwise as a director of the Company except reimbursements for travel expenses.

     Except for the reinsurance agreements entered into with Capital Reinsurance Company ("Cap Re") or its affiliates pursuant to Cap Re's right of first offer in this regard (see "Certain Transactions"), the Company does not, and does not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business with any of the Directors or any of the affiliates of such Person, unless such transaction or series of transactions are
(i) in the best interests of the Company as determined by the disinterested members of the Board and (ii) entered into on an arms-length basis.

     CGA may not insure risks of stockholders or their affiliates without bringing such proposed action to the attention of the Board. The decision whether CGA may insure such risks will be determined by a vote by the Board.


                              CERTAIN TRANSACTIONS

     CGA and Cap Re have entered into an agreement as of June 4, 1997 which grants Cap Re the right to make the first offer to provide reinsurance for all insurance contracts, including contracts of financial guaranty as reinsurance, issued by CGA ("Right of First Offer Agreement"). Cap Re's rights under the right to first offer agreement terminate on the earlier of (a) the date that Cap Re no longer owns 5% of the common stock of the Company or (b) a Qualified Public Offering (as defined in the CGA Group Bye-laws) by CGA Group.


     CGAIM has entered into asset management agreements with each of the existing subsidiaries of St. George. Pursuant to such agreements, CGAIM will perform advisory, asset management and related services for such companies. CGA has guaranteed the payment obligations of such subsidiaries of St. George under their financing arrangements, and is expected to guarantee the payment obligations of any other St. George investment subsidiaries which may be established in the future in respect of their financing obligations. See "CGA Investment Management, Inc.--St. George."


                              SELLING STOCKHOLDERS


      The Registration Statement has been filed pursuant to Rule 415 under the Securities Act to afford the holders of Series A Preferred Stock (the "Securities") listed in the table below the opportunity to sell such Securities in a public transaction. By virtue of their ownership of Investment Units of the Company, certain of the Selling Stockholders, as Eligible Investment Unit Investors (as defined in the Bye-laws), have elected designees to the Board of Directors of the Company. See "Management--Directors and Officers of the Company and the Subsidiaries" and "Security Ownership of Certain Beneficial Owners and Management." Share numbers and percentages listed below are as of June 30, 1998.


                                                    BENEFICIAL OWNERSHIP                  BENEFICIAL OWNERSHIP
                                                     ON THE DATE HEREOF                       AFTER SALE*
                                                    --------------------                  ---------------------
                                                                            NUMBER OF
                                                    NUMBER OF   PERCENT     SERIES A      NUMBER OF     PERCENT
                                                    SERIES A      OF         SHARES       SERIES A        OF
          NAME                                       SHARES      CLASS    TO BE OFFERED    SHARES        CLASS
          ----                                      ---------   -------   -------------   ---------     -------

Putnam Investments (10 funds)(1)(2) ..............   759,536      25.4      759,536           0            0
Oppenheimer (6 funds)(1)(3) ......................   575,407      19.2      575,407           0            0
Mutual Discovery Fund, (5) .......................   276,195       9.2      276,195           0            0
Mutual Qualified Fund (5).........................   276,195       9.2      276,195           0            0
Lennar Capital Services, Inc.(5) .................   368,257      12.3      368,257           0            0
ACE Limited(5) ...................................   230,162       7.7      230,162           0            0
Pacific Life Insurance Company
 (2 companies)(1)(4)(5) ..........................   230,162       7.7      230,162           0            0
Third Avenue Trust on behalf of the
 Third Avenue Value Fund Series(5) ...............   230,162       7.7      230,162           0            0
Capital Reinsurance Company(5)(6) ................    46,033       1.5       46,033           0            0

----------

* Assumes the sale of all shares of Series A Preferred Stock offered by the Registration Statement of which this Prospectus is a part. The Selling Stockholders may offer all or only some of such shares.

(1) These parties are investment managers with discretion for various funds under their control.

(2) The ten funds are: The Putnam Fiduciary Trust Company on behalf of Putnam High Yield Fixed Income Trust (DBT) and Putnam High Yield Managed Trust, Putnam Diversified Income Trust, Putnam Diversified Income Trust II, Putnam Funds Trust-Putnam High Yield Total Return Fund, Putnam High Yield Advantage Fund, Putnam High Yield Trust, Putnam Managed High Yield Trust, Putnam Variable Trust-Putnam VT Diversified Income Fund, Putnam Variable Trust-Putnam VT High Yield Fund.

(3) The six funds are: Oppenheimer Champion Income Fund, Oppenheimer High Yield Fund, Oppenheimer Multi-Sector Income Trust, Oppenheimer Strategic Income Fund, Oppenheimer Variable Account Funds for the account of Oppenheimer High Income Fund.

(4) The two companies are: Pacific Life Insurance Company and PM Group Life Insurance Company.

(5) Pursuant to the Company's Bye-Laws, each of these Selling Stockholders, by virtue of its ownership of Investment Units of the Company, shall have the right to appoint one Director of the Company so long as such Selling Stockholder together with its affiliates owns the lesser of (i) at least 5% of the shares of Common Stock then outstanding or (ii) the number of shares of Common Stock acquired by such Selling Stockholder pursuant to the Investment Unit Subscription Agreement. See "Management--Directors and Executive Officers of the Company and the Subsidiaries."


(6) CGA and Cap Re have entered into an agreement as of June 4, 1997 which grants Cap Re the right to make the first offer to provide reinsurance for all insurance contracts, including contracts of financial guaranty insurance or reinsurance, issued by CGA ("Right of First Offer Agreement"). Cap Re's rights under the right to first offer agreement terminate on the earlier of (a) the date that Cap Re no longer owns 5% of the common stock of the Company or (b) a Qualified Public Offering (as defined in the CGA Group Bye-laws) by CGA Group.


                              PLAN OF DISTRIBUTION


     The shares of Series A Preferred Stock ("Securities") offered hereby are being offered directly by the Selling Stockholders. The sale of the Securities may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, in each such case, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Securities to or through broker dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Such broker-dealer(s) may be affiliated with, be customers of, or engage in transactions with or perform services for one or more of the Selling Stockholders and/or the Company in the ordinary course of business. The Company will keep the Registration Statement of which this Prospectus is a part or a similar registration statement (the "Registration Statement") effective until the earliest to occur of (i) the date that all Securities registered pursuant to the Registration Statement have been disposed of in accordance with the plan of disposition indicated herein, (ii) the date that all Securities registered pursuant to the Registration Statement have become saleable pursuant to Rule 144 under the Securities Act, or (iii) three years from the date the Registration Statement is declared effective.


     At the time a particular offer of the Securities is made, to the extent required, a post-effective amendment will be distributed which will set forth the number of Securities being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Securities purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with certain state securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers to the extent required by such laws. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholder.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with Selling Stockholders in the distribution of Securities may be deemed to be "underwriters" as defined in the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such Selling Stockholders, brokers-dealers, agents or underwriters may be deemed underwriting compensation under the Securities Act. In addition, any of the Securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus.


     In addition, the Selling Stockholder and any others engaged in distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Securities by the Selling Stockholders.

     The Company agreed to register the Securities under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Securities.

     See "Selling Stockholders".


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth certain information regarding the ownership of the Company's securities of (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of any class of the Company's voting securities; (ii) each of the Company's directors; (iii) each of the Company's executive officers; and (iv) all directors and executive officers of the Company as a group. None of the directors or executive officers of the Company own beneficially any shares of the Company's Series A Preferred Stock or Series B Preferred Stock.

SERIES A PREFERRED STOCK (as of June 30, 1998).


                                                                              NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                         BENEFICIALLY OWNED     PERCENT OF CLASS
------------------------------------                                         ------------------     ----------------


Putnam Investments (10 funds)(1)(2)
  One Post Office Square, Boston, MA 02109 .................................       759,536                 25.4
Oppenheimer (6 funds)(1)(3)
  Two World Trade Center, 34th Floor, New York, NY 10048 ...................       575,407                 19.2
Lennar Capital Services, Inc.
  760 N.W. 107th Ave., Suite 300, Miami, FL 33172 ..........................       368,257                 12.3
Mutual Discovery Fund
  51 John F. Kennedy Parkway, Short Hills, NJ 07078 ........................       276,195                  9.2
Mutual Qualified Fund
  51 John F. Kennedy Parkway, Short Hills, NJ 07078 ........................       276,195                  9.2
ACE Limited
  Suite 653, 48 Par-La Ville Road, Hamilton, HM11, Bermuda .................       230,162                  7.7
Pacific Life Insurance Company (2 companies)(1)(4)
  700 Newport Center Drive, Newport Beach, CA 92660 ........................       230,162                  7.7
Third Avenue Trust on behalf of the
  Third Avenue Value Fund Series
  767 Third Ave., New York, NY 10017 .......................................       230,162                  7.7



----------

(1) These parties are investment managers with discretion for various funds under their control.

(2) The ten funds are: The Putnam Fiduciary Trust Company on behalf of Putman High Yield Fixed Income Trust (DBT) and Putnam High Yield Managed Trust, Putnam Diversified Income Trust, Putnam Diversified Income Trust II, Putnam Funds Trust-Putnam High Yield Total Return Fund, Putnam High Yield Advantage Fund, Putnam High Yield Trust, Putnam Managed High Yield Trust, Putnam Variable Trust-Putnam VT Diversified Income Fund, Putnam Variable Trust-Putnam VT High Yield Fund.

(3) The six funds are: Oppenheimer Champion Income Fund, Oppenheimer High Yield Fund, Oppenheimer Multi-Sector Income Trust, Oppenheimer Strategic Income Fund, Oppenheimer Variable Account Funds for the account of Oppenheimer High Income Fund.


(4) The two companies are: Pacific Life Insurance Company and PM Group Life Insurance Company.

SERIES B PREFERRED STOCK (as of June 30, 1998; share amounts do not include accrued pay-in-kind (PIK) dividends)


                                                                           NUMBER OF SHARES
                                                                             BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                             OWNED          PERCENT OF CLASS
------------------------------------                                       ----------------     ----------------


Capital Reinsurance Company
  1325 Avenue of the Americas, New York, NY 10019 ..........................     200,000              12.5
Pacific Life Insurance Company
  700 Newport Center Drive, Newport Beach, CA 92660 ........................     200,000              12.5
Morgan Guaranty Trusts (2 trusts)(1)(2)
  522 Fifth Avenue, New York, NY 10036 .....................................     177,142              11.1
Third Avenue Trust
  767 Third Ave., New York, NY 10017 .......................................     171,429              10.7
Olympus Partners (2 funds)(1)(3)
  Metro Centre, One Station Place, Stamford, CT 06902 ......................     171,429              10.7
ACE Limited
  Suite 653, 48 Par-La Ville Road, Hamilton, HM11, Bermuda .................     171,429              10.7
Lennar CGA Holdings, Inc.
  760 N.W. 107th Ave., Suite 400, Miami, FL 33172 ..........................     137,142               8.6
The Equitable Life Assurance Society of the United States
  1290 Avenue of the Americas, New York, NY 10104 ..........................     114,286               7.1
CGA Firemark Venture Fund I, LLC
  67 Park Place, Morristown, NJ 07960 ......................................      85,714               5.4


----------

(1) These parties are investment managers with discretion for various funds under their control.

(2) The two trusts are: Morgan Guaranty Trust Company of New York as Trustee of the Multi-market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company of New York as Trustee of the Commingled Pension Trust Fund (Multi-market Special Investment Fund II) of Morgan Guaranty Trust Company of New York.

(3) The two funds are: Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P.


COMMON STOCK


                                                                           NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                                                  BENEFICIALLY OWNED    PERCENT OF CLASS
------------------------                                                  ------------------    ----------------


Pacific Life Insurance Company(1)
  700 Newport Center Drive, Newport Beach, CA 92660 .........................    999,264              11.0
Capital Reinsurance Company(2)
  1325 Avenue of the Americas, New York, NY 10019 ...........................    982,649              10.8
Morgan Guaranty Trust (2 trusts)(3)(4)
  522 Fifth Avenue, New York, NY 10036 ......................................    866,666               9.5
ACE Limited(5)
  Suite 653, 48 Par-La Ville Road, Hamilton, HM11, Bermuda ..................    859,479               9.4
Third Avenue Value Fund(6)
  767 Third Avenue, New York, NY 10017 ......................................    859,479               9.4
Olympus Partners (2 funds)(3)(7)
  Metro Centre, One Station Place, Stamford, CT 06902 .......................    838,710               9.2
Lennar CGA Holdings, Inc.(8)
  760 N.W. 107th Ave., Suite 400, Miami, FL 33172 ...........................    704,198               7.7
The Equitable Life Assurance Society of the United States
  1290 Avenue of the Americas, New York, NY 10104 ...........................    559,140               6.1


DIRECTORS AND EXECUTIVE OFFICERS

David M. Barse (9) ..........................................................         0                 0
Robert L. Denton (10) .......................................................   165,607               1.8
Richard S. Frary ............................................................         0                 0
Eric A. Gritzmacher (11) ....................................................         0                 0
Jerome F. Jurschak (12) .....................................................         0                 0
Donald Kramer (13) ..........................................................         0                 0
Jeffrey P. Krasnoff (14) ....................................................         0                 0
Michael J. Morissey (15) ....................................................         0                 0
Richard A. Price (16) .......................................................   386,157               4.1
Paul A. Rubin (17) ..........................................................         0                 0
Richard G. Schoninger (18) ..................................................         0                 0
Jay H. Shidler (19) .........................................................   937,913               9.9
Jay S. Sugarman (20) ........................................................         0                 0
Geoffrey N. Kauffman (21) ...................................................    71,111                 *
Anthony R. Montemurno (22) ..................................................    22,312                 *
Kem H. Blacker (23) .........................................................    68,969                 *
Jean-Michel Wasterlain (24) .................................................    59,990                 *

DIRECTORS AND OFFICERS AS A GROUP ........................................... 1,712,059              14.6

----------

*    Less than one percent.

(1) Includes 978,465 shares of Common Stock and warrants to purchase 20,769 shares of Common Stock.

(2) Includes 978,495 shares of Common Stock and warrants to purchase 4,154 shares of Common Stock.

(3) These parties are investment managers with discretion for various Funds under their control.


(4) The two trusts are: Morgan Guaranty Trust Company of New York as Trustee of the Multi-market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company of New York as Trustee of the Commingled Pension Trust Fund (Multi-market Special Investment Fund II) of Morgan Guaranty Trust Company of New York.

(5) Includes 838,710 shares of Common Stock and warrants to purchase 20,769 shares of Common Stock.

(6) Includes 838,710 shares of Common Stock and warrants to purchase 20,769 shares of Common Stock.


(7) The two funds are: Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P.


(8) Includes 670,967 shares of Common Stock and warrants to purchase 33,231 shares of Common Stock.


(9) Excludes 838,710 shares of Common Stock, warrants to purchase 20,769 shares of Common Stock, 230,162 shares of Series A Preferred Stock and 171,429 shares of Series B Preferred Stock held of record by Third Avenue Trust, for which Mr. Barse, a Director of the Company, serves as President and Chief Operating Officer. Mr. Barse disclaims beneficial ownership of such securities held by Third Avenue Trust.

(10) Includes 68,511 and 17,024 shares of Common Stock and warrants to purchase 64,135 and 15,937 shares of Common Stock held of record by Mr. Denton and Mr. Denton's wife, Doreen A. Denton, respectively.


(11) Excludes 978,495 shares of Common Stock, warrants to purchase 20,769 shares of Common Stock, 230,162 shares of Series A Preferred Stock and 200,000 shares of Series B Preferred Stock held of record by Pacific Life Insurance Company for which Mr. Gritzmacher, a Director of the Company, serves as Vice President, and its affiliates. Mr. Gritzmacher disclaims beneficial ownership of such securities held of record by such entities.

(12) Excludes 978,495 shares of Common Stock, warrants to purchase 4,154 shares of Common Stock, 46,033 shares of Series A Preferred Stock and 200,000 shares of Series B Preferred Stock held of record by Capital Reinsurance Company, for which Mr. Jurschak, a Director of the Company, is Executive Vice President and Chief Underwriting Officer. Mr. Jurschak disclaims beneficial ownership of such securities held of record by Capital Reinsurance Company.

(13) Excludes 838,710 shares of Common Stock, warrants to purchase 20,769 shares of Common Stock, 230,162 shares of Series A Preferred Stock and 171,429 shares of Series B Preferred Stock held of record by ACE Limited, for which Mr. Kramer, a Director of the Company, serves as director. Mr. Kramer disclaims beneficial ownership of such securities held of record by ACE Limited.

(14) Excludes 670,967 shares of Common Stock, warrants to purchase 33,231 shares of Common Stock and 137,142 shares of Series B Preferred Stock held of record by Lennar CGA Holdings Inc. and 368,257 shares of Series A Preferred Stock held of record by Lennar Capital Services, Inc. Mr. Krasnoff serves as President of LNR Property Corporation, an affiliate of Lennar CGA Holdings, Inc. and of Lennar Capital Services, Inc. Mr. Krasnoff disclaims beneficial ownership of such securities held of record by Lennar CGA Holdings, Inc.

(15) Excludes 419,354 shares of Common Stock and 85,714 shares of Series B Preferred Stock held of record by CGA Firemark Venture Fund I, LLC. Mr. Morrissey, a Director of the Company, serves as Chairman and Chief Executive Officer of the Firemark Group, an affiliate of CGA Firemark Venture Fund I, LLC. Mr. Morrissey disclaims beneficial ownership of such securities held of record by CGA Firemark Venture Fund I, LLC.


(16) Includes 164,211 shares of Common Stock and warrants to purchase 221,946 shares of Common Stock.


(17) Excludes 838,710 shares of Common Stock and 171,429 shares of Series B Preferred Stock held of record by Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. Mr. Rubin, a Director of the Company, is a partner of Olympus Partners, an affiliate of these two funds. Mr. Rubin disclaims beneficial ownership of such securities held of record by such entities.

(18) Excludes 279,570 shares of Common Stock and 57,143 shares of Series B Preferred Stock held of record by Prudential Securities Group, Inc., for which Mr. Schoninger, a Director of the Company, serves as managing director. Mr. Schoninger disclaims beneficial ownership of such securities held of record by Prudential Securities Group, Inc.


(19) Includes 7,720 shares of Common Stock and warrants to purchase 7,227 shares of Common Stock held of record by Shidler/CGA Corp., 3,741 shares of Common Stock and warrants to purchase 3,502 shares of Common Stock held of record by Shidler Equities Corp., and 529,869 shares of Common Stock and warrants to purchase 385,854 shares of Common Stock held by Shidler Equities, L.P.


(20) Excludes 279,570 shares of Common Stock and 57,143 shares of Series B Preferred Stock held of record by Starwood CGA, LLC. Mr. Sugarman, a Director of the Company, is President and Chief Executive Officer of Starwood Financial Trust, an affiliate of Starwood CGA, LLC. Mr. Sugarman disclaims beneficial ownership of such securities held of record by Starwood CGA, LLC.


(21) Includes 23,289 shares of Common Stock and warrants to purchase 47,823 shares of Common Stock.

(22) Includes 8,251 shares of Common Stock and warrants to purchase 14,061 shares of Common Stock.

(23) Includes 13,333 shares of Common Stock and warrants to purchase 55,636 shares of Common Stock.

(24) Includes 17,000 shares of Common Stock and warrants to purchase 42,990 shares of Common Stock.

                            DESCRIPTION OF SECURITIES

     CGA Group's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), 10,000,000 shares of Series A Preferred Stock, par value $.01 per share and 10,000,000 shares of Series B Preferred Stock, par value $.01 per share.

SERIES A PREFERRED STOCK


     A glossary of certain capitalized terms used but not defined in the following description of the Series A Preferred Stock is set forth beginning on page 60 of this Prospectus.


  GENERAL

     The Company has issued 2,892,660 shares of its Series A Preferred Stock, each share having a $.01 par value. As described below, the Series A Preferred Stock have a mandatory redemption period of ten years. The Company also has an optional redemption after June 17, 2002 as described more fully herein. See "--Optional Redemption." The Series A Preferred Stock ranks senior to all other classes of stock.

  DIVIDENDS

     Each share of Series A Preferred Stock is entitled to dividends (the "Series A Preferred Dividends") in an amount equal to 13.75% per annum (the "Dividend Rate") based on a $25 stated value (the "Series A Preferred Stated Value"). In addition, if any time after June 17, 2002, the Series A Preferred Stock is rated investment grade (a rating of BBB- or higher from DCR, or the then-equivalent rating in the event DCR changes its rating designations), the Dividend Rate will decrease by 200 basis points. The Series A Preferred Dividends will be fully cumulative, compound quarterly and accrue quarterly (based on the actual number of days elapsed over a year of 360 days) until redemption. Subject to Bermuda law, the payment of accrued Series A Preferred Dividends will be as, if and when such dividends are declared by the Company's Board of Directors. The Series A Preferred Dividends accrued prior to June 17, 2002 will be paid in kind, and the Series A Preferred Dividends accruing thereafter will be paid in cash at a rate of 11.75% per annum, and, to the extent such dividends accrue in excess of a rate of 11.75% per annum, such excess, if any, will be paid in cash to the extent the Company receives assurance from DCR that such cash payment will not adversely affect CGA's AAA rating; otherwise such excess will be paid in kind or in cash as determined by the Company. See "Risk Factors--Holding Company Structure."


     Pursuant to the terms of the Subscription Agreement, because this (i) Shelf Registration Statement was not declared effective on or prior to December 15, 1997, the annual dividend rate of the New Series A Preferred Stock has been increased by 50 basis points, which rate will be effective from that date forward until the earlier of (i) the effectiveness of the Shelf Registration Statement and (ii) June 17, 1999.


     If an Event of Non-Compliance (as defined under "--Events of Non-Compliance" below) occurs, the Dividend Rate shall be increased by 250 basis points so long as such Event of Non-Compliance is continuing.

  DIVIDEND PREFERENCE

     So long as any Series A Preferred Stock remains outstanding, no dividends (other than dividends payable in shares of stock ranking junior to the Series A Preferred Stock) may be declared or paid or set apart for payment on, nor may any distribution be made to, any class of stock of the Company ranking junior to or on parity with the Series A Preferred Stock.

  MANDATORY REDEMPTION

     The Company will be obligated to redeem the Series A Preferred Stock, in whole, on June 17, 2007 at a redemption price per share equal to 100% of the Series A Preferred Stated Value, together with accrued and unpaid Series A Preferred Dividends thereon, if any.

     After June 17, 1997, each holder of Series A Preferred Stock has the right to require the Company to redeem all of such holder's shares of Series A Preferred Stock upon the occurrence of a Change of Control (as defined in the Glossary below) of the Company at a redemption price equal to the sum of (i) 101% of the sum of (x) the Series A Preferred Stated Value and (y) accrued and unpaid non-cash dividends thereon (including as a result of the quarterly compounding) through the date of such redemption, and (ii) accrued and unpaid cash dividends thereon (including as a result of the quarterly compounding) through the date of such redemption.

  OPTIONAL REDEMPTION

     The Series A Preferred Stock is redeemable in cash at the election of the Company, in whole or in part from time to time, at any time on or after June 17, 2002 and upon ten days' prior written notice to the holders, at the redemption prices (expressed in percentages of the sum of (x) the Series A Preferred Stated Value, and (y) accrued and unpaid non-cash dividends thereon through the date of such redemption) set forth below plus any accrued and unpaidcash dividends.

              REDEMPTION DATE                        PERCENTAGES
              ---------------                        -----------
    June 17, 2002 to June 16, 2003 .................     111%
    June 17, 2003 to June 16, 2004 .................     108%
    June 17, 2004 to June 16, 2005 .................     106%
    June 17, 2005 to June 16, 2006 .................     104%
    June 17, 2006 to June 16, 2007 .................     102%

     The Company will be obligated to redeem the Series A Preferred Stock, in whole, on June 17, 2007 at a redemption price per share equal to 100% of the Series A Preferred Stated Value, together with accrued and unpaid Series A Preferred Dividends thereon, if any.

     Notwithstanding the foregoing, at any time prior to June 17, 2000 and upon ten days' prior written notice to the holders, up to 35% of the Series A Preferred Stock is redeemable in cash at the election of the Company with the proceeds of one or more public offerings of the Company's capital stock registered with the Commission, at any time or from time to time, at a redemption price equal to the sum of (i) 120% of the sum of (x) the Series A Preferred Stated Value and (y) accrued and unpaid non-cash dividends thereon (including as a result of the quarterly compounding) through the date of such redemption and (ii) accrued and unpaid cash dividends thereon (including as a result of the quarterly compounding) through the date of such redemption.

  LIQUIDATION PREFERENCE

     If the Company voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series A Preferred Stock will be entitled to receive, after all creditors of the Company have been paid, a liquidation preference per share equal to the Series A Preferred Stated Value, together with all accrued and unpaid Series A Preferred Dividends thereon (including as a result of the quarterly compounding) through the date of such liquidation, dissolution or winding up (the "Series A Preferred Liquidation Preference"), out of the assets of the Company before any distribution is made to the holders of any security ranking junior to or on parity with the Series A Preferred Stock.

  VOTING RIGHTS AND BOARD REPRESENTATION

     The holders of Series A Preferred Stock will be entitled to exercise seven votes per share, constituting an aggregate of 18.2 million votes (representing, as of June 17, 1997, approximately 41% of the total number of votes that the holders of the Company's voting capital stock may cast). Each additional issuance of Series A Preferred Stock in excess of 2,600,000 shares will proportionally dilute such per share voting rights attributable to the then-outstanding shares of Series A Preferred Stock for so long as such excess exists.

     The holders of the Series A Preferred Stock will not be entitled to elect any members of the Company's Board of Directors, except as provided in "--Penalties for Non-Compliance" below.

     The Company's Bye-laws limit the direct and indirect voting power of each U.S. person so that, unless an Event of Non-Compliance has occurred and is continuing, no U.S. person will own, directly or indirectly, stock that controls 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote.

  LIMITATION ON COMPANY INDEBTEDNESS AND PREFERRED STOCK

     The Company will not, directly or indirectly, Incur any Indebtedness or issue any Preferred Stock unless (i) no Event of Non-Compliance (and no event that, with notice, lapse of time or both, would be an Event of Non-Compliance) shall have occurred and be continuing at the time or would occur as a consequence of the Incurrence of such Indebtedness or issuance of such Preferred Stock and (ii) such Indebtedness or Preferred Stock constitutes Permitted Company Indebtedness And Preferred Stock. This covenant will not restrict the Company's ability to Incur (a) obligations under insurance, reinsurance or retrocession contracts or other arrangements by which a person guarantees financial or credit risks in each case entered into in the ordinary course of business and (b) obligations with respect to letters of credit or similar instruments or credit facilities for the purpose of securing insurance, reinsurance or retrocessional obligations entered into in the ordinary course of business, to the extent that such letters of credit or similar instruments or credit facilities are not drawn upon, or if and to the extent drawn upon, such drawing is reimbursed not later than the 30th business day following a demand for reimbursement ((a) and (b) together, "Insurance Obligations," it being understood that the obligations described in (b) shall no longer be deemed Insurance Obligations upon such 30th business day). This covenant also will not restrict the Company's ability to issue the Series B Preferred Stock pursuant to the Commitments or additional shares of Series B Preferred Stock as preferred in kind dividends.

  LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK

     The Company will not permit any of its Restricted Subsidiaries (as described under Restricted and Unrestricted Subsidiaries below) to Incur, directly or indirectly, any Indebtedness or to issue any Preferred Stock unless
(i) no Event of Non-Compliance (and no event that, with notice, lapse of time or both, would be an Event of Non-Compliance) shall have occurred and be continuing at the time or would occur as a consequence of the Incurrence of such Indebtedness or issuance of such Preferred Stock and (ii) such Indebtedness or Preferred Stock is Permitted Restricted Subsidiary Indebtedness And Preferred Stock. This covenant will not restrict any Restricted Subsidiary's ability to Incur, directly or indirectly, Insurance Obligations.

  LIMITATION ON RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment if, at the time of or after giving effect to the proposed Restricted Payment, (i) any Event of Non-Compliance (or any event that, with notice or lapse of time or both, would be an Event of Non-Compliance) shall have occurred or is continuing or
(ii) the aggregate amount expended or declared for all Restricted Payments after June 17, 1997 exceeds the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) beginning on June 17, 1997 and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment plus (B) 100% of the aggregate net cash proceeds received by the Company subsequent to June 17, 1997 from (without duplication) (1) capital contributions from stockholders (other than pursuant to the Commitments) and (2) the issuance or sale (other than to a Subsidiary) of capital stock (other than pursuant to the Commitments, including capital stock issued upon conversion of convertible debt and from the exercise of options, warrants or rights to purchase capital stock, but excluding Redeemable Stock.

     The foregoing limitations will not prevent (i) the Company from paying any dividend on its capital stock within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the preceding paragraph, (ii) the making of any dividend or redemption payments in respect of the Series A Preferred Stock and (iii) the making of Permitted Investments.

  LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause to exist or become effective or enter into any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends, make redemption payments, make any other distributions in respect of its capital stock or repay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company, (ii) to make loans or advances to the Company or any other Restricted Subsidiary of the Company, or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for:

          (a) any encumbrance or restriction pursuant to an agreement relating to an acquisition of assets or property, so long as the encumbrances or restrictions in any such agreement relate solely to the assets or propertyso acquired;

          (b) any encumbrance or restriction relating to any Restricted Subsidiary's Indebtedness in effect as of the date on which such Restricted Subsidiary was acquired by the Company or any other Restricted Subsidiary of the Company (other than Indebtedness Incurred by such Restricted Subsidiary in connection with or in anticipation of such acquisition);

          (c) any encumbrance (i) by direct lien on assets, through a trust or otherwise, to the extent such lien has not been foreclosed upon, or (ii) securing obligations to reimburse letters of credit and similar instruments, permitted by clause (b) of Limitations on Company Indebtedness and Preferred Stock above, in either case, securing insurance, reinsurance or retrocessional obligations entered into in the ordinary course of business;

          (d) any encumbrance under employee pension plans or employee health insurance plans (provided that any such pension or health benefits granted to employees are in compliance with clauses (i) through (iv) of Limitation on Transactions with Affiliates), workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith encumbrances Incurred in connection with bids, tenders or contracts, excluding contracts for the payment of Indebtedness, but including insurance and reinsurance contracts, or with or for the benefit of regulatory authorities, insureds or reinsureds, in each case Incurred in the ordinary course of business;

          (e) any encumbrance to secure public or statutory obligations (including under insurance regulations) or contested taxes and import duties, in each case Incurred in the ordinary course of business;

          (f) any encumbrance or restriction securing a refinancing of Indebtedness secured pursuant to an encumbrance or restriction referred to in the foregoing clauses so long as the encumbrances and restrictions securing such refinancing are no more restrictive and are with respect to no greater principal amount than the encumbrances and restrictions securing the Indebtedness being refinanced;

          (g) customary provisions restricting subletting or assignment of any lease of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; and

          (h) any encumbrance or restriction of Permitted Company Indebtedness And Preferred Stock or Permitted Restricted Subsidiary Indebtedness And Preferred Stock.

  LIMITATION ON SALES OF ASSETS AND CAPITAL STOCK

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Specified Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Specified Asset Sale at least equal to the Fair Market Value (as evidenced by a Certified Resolution of the Board of Directors of the Company) of the property sold or otherwise disposed of, (ii) at least 85% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, for such property consists of cash and cash equivalents and (iii) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds in the manner set forth in the next paragraph if permissible under applicable laws or regulations.

     Within 270 days after any Specified Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may at its option (a) reinvest up to an amount equal to the Net Cash Proceeds from such disposition in additional assets related to the Company's principal lines of business ("Replacement Assets") and/or (b) apply up to an amount equal to such Net Cash Proceeds to the reduction of the Indebtedness of the Company or of any Restricted Subsidiaries of the Company. Any Net Cash Proceeds from any Specified Asset Sale that are not used either to reinvest in Replacement Assets or repay Indebtedness of the Company or of the Company's Restricted Subsidiaries will constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $5 million, the Company shall make an offer to repurchase in exchange for a cash amount equal to the Excess Proceeds, on a pro rata basis from all holders of the Series A Preferred Stock, an aggregate number of shares of Series A Preferred Stock for which 100% of the Series A Preferred Stated Value, together with accrued and unpaid dividends thereon through the repurchase date, if any, equals the aggregate amount of Excess Proceeds. To the extent that any amount of Excess Proceeds remains after completion of such offer to repurchase, the Company or such Restricted Subsidiary shall use such remaining amount for general corporate purposes and the amount of Excess Proceeds shall be reset to zero.

  LIMITATION ON RELEASE OF COMMITMENTS

     The Company shall not amend, modify, fail to comply with, waive or fail to enforce any provision of, or assign (other than with respect to a Restricted Subsidiary which shall comply with this covenant), any of its rights or obligations in respect of the Commitments without the written consent of the holders of 90% of the issued and outstanding shares of Series A Preferred Stock.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES

     Except for reinsurance agreements entered into with Cap Re or its Affiliates pursuant to Cap Re's first offer right in this regard, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series or transactions, with or for the benefit of any Affiliate of the Company, unless (i) such transaction or series of transactions is in the best interest of the Company or such Restricted Subsidiary, (ii) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms-length transaction with an unrelated third party, (iii) with respect to a transaction or series of transactions involving aggregate payments or value in excess of $1 million (other than transactions in the ordinary course of business involving the insurance or reinsurance of risks, involving the brokering of insurance or reinsurance, or as otherwise contemplated in this Prospectus), the Company's Board of Directors (including a majority of the disinterested directors thereof) approves such transaction or series of transactions and in its good faith judgment believes that such transaction or series of transactions complies with clauses (i) and (ii) of this paragraph, as evidenced by a Certified Resolution, and (iv) with respect to a transaction or series of transactions involving aggregate payments or value in excess of $3 million (other than transactions in the ordinary course of business involving the insurance or reinsurance of risks, involving the brokering of insurance or reinsurance, or as otherwise contemplated in this Prospectus), the Company, in addition to complying with clause (iii) of this paragraph, obtains an opinion from an internationally recognized expert with experience in appraising the terms and conditions of the relevant type of transaction stating that the transaction is fair from a financial point of view to the Company or such Restricted Subsidiary. In addition, the Company will not and will not permit the Restricted Subsidiaries to enter into any transaction or series of transactions (other than the agreements with Capital Reinsurance Company or its Affiliates referred to above) with any Person who holds the right to designate any voting member of the Company's Board of Directors or any Affiliate of such a Person. unless such transaction or series of transactions is (i) in the best interests of the Company as determined by the disinterested members of the Board and (ii) entered into on an arms-length basis.

  MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Company will not, and will not permit any Restricted Subsidiary to, merge, amalgamate or consolidate with any other entity (other than a merger or amalgamation of a Restricted Subsidiary into the Company or a merger or amalgamation of a Restricted Subsidiary with another Restricted Subsidiary) or, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets unless (a) if the Company is a party to the transaction and is not the surviving entity, the entity formed by or surviving any such consolidation, amalgamation or merger or to which such sale, transfer or conveyance is made shall be a corporation organized and existing under the laws of Bermuda, the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes the terms and conditions of the Series A Preferred Stock Subscription Agreement; (b) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Event of Non-Compliance (and no event that, after notice or lapse of time, or both, would become an Event of Non-Compliance) shall have occurred and be continuing; and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred, or Preferred Stock issued or anticipated to be issued in connection with such transaction or series of transactions), the Company or the surviving entity, as the case may be, would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction or series of transactions giving rise to the need to calculate Consolidated Net Worth.

  RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Company's Restricted Subsidiaries are CGA and CGAIM. The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary, but excluding CGA and CGAIM) of the Company or any of its Restricted Subsidiaries as an "Unrestricted Subsidiary" if (i) both (a) such Subsidiary does not have any obligations which, if an event of default occurred thereunder, would result, with notice or lapse of time or both, in a cross-default on Indebtedness of any of the Company's Restricted Subsidiaries and (b) such Subsidiary has less than $1,000 of assets or (ii) such designation is effective immediately upon such Person becoming a Subsidiary of either the Company or any of its Restricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that is or becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary of the Company. At all times the Company or a Wholly Owned Restricted Subsidiary thereof shall own all of the capital stock (other than the directors' qualifying shares) of the Restricted Subsidiaries of the Company. Except as provided in this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Subject to the next succeeding paragraph, an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation in compliance with the next succeeding paragraph shall be made by the Company's Board of Directors pursuant to a Certified Resolution and shallbe effective as of the date specified in such Certified Resolution, which shall not be prior to the date of suchCertified Resolution.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis the Company would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company prior to the transaction giving rise to the need to make such calculation.

  EVENTS OF NON-COMPLIANCE

     Events of Non-Compliance with respect to the Series A Preferred Stock includes each one of the following:

          (i) failure by the Company to pay (a) prior to June 17, 2002 a quarterly dividend in the form of Series A Preferred Stock on each share of Series A Preferred Stock then outstanding and (b) from June 17, 2002, a quarterly cash dividend at the applicable Series A Preferred Dividend Rate (as defined in the By-laws) on each share of Series A Preferred Stock then outstanding, and, in the event that there are any undistributed dividends payable in the form of Series A Preferred Stock, on each such undistributed share of Series A Preferred Stock, provided that such failure shall not be an "Event of Non-Compliance" unless the unpaid cash amount is, in the aggregate, in excess of U.S. $5 million;

          (ii) failure by the Company to pay the redemption price and premium, if any, in respect of any of the shares of Series A Preferred Stock when due upon mandatory or optional redemption, required purchase or otherwise;

          (iii) failure by the Company or any Restricted Subsidiary of the Company to comply with any of the applicable restrictions and limitations and covenants and agreements described above (other than the obligations specified in clauses (i) and (ii) above) for a period of 60 days following notice of such failure from the holders of 25% or more of the outstanding aggregate Liquidation Value of the Series A Preferred Stock unless such compliance has been waived by the holders of a majority of the outstanding aggregate Liquidation Value of the Series A Preferred Stock;

          (iv) failure by the Company or any Restricted Subsidiary of the Company to pay any amounts in respect of Indebtedness or Preferred Stock when due within any applicable grace period or the acceleration of any such payment obligations and, in either case, the total amount of such unpaid or accelerated amount exceeds, individually or in the aggregate, $5 million;

          (v) any default (other than under clauses (i), (ii), (iii) and (iv)) in the performance of or compliance with any obligation, or any defined event of default, which is not cured or waived by all relevant parties within the applicable cure period (if any) and arises under the terms of contracts and instruments pursuant to which the Company or any Restricted Subsidiary of the Company has Incurred any Indebtedness or issued any Preferred Stock to any Person under which the amount unpaid, individually or in the aggregate, exceeds $5 million;

          (vi) the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any of its Restricted Subsidiaries in an uninsured aggregate amount in excess of $10 million and such judgment or order is (i) not discharged, waived, stayed or satisfied for a period of 45 consecutive days or (ii) the subject of an ongoing appeal and the Company is not obligated to pay such amount while such appeal is pending;

          (vii) if the Company or any Restricted Subsidiary shall make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors; apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, custodian, liquidator (or similar official) of the Company or any Restricted Subsidiary or of a substantial part of any of such corporation's assets, or authorize such application or consent; file a petition under Title 11 of the United States Code (or similar law of the United States or any other jurisdiction which relates to the liquidation or reorganization of companies or to the modification or alteration of the rights of creditors); or permit or suffer all or any substantial part of its property to be sequestered or attached by court order and such order shall remain undismissed for 60 days;

          (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary; or

          (ix) a downgrade of CGA's claims paying ability rating below a AA-rating by DCR (or the then equivalent rating by DCR in the event DCR changes its rating designations) for a period of 45 consecutive days.

  PENALTIES FOR NON-COMPLIANCE

     If any Event of Non-Compliance shall have occurred, then (if such Event of Non-Compliance by its nature can be cured, for so long as such Event of Non-Compliance remains uncured): (a) the size of the Board of Directors shall be increased by two members, and the holders of Series A Preferred Stock as a class shall be entitled to appoint at least two members of the Company's Board; (b) the dividend rate on the Series A Preferred Stock shall increase as described under "Dividends" above; and (c) no class of stock ranking junior to or on parity with Series A Preferred Stock may be redeemed.

  REPORTING

     So long as the Company is neither subject to Section 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Company will furnish to the holders of the Series A Preferred Stock, to prospective investors, and to securities analysts the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, prior to the effectiveness of a registration statement relating to the Series A Preferred Stock, the Company will furnish to the holders of the Series A Preferred Stock the quarterly and annual financial statements and related notes, an accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations and the information, documents and other reports in the format that would be required to be included in the Company's periodic reports filed with the Commission if the Company were required to file such reports with the Commission. The Company will furnish such information to the holders of the Series A Preferred Stock within 15 days after the date on which the Company would have been required to file such reports with the Commission. Following the effectiveness of this Registration Statement, the Company will furnish to the holders of the Series A Preferred Stock, within 15 days after it files them with the Commission, copies of the annual and quarterly reports and the information, documents and other reports that the Company is required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 and 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company shall continue to file with the Commission and provide the holders of the Series A Preferred Stock with the annual reports and the information, documents and other reports that are specified in Section 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information with respect to itself and its Subsidiaries to the holders of the Series A Preferred Stock as if the Company were subject to the reporting requirements of the
Section 13 and 15(d) of the Exchange Act.

  WAIVER AND AMENDMENT

     The consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock will be required with respect to waivers and amendments which do not affect the payment terms of the Series A Preferred Stock or the amount of Series A Preferred Stock holders who must consent to any amendment or the relative ranking of the Series A Preferred Stock. The latter waiver and amendments may be made only with the consent of the holders of 90% of the outstanding aggregate Liquidation Value of Series A Preferred Stock.

  WARRANTS

     In addition to Series A Preferred Stock, the purchaser of each of the 2,600,000 shares of Series A Preferred Stock issued on June 17, 1997 acquired for no additional consideration, one Warrant for each share of Series A Preferred Stock purchased. Each Warrant represents a right to purchase, on or prior to June 17, 2007, .1038462 shares of Common Stock at an exercise price of $.01 per share of Common Stock; for an aggregate total of 270,000 shares of Common Stock. The Warrants contain certain adjustments for dilutive events and certain protections for reorganizations, consolidations, or mergers.

SERIES B PREFERRED STOCK

  GENERAL

     Pursuant to an Investment Units Subscription Agreement, dated as of June 4, 1997 (the "Investment Units Subscription Agreement"), the Company issued 1,600,000 Investment Units. Each Investment Unit consists of 1 share of Series B Preferred Stock, 4.8925 shares of Common Stock and a Commitment to purchase 1.5 additional shares of Series B Preferred Stock. Accordingly, the Company issued 1,600,000 shares of its Series B Cumulative Voting Preference Shares, with a par value of $.01 per share. The Company also obtained commitments to purchase an additional 2,400,000 shares of Series B Preferred Stock, as described below under "Commitments." As described below, the Series B Preferred Stock is subject to mandatory redemption on June 17, 2012, or an earlier date upon the occurrence of certain events; provided, however, that so long as the Company is in default in respect of any obligation to redeem or pay dividends in respect of the Series A Preferred Stock, the Company shall not redeem any Series B Preferred Stock. The Series B Preferred Stock ranks junior to the Series A Preferred Stock and senior to the Common Stock.

  DIVIDENDS

     The Series B Preferred Stock is entitled to dividends (the "Series B Preferred Dividends") in an amount equal to 20% per annum based on a $25 stated value (the "Series B Preferred Stated Value"). The Series B Preferred Dividends are fully cumulative, compound quarterly and accrue quarterly (based on the actual number of days elapsed over a year of 360 days) until redemption. Subject to Bermuda law, the payment of accrued Series B Preferred Dividends is payable in cash or in kind as, if and when dividends are declared by the Board, provided that, so long as any Series A Preferred Stock is outstanding, no dividends other than dividends payable in shares of Series B Preferred Stock may be declared or paid or set apart for payment on the Series B Preferred Stock. See "Risk Factors--Holding Company Structure."

  DIVIDEND PREFERENCE

     Any obligation of the Company with regard to the Series B Preferred Dividends does not affect the payment by the Company of the Series A Preferred Dividends when such dividends become due. As long as any Series B Preferred Stock remains outstanding, no dividends (other than dividends payable in shares of stock ranking junior to the Series B Preferred Stock) may be declared as paid or set apart for payment on, nor may any distribution be made to, any class of stock that ranks junior to the Series B Preferred Stock.

  MANDATORY REDEMPTION

     The Company is obligated to redeem the Series B Preferred Stock, in whole, at a redemption price per share equal to 100% of the Series B Preferred Stated Value, together with accrued and unpaid dividends thereon (including as a result of quarterly compounding), if any, upon the earliest of June 17, 2012, a sale, merger or amalgamation of the Company and a Qualified Public Offering; provided, however, that so long as the Company is in default in respect of any obligation to redeem or pay dividends in respect of the Series A Preferred Stock, the Company shall not redeem any Series B Preferred Stock.

  REDEMPTION PREFERENCE

     If the Company defaults on any payment due upon the mandatory redemption of the Series B Preferred Stock and such default is not cured, (i) no class of stock ranking junior to the Series B Preferred Stock may be redeemed; (ii) no dividends (other than dividends payable in stock ranking junior to the Series B Preferred Stock) may be declared or paid or set apart for payment on, nor may any distribution be made, to, any class of stock ranking junior to the Series B Preferred Stock; and (iii) no dividends on shares ranking on parity with the Series B Preferred Stock may be paid or set apart for payment.

  LIQUIDATION PREFERENCE

     If the Company voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series B Preferred Stock will be entitled to receive, after all creditors of the Company have been paid and the Series A Preferred Liquidation Preference has been satisfied, a liquidation preference per share equal to the Series B Preferred Stated Value, plus all accrued and unpaid dividends thereon (including as a result of semi-annual compounding) to the date of such liquidation, dissolution or winding up (the "Series B Preferred Liquidation Preference"), out of the assets of the Company before any distribution is made to the holders of any stock of the Company ranking junior to the Series B Preferred Stock.

     In the event that the assets available for distribution to the holders of the Series B Preferred Stock and stock ranking on a parity with the Series B Preferred Stock are insufficient to pay the respective preferential amounts in full, such assets will be distributed ratably in proportion to the preferential amounts payable thereon.

  VOTING RIGHTS

     Except as otherwise provided in the Bye-laws of the Company and otherwise required by Bermuda law, the holders of the Series B Preferred Stock are entitled to exercise five votes per share on all matters presented to the Company's shareholders. The Bye-laws of the Company provide that the holders of the Series B Preferred Stock, as a class, are entitled to an aggregate 8,000,000 votes and that any additional issuance of Series B Preferred Stock in excess of 1,600,000 shares, including pursuant to the Commitments, will proportionately dilute the per share voting rights attributable to the then-outstanding shares of Series B Preferred Stock for so long as such excess exists.

  BOARD REPRESENTATION RIGHTS

     Prior to a Qualified Public Offering, the holders of Series B Preferred Stock will be entitled to elect at least eight directors to the Company's Board. Following a Qualified Public Offering, certain holders of Series B Preferred Stock may maintain special rights to designate members of the Board.

  REGISTRATION RIGHTS

     The holders of the Series B Preferred Stock do not have any separate demand or piggyback registration rights.

COMMON STOCK

  GENERAL

     Pursuant to the Investment Units Subscription Agreement, the Company has issued 9,100,000 shares of its Common Stock, each share having a $.01 par value, 7,827,957 to the Unit Investors and 1,272,043 to the Sponsoring Investors. The Common Stock is perpetual.

  DIVIDENDS

     The Common Stock is not entitled to dividends as long as any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding. Thereafter, the Common Stock is entitled to any net profits of the Company, when, as and if declared as dividends by the Board. See "Risk Factors--Holding Company Structure."

  LIQUIDATION

     If the Company voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Common Stock are entitled, after all creditors of the Company have been paid and the Series A Preferred Liquidation Preference and the Series B Preferred Liquidation Preference have been satisfied, to share ratably in the remaining assets of the Company together with the Common Stock.

  VOTING RIGHTS

     Except as otherwise provided in the Bye-laws of the Company and otherwise required by Bermuda law, the Common Stock holders are entitled to exercise two votes per share on all matters presented to the Company's shareholders.

  OTHER RIGHTS

     The holders of the Common Stock have certain registration rights, preemption rights, first refusal rights, tag-along rights and drag-along rights as set forth in the Company Shareholders Agreement.

  INVESTOR WARRANTS

     The Sponsoring Investors and Founders hold 785,229 warrants ("Investor Warrants"). Each Investor Warrant represents a right to purchase, on or prior to June 16, 2007, one share of Common Stock at an exercise price of $5.00 per share. The Investor Warrants contain certain adjustments for dilutive events and certain protections for reorganizations, consolidations, or mergers.

COMMITMENTS

  GENERAL

     By the terms of the Investment Units Subscription Agreement, the Unit Investors irrevocably committed to purchase, upon the occurrence of a Funding Event (as defined below), such number of shares of Series B Preferred

Stock as set forth in such Investment Units Subscription Agreement at a purchase price of $25 per share. The aggregate amount of these Commitments is $60 million. Each Investment Unit represents a Commitment to purchase one and a one-half additional shares of Series B Preferred Stock. Each Commitment has a term that expires upon the earliest of (v) the latest of (1) June 17, 2002, (2) immediately after the final Funding Event occurring after June 17, 2002 with respect to a Downgrade Notice delivered prior to June 17, 2002, and (3) the date of withdrawal of the final Downgrade Notice which was delivered prior to June 17, 2002, (w) the closing of a Qualified Public Offering, (x) the closing of an acquisition of a majority of the issued and outstanding shares of the Common Stock at the time of such acquisition by one or more purchasers acting in concert in a single transaction or in a series of related transactions (including, without limitation, acquisitions pursuant to an amalgamation, exchange offer, business combination, consolidation or corporation reorganization) resulting in the ultimate beneficial ownership of such acquired Common Stock being different than before such acquisition, (y) the sale of all or substantially all of the assets of the Company unless the ultimate beneficial owners of a majority of the ownership interests in the acquiror of such assets were the ultimate beneficial owners of a majority of the issued and outstanding shares of Common Stock at the time immediately before such sale and (z) in certain circumstances, the establishment of either a bank stand-by credit facility or an excess of loss reinsurance treaty for the benefit of the Company or its Restricted Subsidiaries for a principal amount equal to or exceeding the aggregate amount of the Commitments upon which the Company has not drawn (each of (v), (w), (x), (y) and (z) a "Commitment Termination Event"); provided, however, that, with respect to clauses (x), (y) and (z), such Commitment Termination Event shall occur only if (i) at such time (a) the sum of retained earnings, determined in accordance with GAAP, of CGA, plus equity capital (in excess of the capital required to be contributed on or prior to June 17, 1997) contributed to CGA is equal to or greater than $60,000,000 or (b) the Series A Preferred Stock is rated investment grade (a rating of BBB- or higher from DCR or the then-equivalent rating in the event DCR has changed its rating designations) and (ii)(a) the Company receives notification from DCR that such Commitment Termination Event will not result in a downgrading, termination, withdrawal or suspension of CGA's claims paying ability rating and (b) a Downgrade Notice is not in effect at such time. A "Funding Event" means the 45th consecutive day on which a Downgrade Notice has been in effect and not been withdrawn. "Downgrade Notice" means written notice that CGA's claims paying ability rating will be reduced by DCR below AAA (or the then-equivalent rating designation).

  COMMITMENT FEE

     The Investment Units Subscription Agreement requires the Company to pay annually in advance a commitment fee to each Unit Investor equal to one percent of the then-aggregate Commitment amount of such Unit Investor under such agreement.

  COMMITMENT SUPPORT

     In order to secure its Commitment made pursuant to the terms of the Investment Units Subscription Agreement, each Unit Investor not rated AA or higher delivered to the Company a five-year letter of credit from a bank rated at least AA or a one-year letter of credit from a bank rated at least AA to be renewed annually for five years, in the form attached to the Investment Units Subscription Agreement, or other such form of credit support as will not give rise to a downgrading of CGA's rating by DCR. Each Unit Investor shall also be subject to certain maintenance requirements with respect to its rating on the letter of credit. Failure to renew a one-year letter of credit prior to expiration will give rise to the right of the Company to draw down on the letter of credit.

  COMMITMENT BY THE COMPANY TO CGA

     On June 17, 1997, the Company entered into a commitment agreement with CGA to contribute to CGA, through the purchase of equity securities of CGA or otherwise, the proceeds of the sale of any Series B Preferred Stock to the Unit Investors pursuant to the Commitments. The Company has assigned its rights to the Unit Investors' Commitments to support such commitment to CGA.

  VOTING RIGHTS

     The Unit Investors are not entitled to any rights, including voting or consent rights, of a shareholder of the Company with respect to such standby Commitment. Each share of Series B Preferred Stock issued pursuant to the Commitments will have proportional voting rights based on the number of shares of Series B Preferred Stock issued and outstanding at such time. See "Description of Securities--Series B Preferred Stock--Voting Rights."

GOVERNING LAW


     The shares of Series A Preferred Stock are governed by the laws of Bermuda, without regard to the principles of conflicts of law.


ENFORCEABILITY OF JUDGMENTS


     As a Bermuda corporation, substantially all the assets of the Company are located in Bermuda and any judgment obtained in the United States against the Company may not be collectible within the United States. The Company will consent to service of process in the City of New York, Borough of Manhattan, for claims relating to the validity, or seeking enforcement, of the Company's obligations under the terms of the Series A Preferred Stock. The Company has appointed C T Corporation System as its authorized agent upon which process may be served in any such action. See "Description Of Securities--Governing Law; Consent To Service." Accordingly, it may be difficult for investors to effect service within the United States upon the Company with respect to other claims pertaining to the Series A Preferred Stock, including claims predicated upon the civil liability provisions of the securities laws of the United States. Moreover, it may be difficult for investors to enforce outside the United States judgments against the Company obtained in the United States in any actions pertaining to the Series A Preferred Stock, particularly with respect to actions to which the Company has not consented to service of process in the United States such as those predicated upon the civil liability provisions of the securities laws of the United States. In addition, some of the Company's directors and executive officers, and certain of the experts named herein, are residents of Bermuda. As a result, it may be difficult for investors to effect service within the United States upon such persons or to realize in the United States upon judgments of courts in the United States, including judgments predicated upon civil liability under United States securities laws. The Company has been advised by its Bermudian counsel, Conyers Dill & Pearman, that under Bermuda law a judgment rendered by a foreign court is enforceable in Bermuda through an independent action filed to enforce such judgment. The foreign judgment may not be enforced, however, if there is, with respect to the action in which the foreign judgment was rendered, evidence of want of jurisdiction, want of notice to the party against whom enforcement is sought, collusion, fraud, or clear mistake of law or fact, or if the foreign judgment is found to be contrary to the laws, customs and public policy of Bermuda. The Bermuda courts would, in such counsel's opinion, entertain actions to enforce judgments of courts in the United States predicated upon civil liabilities under United States securities laws, but there is doubt that the Bermudian courts would entertain original actions predicated upon such liabilities.


CONSENT TO JURISDICTION AND SERVICE


     The Company has appointed CT Corporation System as the Company's agent for service of process in any suit, action or proceeding with respect to the Series A Preferred Stock and for actions brought under the United States federal or state securities laws brought in any United States federal or state court located in the City of New York and submit to such jurisdiction.


                           CERTAIN TAX CONSIDERATIONS

     The following summary of the taxation of the Company, CGA, CGAIM and the taxation of shareholders of the Company describes the material U.S. federal and Bermuda tax consequences as of the date of this Prospectus and is for general information only. The tax treatment of a holder of securities for U.S. federal, state, local and non-U.S. tax purposes may vary depending on the holder's particular status. The description of U.S. federal income tax law set forth below with respect to the taxation of the Company, CGA, CGAIM, and shareholders of the Company is based upon the advice of Dewey Ballantine LLP ("Dewey Ballantine"). The description of Bermuda tax law set forth below is based upon the advice of Conyers Dill & Pearman, Bermuda. Because of their inherently factual nature, no opinion has been given by Dewey Ballantine to investors with respect to (i) whether the Company or CGA will have a permanent establishment in the U.S. or will be engaged in a U.S. trade or business, (ii) any factual or accounting matters or (iii) the existence or amounts of Related Person Insurance Income ("RPII"). All statements herein with respect to such matters and information with respect to facts, determinations or conclusions relating to the business or activities of CGA and CGAIM have been provided by the management of the Company.

     Investors have been advised and again are urged to consult their own tax advisors concerning the U.S. federal, state, and local and non-U.S. tax consequences to them of owning securities.

     There is a limited income tax treaty between Bermuda and the United States (the Bermuda Insurance Enterprises and Mutual Assistance Tax Treaty (the "Treaty")), which affects the taxation of insurance company income only. In form the Treaty provides for reciprocal waiver of taxation by both countries with respect to certain income derived by an insurance company. However, since Bermuda does not currently tax such income, the Treaty, in effect, currently operates unilaterally with respect to the imposition of taxes. The Treaty is, however, reciprocal with respect to mutual assistance in tax matters.

TAXATION OF THE COMPANY AND ITS SUBSIDIARIES

  BERMUDA

     The Company and CGA. The Company and CGA have received from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda (the "Act"), to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Company or CGA or to any of their operations or the shares, debentures or other obligations of the Company and CGA until March 28, 2016. This assurance does not prevent the application of any such tax payable in accordance with the provisions of the Land Tax Act 1967 of Bermuda or otherwise payable in relation to the property leased to the Company or CGA. CGA will be required to pay certain registration fees as an insurer under the Act and each of CGA and the Company will be required to pay certain annual Bermuda government fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax to the Bermuda government.

     Currently there is no Bermuda withholding tax on dividends paid by the Company or CGA.

  U.S.

     The Company and CGA. The Company will be a pure holding company and will not engage in any business activity; hence, it will not be engaged in a trade or business in the U.S. CGA operates its business in a manner that management believes should not result in its being treated as engaged in a trade or business within the U.S. Consequently, management does not expect CGA to be obligated to pay U.S. federal income tax. However, because the determination of whether a foreign corporation is engaged in a trade or business in the U.S. is inherently factual and there are no definitive standards for making such determination, there can be no assurance that the Internal Revenue Service (the "IRS") will not contend that CGA is engaged in a trade or business in the U.S.

     Ordinarily, a foreign corporation deemed to be engaged in a trade or business in the U.S. will be subject to U.S. income tax, including, potentially, the branch profits tax, on its net income that is effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under an income tax treaty. Such income tax would be imposed on effectively connected net income and would be computed in a manner generally analogous to that applied to the net income of a domestic corporation. However, if a foreign corporation does not timely file a U.S. federal income tax return, even if its failure to do so is based upon a good faith determination that it was not engaged in a trade or business in the U.S., it is not entitled to deductions and credits allocable to its effectively connected income. Moreover, penalties may be assessed for failure to file such tax returns. CGA intends to file a "protective" U.S. federal income tax return so that if it is held to be engaged in a trade or business in the U.S., it would be allowed to deduct expenses and utilize credits allocable to income determined to be effectively connected with such trade or business and would not be subject to a failure to file penalty. The maximum U.S. income tax rates currently are 35% for a corporation's effectively connected net income and 30% for the branch profits tax. The branch profits tax, which is based on net income after subtracting the regular corporate tax and making certain other adjustments, is imposed on the amount of net income deemed to have been withdrawn from the U.S. The maximum combined corporate net income and branch profits tax rate is approximately 54.5%.

     Under the Treaty, a Bermuda corporation that meets certain eligibility requirements (described below) and that is predominantly engaged in the insurance business will not be subject to U.S. federal income tax on its business profits effectively connected with a U.S. federal trade or business provided such trade or business is not conducted through a permanent establishment in the U.S. (the "No PE Exemption"). Management believes that CGA qualifies for the No PE Exemption; however, because the determination of whether a trade or business is being conducted through a permanent establishment is inherently factual, management cannot assure the exemption's availability. In order to meet the eligibility requirements of the Treaty, (i) more than 50% of CGA's stock must be beneficially owned,


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directly or indirectly, by individuals who are Bermuda residents or U.S.
citizens or residents, and (ii) CGA's income must not be used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, individuals who are not Bermuda residents or U.S. citizens or residents. Management monitored the sale of securities made pursuant to the offering of the Series A Preferred Stock and Warrants and the offering of the Investment Units to insure that CGA would meet the Treaty's eligibility requirement after the completion of both offerings. Thus, absent a misrepresentation by any of the purchasers of the Company Securities, the Company, and hence CGA, meets the eligibility requirements of the Treaty. However, there can be no assurance that CGA will continue to meet such requirements in the future.

     The No PE Exemption may only apply to net premium income; thus, reliance on the No PE Exemption may not preclude the U.S. from taxing a Bermuda corporation that is predominantly engaged in the insurance business in the U.S. on its non-premium effectively connected income. Accordingly, even if the No PE Exemption is available to CGA, if CGA is determined to be engaged in a trade or business in the U.S., the U.S. may be able to tax any of its income (other than net premium income) that is effectively connected with the conduct of such trade or business. In general, income is effectively connected with the conduct of a U.S. trade or business only if it is derived from U.S. sources. However, under special rules applicable to foreign insurance companies engaged in an insurance business in the U.S., a minimum amount of investment income (whether or not derived from U.S. sources), determined by a formula, is deemed to be effectively connected with the conduct of such U.S. trade or business (and, as previously indicated, may not be protected from U.S. taxation by the No PE Exemption). Thus, if CGA is determined to be engaged in a trade or business in the U.S., a portion of its investment income may be subject to U.S. taxation, and this could be so even though CGA does not, and does not intend in the future, to invest in securities that generate U.S. source income.

     A foreign corporation not engaged in a trade or business in the U.S. is subject to U.S. federal income tax at the rate of 30% on its "fixed or determinable annual or periodical gains, profits and income" ("FDAP income") derived from sources within the U.S. (for example, dividends and certain interest income). Thus, even if CGA is not engaged in a trade or business in the U.S., it could be subject to the 30% tax on certain FDAP income, depending upon the types of instruments in which it invests. As noted above, however, CGA does not invest, and does not intend in the future to invest, in securities that generate U.S. source income.


     The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurors by insureds who are U.S. persons with respect to risks located in the U.S. The rates of tax currently applicable to such premiums are four percent for direct insurance premiums and one percent for reinsurance premiums. Management anticipates that a substantial portion of CGA's premium income will be U.S. source income and therefore subject to the excise tax. The excise tax would not apply, however, if CGA were determined to be engaged in a trade or business in the U.S. and ineligible for the No PE Exemption.

     CGAIM. As a U.S. corporation, CGAIM is subject to U.S. taxation at regular corporate tax rates, generally 35%. If CGAIM were to distribute dividends to the Company, such dividends would be subject to a 30% withholding tax. Because CGA and CGAIM are related parties for purposes of the Code's transfer pricing rules, under these rules the IRS could allocate additional income to CGAIM if it were to determine that under circumstances involving unrelated parties dealing at arms length CGAIM would have earned income in connection with CGA policies issued to CGAIM's customers, which was instead being shifted to CGA. In such case, the reallocated income would be taxed as income to CGAIM at regular corporate rates and also might be subject to a 30% withholding tax. Nonetheless, there is no reason to believe that the various fees are not at arm's length.

TAXATION OF HOLDERS OF SERIES A PREFERRED STOCK

  BERMUDA TAXATION

     Under current Bermuda law, dividends paid by CGA to the Company and by the Company to the holders of the Securities are not subject to Bermuda withholding tax. If Bermuda were to enact a withholding tax on dividends, which is not expected to be the case, the Treaty as currently written would not protect U.S. holders from the imposition of such tax with respect to distributions from the Company.

  U.S. TAXATION


     The following summary addresses only certain U.S. federal income tax consequences with respect to Series A Preferred Stock acquired by investors and held as capital assets and does not deal with the tax consequences


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



applicable to all categories of investors, some of which (such as broker-dealers, investors who hold Series A Preferred Stock as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar) may be subject to special rules. Current investors in Series A Preferred Stock have been advised and prospective investors in Series A Preferred Stock are again advised to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other countries' tax laws to which they may be subject.


  U.S. HOLDERS


     The following discussion summarizes certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Series A Preferred Stock by a beneficial owner thereof that is (i) a citizen or resident of the U.S., (ii) a U.S. domestic corporation or (iii) otherwise subject to U.S. federal income taxation on a net income basis.

     Dividends. Distributions with respect to the Series A Preferred Stock, whether in cash or in additional shares, will be treated as ordinary dividend income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Except in limited circumstances not expected to be applicable here, such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations. Distributions in excess of the Company's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the Series A Preferred Stock, and any amounts distributed in excess of such tax basis will be treated as gain from the sale or exchange of Series A Preferred Stock. However, as discussed below, the foregoing treatment would be subject to certain modifications if the Company is considered a "controlled foreign corporation" ("CFC").

     Under existing rules and regulations, undeclared dividends are not taxable until declared even if those dividends are cumulative and must be paid when the shares are redeemed, pursuant to a call, put or mandatory redemption obligation. It is possible, however, that this rule could be changed so that in some circumstances such undeclared dividends would be currently taxable. If such change were to occur, it is not possible to say whether it would apply to the Series A Preferred Stock, although if it were to apply it is likely that it would apply prospectively. This change could be made by regulation and therefore does not require Congressional action.

     Redemption of Preferred Stock. A redemption of Series A Preferred Stock for cash will be taxable as a distribution in exchange for the stock. Generally, a redemption will result in capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in the stock redeemed and will be long-term if the stock was owned for more than one year. However, any portion of the redemption price attributable to declared but unpaid dividends or dividend arrearages will be taxable as a dividend to the extent of earnings and profits.

     Under certain circumstances, cash received in redemption of preferred stock that is not attributable to dividend arrearages or declared but unpaid dividends may nevertheless also be taxable as a dividend, rather than as an exchange. Such a result could obtain in the event that the Company redeems less than the full amount of a stockholder's shares of Series A Preferred Stock pursuant to one of its early redemption options. However, when, taking into account all classes of stock in the Company, a stockholder either (1) completely terminates its interest (other than as a creditor) in the redeeming company (taking into account the attribution rules prescribed by the Code), (2) experiences a substantial reduction in its interest in corporate management and earnings as a result of the redemption and is a minority shareholder after the redemption or (3) is a less than one percent stockholder and experiences any reduction in its interest, the redemption proceeds will instead be treated as an exchange and generally will give rise to capital gain or loss.


     Redemption Premium. The Code requires that in certain circumstances the excess of the redemption price of preferred stock over its issue price (a redemption premium) be included in income, prior to receipt, as a constructive dividend. However, this provision should not apply to the Series A Preferred Stock because the redemption price is not expected to exceed the issue price by more than a de minimis amount, which will be the case if redemption occurs at maturity. These rules could, however, apply in the event that the fair market value of any distributed shares of Series A Preferred Stock is less than $25.00 on the date of distribution. While a redemption premium may be paid in the event that the Series A Preferred Stock is redeemed prior to maturity pursuant to one of the issuer call options or the holder redemption option, under current regulations any such redemption premium would not be taxable prior to receipt.



     Controlled Foreign Corporations. Each U.S. 10% Shareholder (as described below) of a CFC must include in gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," whether or not

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



such income is distributed by the CFC to such shareholder. Any U.S. corporation, citizen, resident, partnership, estate or trust that owns, directly or indirectly through foreign persons, or is considered to own, 10 percent or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "U.S. 10% Shareholder." Subpart F income includes insurance income and FDAP income. A foreign insurance company, such as CGA, will be treated as a CFC only if U.S. 10% Shareholders collectively own more than 25 percent of the total combined voting power or total value of the corporation's stock for an uninterrupted period of 30 days or more during any tax year. In the case of all other foreign corporations, such as the Company, the test is generally the same except that more than 50 percent is substituted for more than 25 percent.


     Except as provided below, the Company's By-laws will attempt to limit the direct and indirect voting power of each holder of the Company's stock so that no U.S. person, other than a holder of Series A Preferred Stock during an Event of Non-Compliance, will be entitled to votes representing 10 percent or more of the Company's voting power. In addition, the Company's Bye-laws will provide that the Company's voting rights in CGA will be exercised in accordance with the proportional voting rights of the shareholders of the Company so that no U.S. person will be entitled indirectly to votes representing 10% or more of CGA's voting power. Accordingly, Management expects that neither the Company nor CGA is or will become a CFC. However, given the Code's broad constructive ownership rules, it is possible that stock in the Company owned by one or more persons will be attributed to another person that also owns stock in the Company and could result in a person inadvertently becoming a U.S. 10% Shareholder and/or the Company becoming a CFC, which in turn could cause CGA to also become a CFC. In addition, if an Event of Non-Compliance occurs, one or more holders of the Series A Preferred Stock could become a U.S. 10% Shareholder because upon the happening of one of these events, the holders of the Series A Preferred Stock as a class have the right to appoint additional directors to the Board. Accordingly, in such case, it is possible that each of the Company and CGA could become a CFC. Nonetheless, so long as a shareholder of the Company is not itself a U.S. 10% Shareholder and, as expected (and explained below), CGA does not have RPII that is currently taxable to U.S. shareholders, the classification of the Company or CGA as a CFC will have no adverse effect on such shareholder. Therefore, U.S. persons who might directly or through attribution acquire stock possessing 10 percent or more of the combined voting power of the Company should consider the possible application of the CFC rules.



     Related Person Insurance Income Rules. Certain provisions of the Code will apply to off-shore insurance companies such as CGA, if both (A) at least 25% of the value or voting power of an insurance company's stock is held (directly or indirectly through foreign entities) by U.S. persons (which includes all U.S. shareholders, not just U.S. 10% Shareholders), and (B) (i) at least 20% of an insurance company's gross insurance income is RPII (as described below) and (ii) at least 20% of the voting power or the value of an insurance company's stock is owned, directly or indirectly, by U.S. persons or persons related thereto which are insured or reinsured (directly or indirectly) by the insurance company or persons "related" to such insureds or reinsureds (the "RPII CFC Rule"). RPII is income (investment income and premium income) from the direct or indirect insurance or reinsurance of any U.S. person who holds (directly or indirectly through foreign entities) such insurance company's stock or a person "related" to such a U.S. holder of such insurance company's stock. Generally, the term "related" person for this purpose means someone who controls or is controlled by the U.S. person or someone who is controlled by the same person or persons that control such U.S. person. "Control" exists where a person owns more than 50% in value or voting power of a corporation's stock, after applying certain constructive ownership rules.


     Management expects that CGA will take such steps as are necessary to ensure that less than 20% of CGA's gross insurance income is RPII and that less than 20% of the voting power or value of the Company's stock is owned by persons insured or reinsured (directly or indirectly) by CGA or "related" to such insureds or reinsureds.


     CGA may insure risks on behalf of St. George without creating RPII, provided no U.S. person owns directly or constructively more than 50% of the vote or value of St. George's, and hence St. George I's, stock. Upon the initial distribution of the St. George Securities, no U.S. person owned directly or constructively more than 50% of the vote or value of St. George stock. Moreover, St. George's Articles of Association contain restrictions on the sale of the St. George securities that should effectively preclude any U.S. person from owning more than 50% of the vote or value of the St. George stock. Therefore, Management expects that no RPII will result from insuring investments of St. George I.

     In light of the foregoing, management believes that less than 20% of the gross insurance income of CGA for any taxable year will constitute RPII. However, if 20% or more of the gross insurance income of CGA for any taxable year were to constitute RPII and 20% or more of the voting power or value of CGA stock is held, directly or indirectly, by U.S. insureds or reinsureds or by persons related thereto, each direct and indirect U.S. holder of securities would be taxable currently on its allocable share of CGA's RPII regardless of whether such holder is a "U.S. 10% Shareholder" and regardless of whether such holder is an insured or related to an insured. For this purpose, all of CGA's RPII would be allocated solely to U.S. holders, but no holder would be allocated RPII in excess of its ratable share of CGA'stotal income.

     In order to determine how much RPII, if any, CGA has earned in each fiscal year, Management expects to ask its policyholders whether they or any persons related to them own shares of the Company and are U.S. persons. In addition, after each fiscal year ends, CGA will send a letter to each person who was a policyholder during that year asking the policyholder to represent whether during the year it was a U.S. person owning stock of the Company or was related to such a person. There can be no assurance that this procedure will enable the Company to identify all of CGA's income which may be considered RPII. For any taxable year in which the Company determines that CGA's gross RPII is 20% or more of CGA's gross insurance income for the year, the Company may also seek information from its shareholders as to whether beneficial owners of its shares at the end of the year are U.S. persons. To the extent the Company is unable to determine whether a beneficial owner of shares is a U.S. person, the Company may assume that such owner is not a U.S. person for purposes of apportioning RPII, thereby increasing the per share RPII amount for all other shareholders who are known to be U.S. persons.

     Information Reporting. If CGA meets the RPII CFC Rule in a given tax year, each U.S. person who is a shareholder of the Company on the last day of the Company's fiscal year must attach a Form 5471 to such shareholder's income tax or information return for the period which includes that date. In the event that CGA's gross RPII constitutes 20% or more of its gross insurance income (which is not anticipated) and no other exception applies that would prevent CGA from being subject to the RPII CFC Rule, the Company intends to provide Form 5471 to its U.S. shareholders for attachment to their returns. The amount of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. See "Unrelated Business Taxable Income of tax-exempt Shareholders" below. Failure to file Form 5471 may result in penalties.

     In addition, U.S. persons who at any time own 5% or more in value of the total outstanding shares of the Company have an independent obligation to file Form 5471 with respect to such shares, and should consult with their tax advisor regarding this and other possible reporting requirements.

     Unrelated Business Taxable Income of Tax-Exempt Shareholders. Subpart F insurance income (which includes RPII) allocable to U.S. tax-exempt organizations is likely to be treated as unrelated business taxable income ("UBTI"). Under a look-through rule, such income is treated as if it were directly received by the tax-exempt organization and therefore will be considered income from an unrelated business. While the look through rule generally will not apply to subpart F insurance income attributable to insurance of the tax-exempt organization's own risks or those of certain of its affiliates ("Exempt Subpart F Insurance Income"), it is unlikely that such subpart F insurance income will be so traced. Rather, since subpart F insurance income is allocated to all U.S. 10% Shareholders, and RPII, if there is any, is allocated to all U.S. persons who own stock, it is likely that any subpart F insurance income that is allocated to a tax exempt shareholder, will be attributable to risks other than its own or those of its affiliates. Nonetheless, to the extent any tax-exempt shareholder is allocated Exempt Subpart F Insurance Income and such income is so traceable, the income should not be UBTI. Investors are advised to consult their own tax advisors regarding the application of this rule.


     Dispositions of Series A Preferred Stock by U.S. Persons, Generally. Subject to the discussions below relating to "Disposition of Series A Preferred Stock by U.S. Persons Who are Not U.S. 10% Shareholders" and "Disposition of Series A Preferred Stock by U.S. 10% Shareholders," U.S. Persons will, upon the sale or exchange of Series A Preferred Stock, generally recognize gain or loss for federal income tax purposes equal to the excess of the amount realized upon such sale or exchange over such person's federal income tax basis for such Series A Preferred Stock. However, in certain circumstances described below, gain may be recharacterized, in whole or in part, as a dividend.


     Disposition of Series A Preferred Stock by U.S. Persons Who are Not U.S. 10% Shareholders. As noted above, in the case of a U.S. person who owns Series A Preferred Stock but is not a U.S. 10% Shareholder, RPII may be allocable to such holder's Securities in the Company during the period of ownership but not taxed to him because less than 20 percent of the Company's Securities are owned by persons generating RPII or less than 20 percent of CGA's gross insurance income is RPII. Upon such holder's sale or exchange of Series A Preferred Stock at a gain, however, there is a reasonable likelihood that an amount of such gain equal to such holder's allocable share of untaxed RPII will



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




be taxable as a dividend. Moreover, the IRS has an arguable position that the amount of gain so taxed as a dividend will be equal to all the earnings and profits allocable to the U.S. holder during the period that such holder held the Series A Preferred Stock (whether or not CGA has RPII). Dewey Ballantine believes that this position would not be correct, but due to the absence of clarifying regulations, there can be no assurance that the IRS will not take this position. If the IRS were to take this position and were to prevail, for individuals, this would mean that the amount of gain taxed as a dividend would bear tax at the rates applicable to ordinary income rather than at the currently lower rates applicable to long-term capital gain. The rates applicable to corporate shareholders would not be affected, however, since corporations pay tax on capital gains at the same rates as they pay on ordinary income.

     If, as Dewey Ballantine believes, only the untaxed RPII would be subject to dividend characterization, the selling shareholder nevertheless has the burden of showing the amount of untaxed RPII allocable to the Series A Preferred Stock sold. The Company will keep records showing what it believes to be the untaxed RPII allocable to each share of Series A Preferred Stock and will, upon reasonable request, provide any owner or prior owner of Series A Preferred Stock with such information.


     Disposition of New Series A Preferred Stock by U.S. 10% Shareholders. To the extent that the income of CGA is taxable currently to a U.S. 10% Shareholder as subpart F income (which includes RPII), gain from the sale of Series A Preferred Stock by such U.S. 10% Shareholder will not be recharacterized as a dividend, except to the extent of such U.S. 10% Shareholder's allocable share of subpart F income in the year of sale.



     Uncertainty as to application of RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made thereto when they are finalized, or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. In addition, there can be no assurance that the IRS will not challenge any determinations by the Company or CGA as to the amount, if any, of RPII that should be includible in the income of a holder of Series A Preferred Stock or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Accordingly, the meaning of the RPII provisions and the application thereof to the Company and its Subsidiaries is uncertain. Each U.S. person which currently owns Series A Preferred Stock has been advised, and each such person which is considering an investment in Series A Preferred Stock is again advised, to consult a tax advisor as to the implications of RPII on its investment.


     Foreign Tax Credit. Because it is believed that currently U.S. persons own at least 50 percent of the Company's stock and such ownership distribution is anticipated to continue in the future, only a portion of both the dividends paid by the Company (including any gain from the sale of Series A Preferred Stock that is treated as a dividend) and any subpart F income of its Subsidiaries (including RPII of CGA) may be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. The Company will consider providing shareholders with information regarding the portion of such subpart F income or dividend inclusions constituting foreign source income to the extent such information is reasonably available. It is likely that substantially all of such income that is foreign source will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, U.S. shareholders with excess foreign tax credits may not be able to utilize such excess foreign tax credits to reduce U.S. tax on such income.


     Passive Foreign Investment Companies. Special U.S. federal income tax rules apply to foreign corporations that are "passive foreign investment companies." In general, a foreign corporation will be a PFIC if 75 percent or more of its income constitutes "passive income" or 50 percent or more of its assets produce passive income. In the case of a company that is a PFIC, its shareholders who are U.S. persons would be subject to a penalty tax at the time of their sale of, or receipt of an "excess distribution" with respect to their Securities unless they elected to be treated as a "qualified electing fund" (or "QEF"), in which case they would be currently taxable on their share of each year's income. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125 percent of the average distribution with respect to their stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due but not paid during the period that the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the securities was received in equal portions and taxed at the highest applicable tax rate throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

     The PFIC statutory provisions contain an express exception from the definition of passive income for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business.

     The PFIC statutory provisions contain a look-through rule which states that for purposes of determining whether a foreign corporation is a PFIC such foreign corporation shall be treated as if it received "directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25 percent of the value of its stock. Because the Company is expected to own all of the outstanding stock of CGA and CGAIM, the look-through rule should apply to treat the Company as owning the assets and receiving the income of CGA and CGAIM directly for purposes of determining whether the Company is a PFIC in any given year.

     In Management's view, the Company, through its principal subsidiary, CGA, will be predominantly engaged in an insurance business and will not have financial reserves in excess of the reasonable needs of CGA's insurance business. While no explicit guidance is provided by the statutory language and regulations on these provisions have not been issued, Dewey Ballantine believes that under the look-through rule the Company should be deemed to own the assets and to have received the income of CGA, its insurance subsidiary, directly for purposes of determining whether the Company qualifies for the aforementioned insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions; however, until definitive regulations are issued there can be no assurance that the look through rule will be applied in this fashion.


     If, however, the look-through rule does not apply to the Company with respect to the income and assets of CGA in the manner described above, then the Company might be a PFIC. Moreover, there is a risk that the CGA Fund Guaranty would be viewed as equity in St. George, in which event CGA would be viewed as owning virtually all of St. George I's equity. This risk arises because St. George I intends the Loan Facility and other borrowings to provide 99% of the funds used to acquire its investment portfolio and for the collateral value of the investment portfolio and CGA's Fund Guaranty to represent the principal credit support for the Loan Facility lenders. If the CGA Fund Guaranty were to be viewed as equity, the "look through" rule would apply to treat CGA as if it owned virtually all of St. George I's assets and earned virtually all of its income, and since both such assets and income would be passive, this might result in the Company becoming a PFIC. Moreover, if CGA were considered to own substantially all of St. George I's equity, there is also a risk that CGA's premium income from St. George I would not be viewed as insurance income. Nonetheless, there are substantial arguments against treating CGA as owning substantially all of St. George I's equity by reason of the insurance that it writes for St. George I, with one of the strongest being that the premiums that CGA will charge St. George I for insurance will be based upon the same criteria as those used to determine the premium charged to unrelated third parties and therefore should be viewed as an arm's length premium. It is the opinion of Dewey Ballantine that CGA should not be viewed as holding equity in St. George I and therefore the look through rules should not apply with respect to St. George I's assets or income and the premiums derived by CGA from St. George I should be viewed as active income derived from the insurance business. However, given the relatively small amount of equity in St. George I, the importance of the CGA Fund Guaranty to the availability of the Loan Facility, the fact that initially the St. George Securities will be held by shareholders of the Company and the absence of authority directly on point, there is some risk that the IRS could successfully treat CGA as owning most of St. George I's equity and apply the look-through rule to cause CGA to be characterized as a PFIC. Therefore, each U.S. person which owns Series A Preferred Stock and each U.S. person which is considering an investment in the New Series A Preferred Stock and is not a tax-exempt entity (which is unaffected by the PFIC rules under existing law) is again advised to consult a tax advisor as to the effects of the PFIC rules.


  NON-U.S. HOLDERS


     Subject to certain exceptions, persons that are not U.S. persons will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Series A Preferred Stock only if such dividends or gains are effectively connected with the conduct of a trade or business within the U.S. Management believes that nonresident alien individuals will not be subject to U.S. federal income or estate tax with respect to Series A Preferred Stock of the Company.


  ALL HOLDERS OF SERIES A PREFERRED STOCK


     Management does not expect the Company to pay dividends on the Series A Preferred Stock through paying agents or custodians located in the U.S., but if such were the case, the U.S. custodian or payor would be required to


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



satisfy certain information reporting requirements. In addition, in such case, a holder of Series A Preferred Stock could be subject to backup withholding at the rate of 31 percent with respect to dividends paid to such persons, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular U.S. federal income tax liability. No backup withholding would occur if the Company were to directly pay any dividends on the Series A Preferred Stock or were to use a non-U.S. paying agent or custodian to do so.


     Except as discussed above with respect to backup withholding, dividends paid by the Company will not be subject to a U.S. withholding tax.

     The tax considerations could be different if certain of the structures described above that are intended to mitigate negative tax consequences were to be modified or eliminated, as the Board and shareholders will have the authority to do.

LEGAL MATTERS

     The validity of the Series A Preferred Stock will be passed upon for the Company, as to certain matters of Bermuda law by Conyers, Dill & Pearman, and as to certain matters of United States tax law, by Dewey Ballantine LLP, New York, New York.

EXPERTS


      The Financial Statements of the Company as of and for the nine months ended December 31, 1997 and for the period from June 21, 1996 to March 31, 1997 included in this Prospectus and elsewhere in this registration statement have been audited by PricewaterhouseCoopers, independent public accountants as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                    GLOSSARY

CERTAIN DEFINITIONS

     Capitalized terms used in the foregoing description of the Series A Preferred Stock, but not otherwise defined herein, have the meanings set forth below.

     "AAA Investment" means any investment in:

          (i) U.S. Government Obligations or securities that would be U.S. Governmental Obligations if such securities were not callable or redeemable at the option of the issuer thereof;

          (ii) debt securities or debt instruments or Redeemable Stock with a rating of AA or higher by S&P, AAA or higher by Moody's or the equivalent of such rating by S&P and Moody's or the equivalent of such rating by any other nationally recognized securities rating agency; or

          (iii) debt securities or debt instruments or Redeemable Stock with a rating of Class 1 or higher by the NAIC and issued or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Governmental National Mortgage Association, the Student Loan Marketing Association or the Federal Home Loan Bank.

     "Affiliate" of any specified Person means:

          (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person;

          (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above; or

          (iii) any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling: and "controlled" have meanings correlative to the foregoing.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Certified Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company.

     "Change of Control" means an event of series of events by which (a) any "person" or "group" (as defined in Section 13(d)(3) and 14(d) of the Exchange
Act), other than one or more Specified Holders, is or becomes the "beneficial owner" (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, of at least 35% of the total voting power of the Voting Stock of the Company; (b) after June 17, 1997 and the election of the first full Board of Directors, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 662 @ 3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute 662 @ 3% of the members of the Board of Directors of the Company then still in office, provided that, in the event that a "person" or "group" (as defined in Section 13(d)(3) and 14(d) of the Exchange Act), other than Specified Holders, that is the "beneficial owner" (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, of less than 35% of the Voting Stock of the Company is able to elect a majority of the Board of Directors of the Company pursuant to an agreement with the


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

company or any of its Subsidiaries, a Change of Control shall be deemed to have occurred; or (c) the Company consolidates with or merges or amalgamates into, or conveys, transfers or leases all or substantially all of its assets to any Person, or any Person consolidates with or mergers or amalgamates into the Company, in either event pursuant to a transaction in which any Voting Stock of the Company outstanding immediately prior to the effectiveness thereof is reclassified or changed into or exchanged for cash, securities or property, unless (i) such Change of Control arises from a transaction between the Company and a Restricted Subsidiary thereof, or (ii) such Change of Control arises from a transaction involving an exchange of Voting Stock by the holders of the Voting Stock of the company at such time for Voting Stock of a surviving entity immediately following which such holders own at least 50% of the outstanding Voting Stock of such surviving entity and upon consummation of which none of the events described in clause (a) or (b) shall have occurred in respect of such surviving entity.

     "Consolidated Net Income" means, for any period, the net income or loss of the Company and its consolidated Subsidiaries as determined in accordance with GAAP; provided, that there shall not be included in such Consolidated Net
Income:

          (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that, subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below),

          (ii) any net income or loss of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

          (iii) any net income or loss of any Restricted Subsidiary if such Subsidiary is subject to restriction, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed (whether or not actually distributed) by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause),

          (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any capital stock of any Person,

          (v) any extraordinary gain or loss and

          (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i)the par or stated value of all outstanding capital stock of the Company plus (ii) paid-in capital or capital surplus relating to such capital stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Redeemable Stock of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

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



          (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

          (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term "Guarantee" shall not include guarantees or indemnities required to be given in connection with obtaining services in the ordinary course of business, endorsements for collection or deposit in the ordinary course of business or guarantees of lease obligations not exceeding $1 million in the aggregate. The terms "Guarantee," "Guaranteed," "Guaranteeing" and "Guarantor" shall each have a correlative meaning.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, that any Indebtedness or capital stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary, provided, further, that neither the accrual of interest not the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The terms "Incurable," "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (i) the principal (accredited value in the case of Indebtedness incurred with original issue discount) of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (iii) all Capitalized Lease Obligations of such Person;

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (v) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto);

          (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock of such Person or any Redeemable Stock or Preferred Stock of such Person's Subsidiaries (but excluding, in each case, any accrued dividends);

          (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, that if such Indebtedness is not assumed by such Person, the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

          (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

          (ix) to the extent not otherwise included in this definition, net payment obligations in respect of interest rate agreements and currency exchange protection agreements.

     For purposes of this definition, the maximum fixed redemption, repayment or repurchase price of any Redeemable Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined; provided, that if such Redeemable Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. This definition is not meant to include the commitment of the Company to acquire equity securities of CGA with the proceeds of the sale of any Series B Preferred Stock pursuant to a Commitment Termination Event.

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


     "Invested Assets" means:

          (i) with respect to any Person which is an insurance company that files statutory financial statements with a governmental agency or authority, the amount shown as the line item "Cash and Invested Assets" (or any equivalent line item(s) setting forth the type of assets which would be reflected in the line item "Cash and Invested Assets" on June 17, 1997) in such insurance company's balance sheet included in its most recent statutory financial statements filed with such governmental agency or authority; and

          (ii) with respect to any other Person, the amount on a consolidated basis of its investments as reflected on such Person's most recent balance sheet.

     "Investment Grade Securities" means:

          (i) U.S. Government Obligations;

          (ii) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100 million or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or the equivalent of such rating by any other nationally recognized securities rating agency;

          (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's, or the equivalent of such rating by any other nationally recognized securities rating agency;

          (iv) any bankers acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100 million or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or the equivalent of such rating by any other nationally recognized securities rating agency;

         (v) any other debt securities or debt instruments with a rating of "BBB-" or higher by S&P, "Baa-3" or higher by Moody's Class "2" or higher by the NAIC or the equivalent of such rating by S&P, Moody's or the NAIC, or the equivalent of such rating by any other nationally recognized securities rating agency;

         (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Liquidation Value" for each outstanding share of Series A Preferred Stock is the Series A Preferred Stated Value for such share plus any accrued and unpaid dividends thereon.

     "Majority Controlled Affiliate" of any specified Person means (A) any other Person (i) who beneficially owns a majority of the Voting Stock of such specified Person or (ii) a majority of whose Voting Stock is beneficially owned by (a) such specified Person or (b) a Person that beneficially owns a majority of such specified Person's Voting Stock or (B) in the case of specified Persons who are natural Persons, any relatives or structures for the benefit of relatives of such specified Person.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "NAIC" means the National Association of Insurance Commissioners and its successors.


     "Net Cash Proceeds" of a Specified Asset Sale means the cash proceeds of such sale net of attorney's fees and other fees actually incurred in connection with such sale and net of taxes paid or payable as a result thereof.

     "Permitted Company Indebtedness And Preferred Stock" means:

          (a) Preferred Stock issued as of June 17, 1997 under the Investment Units Subscription Agreement and the Series A Preferred Stock Subscription Agreement, each as in effect on June 17, 1997 and not as amended thereafter, Preferred Stock issued pursuant to the Commitments and Preferred Stock issued in payment of dividends in respect of such Preferred Stock's terms as in effect on June 17, 1997 and not as amended thereafter (for the avoidance of doubt, the foregoing includes, without limitation, Preferred Stock issued as dividends on such dividends);

          (b) Indebtedness or Preferred Stock Incurred in exchange for, or the proceeds of which are used to, redeem Preferred Stock referred to in clause
     (a) of this definition or refinance the Indebtedness or redeem Preferred Stock referred to in this clause (b), provided that (i) the aggregate principal amount of such Indebtedness or the aggregated stated value of such Preferred Stock is not in excess of the aggregate stated value of Preferred Stock being redeemed or the aggregate principal amount of the Indebtedness being refinanced, (ii) such Indebtedness or Preferred Stock has a final maturity or redemption no earlier than the Indebtedness being refinanced or Preferred Stock being redeemed, and (iii)such Indebtedness or Preferred Stock has an Average Life at the time such Indebtedness or Preferred Stock is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced or Preferred Stock being redeemed; provided, further, that, in the case of Preferred Stock, such Preferred Stock is at least as subordinated to the Series A Preferred Stock as the Preferred Stock being redeemed and, in the case of both Preferred Stock and Indebtedness, the covenants relating to such Indebtedness or Preferred Stock are no more restrictive in the aggregate than those of the Preferred Stock being redeemed or the Indebtedness being refinanced;

          (c) Permitted Restricted Subsidiary Indebtedness And Preferred Stock Incurred indirectly through a Restricted Subsidiary and Guarantees of Permitted Restricted Subsidiary Indebtedness And Preferred Stock;

          (d) Insurance Obligations;

          (e) Indebtedness of the Company (other than pursuant to the foregoing clauses) in an amount which, together with the amount of outstanding Indebtedness under clause (e) of "Permitted Restricted Subsidiary Indebtedness And Preferred Stock," is less than or equal to $12.5 million.

     "Permitted Investment" means:

          (i) any investment in any Person that is a Restricted Subsidiary of the Company at the time, or becomes a Restricted Subsidiary (under Restricted and Unrestricted Subsidiaries above) as a result of, such investment;

          (ii) any investment in Investment Grade Securities;

          (iii) any investment not permitted under clauses (i), (ii) and (iv), provided that at the date such investment under this clause (iii) is made and after giving effect thereto, such investment, together with all other investments under this clause (iii), does not exceed 5% of the total Invested Assets of the Company and its Restricted Subsidiaries under clauses (ii) and (iii); and

          (iv) receivables owing to any Restricted Subsidiary or the Company in the ordinary course of business.

     "Permitted Restricted Subsidiary Indebtedness And Preferred Stock" means:

          (a) Indebtedness under interest rate or currency exchange protection agreements, provided that (i) the obligations under such agreements are related to payment obligations on Indebtedness permitted under Limitation on Restricted Subsidiary Indebtedness and Preferred Stock above, (ii) such agreements are entered into in the ordinary course of business and not for speculative purposes and (iii) the notional amount of any such agreement does not exceed the principal amount of the Indebtedness to which such agreement relates;

          (b) Indebtedness and Preferred Stock issued to and held by the Company or a Restricted Subsidiary of the Company (but only so long as such indebtedness and Preferred Stock are held or owned by the Company or a Restricted Subsidiary of the Company);

          (c) Indebtedness and Preferred Stock permitted by clause (a) or (b) of Limitations on Restricted Subsidiary Indebtedness and Preferred Stock above;

          (d) Indebtedness Incurred by CGA through the sale of a promissory note to St.George in exchange for the cash proceeds of the issuance of Preferred Stock by St. George, provided that (i) such cash proceeds consist of an amount equal to the principal amount of such promissory note and (ii)CGA invests such cash proceeds in Investment Grade Securities; and

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


          (e) Indebtedness of Restricted Subsidiaries (other than pursuant to the foregoing clauses) which, together with the amount of outstanding Indebtedness under clause (e) of "Permitted Company Indebtedness And Preferred Stock," is less than or equal to $12.5 million.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated association, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the capital stock of any corporation, means capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

     "Redeemable Stock" means, with respect to any Person, any capital stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or (iii) is redeemable at the option of the holder thereof, in whole oin part.

     "Restricted Payment" by the Company or any Restricted Subsidiary means:

          (i) any declaration or payment of any dividend or making of any distribution on or in respect of its capital stock (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary thereof) except dividends or distributions payable solely in capital stock (other than Redeemable Stock) of the Company or in options, warrants or other rights to purchase such capital stock and except dividends or distributions payable solely to the Company or a Restricted Subsidiary thereof,

          (ii) any purchase, repurchase, redemption, retirement or other acquisition for value of any capital stock of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or a Restricted Subsidiary thereof, or

          (iii) making of any investment other than a Permitted Investment in any Person.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Sale/Leaseback Transactions" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "Specified Asset Sale" means any sale, lease, transfer, issuance or other disposition of shares of capital stock of the Company or any Restricted Subsidiary of the Company (other than shares issued under the Stock Warrant Plans, property or assets (each referred to for purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, amalgamation, consolidation or similar transaction) other than (i) a disposition to a Restricted Subsidiary, (ii) a disposition of property or assets (including Permitted Investments) in the ordinary course or (iii) a disposition that is permitted by the provisions of Merger, Consolidation and Sale of Assets above.

     "Specified Holders" means the holders of capital stock of the Company as of June 17, 1997 and their Majority Controlled Affiliates.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i)such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Trade Payables" means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with acquisition of goods or services.

     "U.S. Government Obligations" means securities that are:

          (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

          (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" of any Person means all classes of capital stock of such Person then outstanding and entitled to vote in the election of directors.

     "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of the Company, all the capital stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company.



                                         INDEX TO FINANCIAL STATEMENTS
                                                                                                          Page
                                                                                                          ----
CGA Group, Ltd. and Subsidiaries
 Report of Independent Accountants ....................................................................   F-2

 Consolidated Balance Sheets as of December 31, 1997 and March 31, 1997 ...............................   F-3

 Consolidated Statements of Operations for the Nine Months Ended December 31, 1997
  and for the period  from June 21, 1996 to March 31, 1997 ............................................   F-4

 Consolidated Statement of Mezzanine and Shareholders' Equity for the Nine Months Ended
  December 31, 1997 and for the period from June 21, 1996 to March 31, 1997 ...........................   F-5

 Consolidated  Statement of Cash Flows for the Nine Months Ended December
  31, 1997 and for the period from June 21, 1996 to March 31, 1997 ....................................   F-7

 Consolidated Statement of Cash Flows From Operating Activities for the Nine Months Ended
  December 31, 1997 and for the period from June 21, 1996 to March 31, 1997 ...........................   F-8

 Notes to Consolidated Financial Statements ...........................................................   F-9

 Consolidated Balance Sheet as of March 31,  1998 .....................................................  F-17

 Consolidated  Statement  of  Operations  for the Three Months Ended March 31, 1998 ...................  F-18

 Consolidated Statement of Mezzanine and Shareholders' Equity for the Three Months Ended
  March 31, 1998 ......................................................................................  F-19

 Consolidated Statement of Cash Flows for the Three Months Ended March 31, 1998 .......................  F-20

 Notes to Consolidated Financial Statements for the Three Months Ended March 31, 1998 .................  F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Directors and Shareholders of CGA Group, Ltd.


     We have audited the consolidated balance sheets of CGA Group, Ltd. and Subsidiaries as of December 31, 1997 and March 31, 1997 and the related consolidated statements of operations, mezzanine and shareholders' equity, and cash flows for the nine months ended December 31, 1997 and the period from June 21, 1996, (the date of incorporation), to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CGA Group Ltd. and Subsidiaries as of December 31, 1997 and March 31, 1997, and the consolidated results of their operations and their cash flows for the nine months ended December 31, 1997 and the period from June 21, 1996, (the date of incorporation), to March 31, 1997, in conformity with accounting principles generally accepted in the United States of America.




                                     PRICEWATERHOUSECOOPERS
                                     Chartered Accountants
Hamilton, Bermuda




 January 31, 1998



                        CGA GROUP, LTD. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                   AS OF DECEMBER 31, 1997 AND MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)

                                                                               DECEMBER 31,      MARCH 31,
                                                                                   1997            1997
                                                                               ------------      ---------

ASSETS
Fixed maturities available for sale (at fair value)
 (amortized cost--$121,664,671) ............................................   $123,302,763      $      0
Cash and short-term investments ............................................     7,199,106        121,742
Note receivable ............................................................       250,000              0
Premiums receivable ........................................................       447,172              0
Accrued interest receivable ................................................     4,080,600              0
Deferred acquisition costs .................................................     1,001,883              0
Other assets ...............................................................     2,018,309             68
Organization costs .........................................................     4,421,353         11,980
                                                                              ------------       --------
Total assets ...............................................................  $142,721,186       $133,790
                                                                              ============       ========

LIABILITIES
Unearned premiums ..........................................................   $   270,576       $      0
Provision for losses and loss adjustment expenses ..........................        55,000              0
Accrued costs and expenses .................................................     3,591,033              0
Loan payable ...............................................................             0        121,000
                                                                              ------------       --------
Total liabilities ..........................................................     3,916,609        121,000
                                                                              ------------       --------
MEZZANINE EQUITY
Preferred stock, $.01 par value, 20,000,000 shares authorized:
 Series A ..................................................................    65,532,499              0
 Series B ..................................................................    37,075,371              0
 Dividends accrued on Series B .............................................     4,439,231              0
                                                                              ------------       --------
Total mezzanine equity .....................................................   107,047,101              0
                                                                              ------------       --------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $.01 and $1 par value, 20,000,000 and 12,000 shares
 authorized ................................................................        91,000         12,000
Additional paid-in-capital .................................................    42,086,353              0
Unrealized appreciation of investments .....................................     1,638,092              0
Retained earnings (deficit) ................................................   (12,057,969)           790
                                                                              ------------       --------
Total shareholders' equity .................................................    31,757,476         12,790
                                                                              ------------       --------
Total liabilities, mezzanine and shareholders' equity ......................  $142,721,186       $133,790
                                                                              ============       ========


        The accompanying notes are an integral part of these consolidated financial statements.



                        CGA GROUP, LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)

                                                                               NINE MONTHS     JUNE 21, 1996
                                                                                  ENDED             TO
                                                                               DECEMBER 31,      MARCH 31,
                                                                                  1997             1997
                                                                              ------------       -------

UNDERWRITING INCOME
Gross premiums written ....................................................   $    773,571        $     0
Unearned premiums .........................................................       (270,576)             0
                                                                              ------------        -------
Net premiums earned .......................................................        502,995              0
                                                                              ------------        -------
INVESTMENT INCOME
Net investment income .....................................................      2,955,601            801
Net realized gains on sale of fixed maturities ............................        885,422              0
                                                                              ------------        -------
                                                                                 3,841,023              0
                                                                              ------------        -------
TOTAL REVENUES ............................................................      4,344,018            801
                                                                              ------------        -------
EXPENSES
Operating expenses ........................................................      6,510,103             11
Acquisition costs .........................................................         53,590              0
Commitment fees ...........................................................        323,836              0
Excess of loss facility ...................................................        107,671              0
Losses and loss adjustment expenses .......................................         55,000              0
                                                                              ------------        -------
TOTAL EXPENSES ............................................................      7,050,200             11
                                                                              ------------        -------
NET INCOME (LOSS) FOR THE PERIOD ..........................................   $ (2,706,182)       $   790
                                                                              ============        =======
INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS ............................   $(12,332,792)       $   790
                                                                              ------------        -------
BASIC AND FULLY DILUTED EARNINGS (LOSS)
 PER COMMON SHARE .........................................................   $      (1.89)       $  0.07
                                                                              ============        =======
WEIGHTED AVERAGE SHARES OUTSTANDING .......................................      6,522,313         12,000
                                                                              ============        =======


        The accompanying notes are an integral part of these consolidated financial statements.



                        CGA GROUP, LTD. AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF MEZZANINE AND SHAREHOLDERS' EQUITY
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)

                                                                                NINE MONTHS    JUNE 21, 1996
                                                                                  ENDED              TO
                                                                               DECEMBER 31,       MARCH 31,
                                                                                   1997             1997
                                                                              ------------         ------
MEZZANINE EQUITY
SERIES A PREFERRED STOCK
Balance--beginning of period ..............................................   $          0         $    0
Stock issued (2,600,000 shares) ...........................................         26,000              0
Pay-in-kind dividends (196,534 shares) ....................................          1,965              0
                                                                              ------------         ------
Balance--end of period ....................................................         27,965              0
                                                                              ------------         ------
ADDITIONAL PAID-IN CAPITAL--SERIES A PREFERRED STOCK
Issuance of preferred stock ...............................................     64,974,000              0
Issuance costs ............................................................     (4,571,319)             0
Pay-in-kind dividends paid ................................................      4,911,381              0
Accretion to redemption value .............................................        190,472              0
                                                                              ------------         ------
Balance--end of period ....................................................     65,504,534              0
                                                                              ------------         ------
TOTAL SERIES A ............................................................     65,532,499              0
                                                                              ------------         ------
SERIES B PREFERRED STOCK
Balance--beginning of period ..............................................              0              0
Stock issued (1,600,000 shares) ...........................................         16,000              0
                                                                              ------------         ------
Balance--end of period ....................................................         16,000              0
                                                                              ------------         ------
ADDITIONAL PAID-IN CAPITAL--SERIES B PREFERRED STOCK
Issuance of preferred stock ...............................................     39,984,000              0
Issuance costs ............................................................     (3,008,190)             0
Accretion to redemption value .............................................         83,561              0
                                                                              ------------         ------
BALANCE--END OF PERIOD ....................................................     37,059,371              0
                                                                              ------------         ------
Total Series B ............................................................     37,075,371              0
                                                                              ------------         ------
Series B pay-in-kind dividends accrued in period ..........................      4,439,231              0
                                                                              ------------         ------
TOTAL MEZZANINE EQUITY ....................................................   $107,047,101         $    0
                                                                              ============         ======


        The accompanying notes are an integral part of these consolidated financial statements.



                        CGA GROUP, LTD. AND SUBSIDIARIES

    CONSOLIDATED STATEMENT OF MEZZANINE AND SHAREHOLDERS' EQUITY--(Continued)
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)


                                                                                NINE MONTHS    JUNE 21, 1996
                                                                                   ENDED             TO
                                                                               DECEMBER 31,       MARCH 31,
                                                                                   1997             1997
                                                                              ------------        -------
SHAREHOLDER'S EQUITY
COMMON STOCK
Balance--beginning of period .............................................    $     12,000        $     0
Stock redeemed (12,000 shares) ...........................................         (12,000)             0
Stock issued (9,100,000 and 12,000 shares) ...............................          91,000         12,000
                                                                              ------------        -------
Balance--end of period ...................................................          91,000         12,000
                                                                              ------------        -------
ADDITIONAL PAID-IN CAPITAL--COMMON
Issuance of Common Stock .................................................      45,409,000              0
Issuance costs ...........................................................      (3,048,614)             0
Accretion of Series A Preferred Stock to redemption value ................        (190,472)             0
Accretion of Series B Preferred Stock to redemption value ................         (83,561)             0
                                                                              ------------        -------
Balance--end of period ...................................................      42,086,353              0
                                                                              ------------        -------
UNREALIZED APPRECIATION OF INVESTMENTS
Balance--beginning of period .............................................               0              0
Unrealized appreciation of investments ...................................       1,638,092              0
                                                                              ------------        -------
Balance--end of period ...................................................       1,638,092              0
                                                                              ------------        -------
RETAINED EARNINGS (DEFICIT)
Balance--beginning of period .............................................             790              0
Net income (loss) for the period .........................................      (2,706,182)           790
Series A pay-in-kind dividends paid ......................................      (4,913,346)             0
Series B pay-in-kind dividends accrued ...................................      (4,439,231)             0
                                                                              ------------        -------
Balance--end of period ...................................................     (12,057,969)           790
                                                                              ------------        -------
TOTAL SHAREHOLDERS' EQUITY ...............................................    $ 31,757,476        $12,790
                                                                              ============        =======
TOTAL MEZZANINE AND SHAREHOLDERS' EQUITY .................................    $138,804,577        $12,790
                                                                              ============        =======





              The accompanying  notes are an integral part of these consolidated financial statements.


                        CGA GROUP, LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)

                                                         NINE MONTHS     JUNE 21, 1996
                                                            ENDED            TO
                                                         DECEMBER 31,      MARCH 31,
                                                            1997            1997
                                                         ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES

New cash used in operating activities ..............   $  (9,407,359)      $(11,258)
                                                       -------------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
Net Purchases and sales of investments .............    (122,094,014)             0
Purchase of fixed assets ...........................        (910,140)             0
Note receivable ....................................        (250,000)             0
                                                       -------------       --------
Net cash used in investing activities ..............    (123,254,154)             0
                                                       -------------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of Common Stock .........................         (12,000)             0
Proceeds of issue of Series A Preferred Stock ......      65,000,000              0
Issuance costs of Series A Preferred Stock .........      (4,571,319)             0
Proceeds of issue of Series B Preferred Stock ......      40,000,000              0
Issuance costs of Series B Preferred Stock .........      (3,008,190)             0
Proceeds of issue of Common Stock ..................      45,500,000         12,000
Issuance costs of Common Stock .....................      (3,048,614)             0
Loan (repaid) received .............................        (121,000)       121,000
                                                       -------------       --------
Net cash provided by financing activities ..........     139,738,877        133,000
                                                       -------------       --------
NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS ....       7,077,364        121,742
CASH AND SHORT-TERM INVESTMENTS--BEGINNING OF PERIOD         121,742              0
                                                       -------------       --------
CASH AND SHORT-TERM INVESTMENTS--END OF PERIOD .....   $   7,199,106       $121,742
                                                       =============       ========







                   The accompanying notes are an integral part of these consolidated financial statements.

                      CGA GROUP, LTD. AND SUBSIDIARIES

        CONSOLIDATED SCHEDULE OF CASH FLOWS FROM OPERATING ACTIVITIES
                 FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
           AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                         (EXPRESSED IN U.S. DOLLARS)


                                                                               NINE MONTHS     JUNE 21, 1996
                                                                                  ENDED             TO
                                                                              DECEMBER 31,       MARCH 31,
                                                                                  1997             1997
                                                                              ------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) for the period ..........................................   $(2,706,182)       $    790
Changes in non-cash items:
 Amortization of investments ..............................................     1,314,765               0
 Depreciation expense .....................................................        51,076               0
 Realized gains on sale of investments ....................................      (885,422)              0
 Premiums receivable ......................................................      (447,172)              0
 Other receivables ........................................................      (430,785)              0
 Accrued interest .........................................................    (4,080,600)              0
 Prepaid expenses .........................................................      (424,833)              0
 Deferred acquisition costs ...............................................    (1,001,883)              0
 Organization costs .......................................................    (4,409,373)        (11,980)
 Other assets .............................................................      (303,559)            (68)
 Unearned premiums ........................................................       270,576               0
 Loss adjustment expenses .................................................        55,000               0
 Accrued costs and expenses ...............................................     3,591,033               0
                                                                              -----------        --------
                                                                               (6,701,177)        (12,048)
                                                                              -----------        --------
Net cash used in operating activities .....................................   $(9,407,359)       $(11,258)
                                                                              ===========        ========






        The accompanying notes are an integral part of these consolidated financial statements.

                        CGA GROUP, LTD. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)


1. BUSINESS AND ORGANIZATION

     CGA Group, Ltd. (the "Company") is a holding company, which was incorporated in Bermuda on June 21, 1996. The Company has two wholly-owned subsidiaries. Commercial Guaranty Assurance, Ltd. ("CGA") was incorporated in Bermuda on October 22, 1996. CGA is licensed as a class 3 insurer under the laws of Bermuda with an AAA claims paying ability rating from Duff & Phelps Credit Rating Company ("DCR"). CGA provides financial guaranty insurance of structured securities, including commercial real estate, asset-backed, and other securities. The Company, CGA and all of their employees are based in Hamilton, Bermuda. CGA Investment Management, Inc. ("CGAIM") was incorporated in Delaware, U.S.A. in July 1996 by the founders of the Company and was acquired at nominal cost to the Company on June 9, 1997. The purchase method of accounting for the CGAIM acquisition was used. There was no goodwill acquired and no contingent payments, options, or commitments exist. CGAIM had not commenced operations prior to its acquisition by the Company. CGAIM is an investment advisor and provides financial advisory services to a variety of clients. CGAIM and its employees are based in New York City, New York.

     The Company's first fiscal year end was March 31, 1997. The Company subsequently changed its fiscal year end to December 31.

     Operations commenced following the completion of the Company's private placement offering which occurred on June 17, 1997 (the "Recapitalization"). Accordingly, the December 31, 1997 financial statements reflect approximately six and one half months of operations under the Company's new capital structure. Much of the Company's focus during this period was on post closing matters, personnel, office relocations, operating systems, and marketing. Revenues during the period were derived primarily from the Company's investment portfolio.

     The initial capitalization of the Company consisted of 12,000 common shares with a par value of $1.00 per share. All 12,000 shares were redeemed on June 17, 1997 at which time the Company completed its Recapitalization.

     The Company issued 2.6 million shares of Series A Preferred Stock with a par value of $.01 per share at a price of $25 per share, with a 13.75% quarterly compounding dividend paid in additional shares of Series A Preferred Stock. The Series A Preferred Stockholders also received warrants, which are transferable separately from the Series A Preferred Stock, which represent the right to purchase on or prior to June 17, 2007 at an exercise price of $.01 per share a total of 270,000 shares of Common Stock. The warrants do not have any fair value and accordingly are not valued separately and accounted for as paid-in-capital.

     The Company also issued 1.6 million shares of Series B Cumulative Voting Preference Shares with a par value of $.01 at a price of $25 per share, with a 20% quarterly compounding dividend paid in additional shares of Series B Cumulative Voting Preference Shares. The Series B Cumulative Voting Preference Shares were sold to investors in the form of Investment Units which included commitments to purchase an additional $60 million of Series B Preferred Stock upon the occurrence of certain funding events, in order to maintain CGA's AAA rating from DCR. The Company pays a $600,000 annual fee to the Unit Investors for their commitments. The Investment Units also included 7,827,957 shares out of a total of 9,100,000 shares of Common Stock issued with a par value of $.01 per share at a price of $5 per share.

     The remaining 1,272,043 shares of Common Stock were sold to the sponsoring investors and certain members of management who also received 847,729 warrants, which each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share. An additional 1,494,771 warrants have been granted to certain employees which each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share. The employees' warrants will vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment.

                        CGA GROUP, LTD. AND SUBSIDIARIES

                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)


2. SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of the Company, CGA, and CGAIM. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The significant accounting policies are:

     a)   PREMIUMS



          CGA's insurance contracts are classified as long-duration contracts for accounting purposes as the contracts are expected to remain in force for an extended period. The contracts generally are not subject to unilateral changes in their provisions and require insurance protection for extended periods. Premium rates generally are level throughout the period of coverage. Premiums are recognized as written upon inception of multi-year policies. Up-front premiums are earned pro-rata over the period of risk. Installment premiums are earned over each installment period.



     b)   DEFERRED ACQUISITION COSTS


          Deferred acquisition costs are expenses that vary with and are primarily related to the production of business. These costs include compensation and related costs of underwriting and marketing, certain rating agency fees, and administrative expenses. Policy acquisition costs are amortized on a straight-line basis over the estimated term of the related insured risks.



     c)   PROVISION FOR LOSSES AND LOSS ADJUSTMENT EXPENSES


          A case basis reserve for unpaid losses and loss adjustment expenses may be recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. A general reserve is calculated by applying a loss factor to the total net par amount outstanding of CGA's insured obligations over the expected term of such insured obligations.

          Management believes that the current level of the provision is adequate to cover the ultimate net cost of claims. The provision is necessarily an estimate and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will on an ongoing basis monitor the provision and may periodically adjust the provision based on actual loss experience, future mix of business and economic conditions.


     d)   INVESTMENTS


          In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in debt securities designated as available-for-sale are recorded at fair value. Any resulting unrealized gains or losses are reflected as a separate component of shareholders' equity until realized.

                        CGA GROUP, LTD. AND SUBSIDIARIES

                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)


2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     d)   INVESTMENTS--(CONTINUED)


          Bond discounts and premiums are accreted or amortized on the effective interest method over the term of the related securities. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at cost, which approximates fair value. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recognized when earned.

          The Company utilizes foreign currency forward contracts for the purpose of managing certain investment portfolio exposures (see note 7(a) for additional discussion of the objectives and strategies employed).

          Unrealized gains and losses on forward currency contracts which are designated as specific hedges are recognized in the financial statements as a component of shareholders' equity. Gains and losses resulting from currency fluctuations on transactions which are not designated as specific hedges against any single security or group of securities are recognized as a component of income in the period in which the fluctuations occur.


     e)   ORGANIZATION EXPENSES


          Organization costs include legal, accounting, consulting, travel, employee relocation and miscellaneous other costs incurred to form the Company. Organization costs are amortized over a five-year period starting from the date of commencement of operations using the straight-line method. (See footnote h).


     f)   STATEMENT OF CASH FLOWS


          For purposes of the statements of cash flows, short-term deposits are composed of deposits with original maturities which are less than three months.


     g)   LOSS PER COMMON SHARE


          Loss per share is calculated using net loss for the period adjusted for preference dividends and accretion of preference stock to redemption value divided by the weighted average number of common shares outstanding and, if dilutive, shares issuable under outstanding warrants.

     h)   ACCOUNTING STANDARDS

          The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement requires the Company to report in the financial statements, in addition to net income, comprehensive income and its components. The Company has adopted this Statement in the consolidated financial statements for the three months ended March 31, 1998. Comprehensive income for the Company is comprised solely of unrealized gains or losses on investments.

          FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which the company will be required to adopt for fiscal year 1998. This statement established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Under SFAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information

                        CGA GROUP, LTD. AND SUBSIDIARIES

                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)


2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)



     h)   ACCOUNTING STANDARDS--(CONTINUED)

          internally for making operating decisions and assessing performance. The Company has not determined the impact of the adoption of this new accounting standard on its consolidated financial statement disclosures.

          The Accounting Standards Executive issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998. This Statement will require the Company to expense organization costs as incurred. The Company will need to expense the remaining unamortized costs as a change in accounting principle when it applies this SOP later this fiscal year.


3. NOTE RECEIVABLE

     The Company held a note receivable from the Company's Chief Executive Officer (the "CEO") for $1.25 million which was issued in connection with the Recapitalization in exchange for 250,000 shares of the Company's common stock. The note bears interest at 7% compounded semi-annually. On October 8, 1997 the CEO repaid $1 million of the note along with the accrued interest thereon. The loan was then repaid in full on January 31, 1998.

4. INVESTMENTS

     a)   FIXED MATURITIES

          The fair values and amortized cost of fixed maturities at December 31, 1997 are as follows:

                                                                            FAIR VALUE            AMORTIZED COST
                                                                           ------------           --------------
             Non-U.S. governments .......................................  $ 52,788,537            $ 52,514,059
             Corporate securities .......................................    70,514,226              69,150,612
                                                                           ------------            ------------
             Fixed maturities ...........................................  $123,302,763            $121,664,671
                                                                           ============            ============

          The gross unrealized gains and losses related to fixed maturities at December 31, 1997 are as follows:

                                                                               GROSS                   GROSS
                                                                            UNREALIZED               UNREALIZED
                                                                               GAINS                   LOSSES
                                                                           ------------              ----------
             Non-U.S. governments .......................................    $1,382,523               $(308,775)
             Corporate securities .......................................       583,353                 (19,009)
                                                                           ------------              ----------
             Fixed maturities ...........................................    $1,965,876               $(327,784)
                                                                           ============              ==========

          Fixed maturities at December 31, 1997, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

                                                                            FAIR VALUE            AMORTIZED COST
                                                                           ------------           --------------
             MATURITY PERIOD
             Less than 1 year ...........................................  $ 16,443,261            $ 15,634,565
             1-5 years ..................................................    87,997,633              87,641,105
             5-10 years .................................................    18,861,869              18,389,001
             Greater than 10 years ......................................             0                       0
                                                                           ------------            ------------
             Total fixed maturities .....................................  $123,302,763            $121,664,671
                                                                           ============            ============

          Net realized gains and losses for the period were $885,422. Investments are made predominately in U.S. dollar denominated foreign corporate and government securities and, in certain non-U.S. dollar

                        CGA GROUP, LTD. AND SUBSIDIARIES

                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)


4. INVESTMENTS--(CONTINUED)

          denominated foreign debt securities with U.S. dollar currency hedge protection. The minimum rating level for an investment is at least BBB by DCR. The portfolio consists of AA rated investments on average. The portfolio managers operate under guidelines to maintain a weighted average duration of two to five years.

     b)   NET INVESTMENT INCOME

          New investment income for the periods ended December 31, 1997 and March 31, 1997 was derived from the following sources:

                                                                          DECEMBER 31,              MARCH 31,
                                                                              1997                    1997
                                                                           ----------               ---------
             Fixed maturities ...........................................  $2,849,428                 $  0
             Other ......................................................     331,297                  801
                                                                           ----------                 ----
             Gross investment income ....................................   3,180,725                  801
             Investment expense .........................................    (225,124)                   0
                                                                           ----------                 ----
             Net investment income ......................................  $2,955,601                 $801
                                                                           ==========                 ====

5. LOAN PAYABLE

     The sponsoring investor in the Company was CGA Funding, L.P., which, in addition to advancing the initial legal, equity raising and start-up costs of the Company, loaned it $121,000 to provide cash for the initial capitalization of CGA. The loan was non-interest bearing and along with the advances was exchanged for Common Stock and warrants upon the Company's Recapitalization.

6. MEZZANINE EQUITY

     Mezzanine equity comprise:
                                                                          DECEMBER 31,               MARCH 31,
                                                                              1997                     1997
                                                                          -----------                ---------
             Series A: 2,796,534 and Nil shares issued
              outstanding .............................................   $    27,965                  $ 0
             Additional paid in capital ...............................    65,504,534                    0
                                                                          -----------                  ---
             Total Series A preferred stock ...........................    65,532,499                    0
                                                                          ===========                  ===
             Series B: 1,600,000 and Nil shares issued
              and outstanding .........................................        16,000                    0
             Additional paid in capital ...............................    37,059,371                    0
                                                                          -----------                  ---
             Total Series B preferred stock ...........................   $37,075,371                  $ 0
                                                                          ===========                  ===


     The Company's Preferred Stock has mandatory redemption features. The Series A Preferred Stock ("Series A") is subject to mandatory redemption including all unpaid dividends thereon, on June 17, 2007. Series A will be redeemable in cash at the election of the Company at any time after June 17, 2002 and subject to redemption premiums ranging from 11% initially which decline by 2% annually until June 17, 2007. The Series B Preferred Stock ("Series B") is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2012. Series

                        CGA GROUP, LTD. AND SUBSIDIARIES

                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)


6. MEZZANINE EQUITY--(CONTINUED)

A and Series B are carried on the balance sheet at their redemption values, less issuance costs plus accretion to redemption values, exclusive of any redemption premiums.

     The dividends on Series A are declared quarterly by the Board of Directors and paid in additional shares of Series A. The Company is currently in registration with the Securities and Exchange Commission to register Series A. The Company is obligated to pay an additional pay-in-kind dividend of .5% on Series A from December 15, 1997 to the effective date of the registration statement. The additional dividend for the sixteen-day period in December totals approximately $15,000 and has not yet been declared or accrued as of December 31, 1997. The dividend on the Series B is not declared quarterly, however, the mandatory redemption provision requires that at redemption the Company is obligated to pay 100% of the stated value of the shares plus accrued and unpaid dividends thereon. Accordingly, the liability for dividends payable on Series B is accrued and the charge against retained earnings is recorded.

     Both Series A and Series B were recorded at fair value, being the net proceeds received. The difference between fair value and the redemption value (excluding pay-in-kind dividends) is being accreted over the mandatory redemption period by a charge to retained earnings or if no retained earnings are available by a charge against additional paid in capital.

     Both the Series A and Series B are voting with Series A carrying 7 votes per share and Series B carrying 5 votes per share. Series A comes first in preference in a liquidation of the Company followed by Series B and then the Company's Common Stock.

7. COMMON STOCK

     Movement on Common Stock during the periods ended December 31, 1997 and March 31, 1997 was as follows:

                                                                            NUMBER OF
                                                                             SHARES
                                                                            ---------
             Issued on incorporation of company ..........................     12,000
                                                                            ---------
             BALANCE AS AT MARCH 31, 1997 ................................     12,000
             Redeemed prior to recapitalization of company ...............    (12,000)
             Issued in recapitalization ..................................  9,100,000
                                                                            ---------
             BALANCE AS AT DECEMBER 31, 1997 .............................  9,100,000
                                                                            =========

          The Common Stock of the Company carries 2 votes per share. During the nine months ended December 31, 1997, 9,100,000 shares were issued for cash proceeds of $45,500,000.

          The weighted average number of shares outstanding as at December 31, 1997 and March 31, 1997 is calculated as follows:

                                                                          DECEMBER 31,          MARCH 31,
                                                                              1997                1997
                                                                          -----------           ---------

             Issued and outstanding ......................................  9,100,000            12,000
             Less reduction due to shares not being in issue for
              whole period ............................................... (2,577,687)                0
                                                                           ----------            ------
             Weighted average number of shares ...........................  6,522,313            12,000
                                                                           ==========            ======

                        CGA GROUP, LTD. AND SUBSIDIARIES

                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
             AND FOR THE PERIOD FROM JUNE 21, 1996 TO MARCH 31, 1997
                           (EXPRESSED IN U.S. DOLLARS)



8. CONTINGENCIES AND COMMITMENTS

     a) FOREIGN CURRENCY EXPOSURE MANAGEMENT

          The Company uses foreign currency forward contracts to minimize the effect of fluctuating foreign currencies on the value of specific non-U.S. dollar securities currently held in the portfolio. Approximately $13.4 million is invested in non-U.S. dollar fixed maturity securities. The forward currency contracts purchased are specifically identifiable against single securities or group of securities denominated in those currencies and therefore qualify as hedges for financial reporting purposes. All contract realized gains and losses are reflected in operations. Any unrealized contract gains or losses are recognized as a separate component of shareholders equity. At December 3l, 1997, no foreign currency forward contract had a maturity of more than six months The table below summarizes the notional amounts, the current fair values and the unrealized gain or loss of the Company's foreign currency forward contracts as at December 31, 1997.

                                                               CONTRACTUAL/                  UNREALIZED
                                                                 NOTIONAL         FAIR         GAINS/
                                                                  AMOUNT          VALUE       (LOSSES)
                                                               ------------      -------     ----------
                                                                             (IN THOUSANDS)

             Forward contracts ...............................   $14,700         $13,900        $800
                                                                 =======         =======        ====


          The fair value of the forward contracts represents the estimated cost to the Company at December 31, 1997, of obtaining the specified currency to meet the obligation of the contracts. The unrealized gain is a measure of the net exposure to the Company of its use of forward contracts.

          The credit risk associated with the above derivative financial instruments relates to the potential for non-performance by counterparties. Non-performance is not anticipated; however, in order to minimize the risk of loss, management monitors the creditworthiness of its counterparties. For forward contracts, the counterparties are principally banks which must meet certain criteria according to the Company's investment guidelines.

     b)   LEASE COMMITMENTS

          The Company rents office space in Hamilton, Bermuda under an operating lease which expires in 2000. CGAIM rents office space in New York, under an operating lease which expires in 2003 with one optionally renewal period of five years. Total rent expense was approximately $300,000 in 1997. Future minimum rental commitments under the leases are expected to be approximately $500,000 per annum.

9. TAXATION


     The Company and CGA, which are domiciled in Bermuda, have received from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, that generally protects them from incurring taxation by Bermuda tax authorities until March 2016. Since the Company and CGA are not engaged in a trade or business in the U.S. there should be no U.S. income taxes due, however, CGA intends to file protective U.S. income tax returns. CGAIM is subject to U.S. taxation at regular corporate tax rates but has tax losses carried forward of approximately $3,900,000 as at December 31, 1997, for which no benefit has been recorded in the financial statements. These tax loss carry-forwards expire in the year 2012.

10. STATUTORY FINANCIAL DATA


     Under The Insurance Act 1978, amendments thereto and related regulations CGA is required to file an annual Statutory Financial Return and Statutory Financial Statements and to maintain certain measures of solvency and liquidity during the period. The statutory capital and surplus of CGA at December 3l, 1997 was $127,041,276. Statutory net income for the nine months ended December 31, 1997 was $3,152,533. The principal differences between capital and surplus and statutory net income of CGA and shareholders' equity and income as reported on conformity with GAAP relates to deferred acquisition costs and prepaid expenses of CGA. There were no statutory restrictions on payment of dividends from the retained earnings of CGA as the required level of solvency was met by the common stock in issue.

                        CGA GROUP, LTD. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)


                                                                      MARCH 31
                                                                        1998
                                                                      --------
ASSETS
 Fixed maturities available for sale, (at fair value)
  (Amortized cost $124,334,235) .................................  $126,580,195
 Cash and short-term investments ................................     4,020,716
 Premiums receivable ............................................     1,025,623
 Accrued interest receivable ....................................     3,106,826
 Deferred acquisition costs .....................................     1,384,064
 Other assets ...................................................     2,092,106
 Organization costs .............................................     4,175,541
                                                                   ------------
    Total assets ................................................  $142,385,071
                                                                   ============
LIABILITIES
 Unearned premiums ..............................................  $  1,149,435
 Provision for losses and loss adjustment expenses ..............       250,000
 Deferred compensation payable ..................................       224,449
 Accrued costs and expenses .....................................     1,952,543
                                                                   ------------
    Total liabilities ...........................................     3,576,427
                                                                   ------------
MEZZANINE EQUITY
 Preferred stock, $.01 par value, 20,000,000 shares authorized:
  Series A ......................................................    66,866,439
  Series B ......................................................    37,150,575
  Dividends accrued on Series A .................................       100,924
  Dividends accrued on Series B .................................     6,661,192
                                                                   ------------
    Total mezzanine equity ......................................   110,779,130
                                                                   ------------
SHAREHOLDERS' EQUITY
 Common stock, $.01 par value, 20,000,000 shares authorized .....        91,000
 Additional paid-in-capital .....................................    43,080,364
 Accumulated other comprehensive income .........................     2,245,960
 Retained deficit ...............................................   (17,387,810)
                                                                   ------------
    Total shareholders' equity ..................................    28,029,514
                                                                   ------------
    Total liabilities and equity ................................  $142,385,071
                                                                   ============

                        CGA GROUP, LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)
                                                                    THREE MONTHS
                                                                        ENDED
                                                                      MARCH 31,
                                                                        1998
                                                                    ------------
UNDERWRITING INCOME
 Net premiums written ...........................................   $ 1,949,993
 Unearned premiums ..............................................      (878,858)
                                                                    -----------
 Net premiums earned ............................................     1,071,135
                                                                    -----------
INVESTMENT INCOME
 Net investment income ..........................................     1,888,255
 Net realized losses on sale of fixed maturities ................      (242,194)
                                                                    -----------
    Total investment income .....................................     1,646,061
                                                                    -----------

OTHER REVENUE
 Management fee revenue .........................................       189,056
                                                                    -----------

TOTAL REVENUES ..................................................     2,906,252
                                                                    -----------


EXPENSES
 Operating expenses .............................................     3,063,863
 Acquisition costs ..............................................        53,245
 Commitment fees ................................................       147,945
 Excess of loss facility ........................................        50,000
 Losses and loss adjustment expenses ............................       195,000
                                                                    -----------
    Total expenses ..............................................     3,510,053
                                                                    -----------
NET LOSS FOR THE PERIOD .........................................      (603,801)
Other comprehensive income ......................................       607,868
Comprehensive income ............................................   $     4,067
Net loss available to common shareholders .......................   $(5,683,130)
Basic and fully diluted loss per common share ...................   $      0.62
                                                                    ===========
Weighted average shares outstanding .............................     9,100,000
                                                                    ===========

                        CGA GROUP, LTD. AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF MEZZANINE AND SHAREHOLDERS' EQUITY
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)

                                                                  MARCH 31,
                                                                    1998
                                                              -------------
MEZZANINE EQUITY
SERIES A PREFERRED STOCK
Balance--beginning of period ...............................  $      27,965
Pay-in-kind dividends ......................................            962
                                                              -------------
Balance--end of period .....................................         28,927
                                                              -------------
ADDITIONAL PAID-IN CAPITAL--SERIES A PREFERRED STOCK
Balance--beginning of period ...............................     65,504,534
Fair value of warrants .....................................     (1,347,300)
Pay-in-kind dividends paid .................................      2,402,193
Accretion to redemption value ..............................        171,424
Accretion on warrants ......................................        106,661
                                                              -------------
Balance--end of period .....................................     66,837,512

Pay-in-kind dividends accrued--Series A ....................        100,924
                                                              -------------
Series A Preferred Stock ...................................     66,967,363
                                                              -------------
SERIES B PREFERRED STOCK
Balance--beginning of period ...............................         16,000
Balance--end of period .....................................         16,000
                                                              -------------
ADDITIONAL PAID-IN CAPITAL--SERIES B PREFERRED STOCK
Balance--beginning of period ...............................     37,059,371
Accretion to redemption value ..............................         75,204
                                                              -------------
Balance--end of period .....................................     37,134,575
                                                              -------------
Pay-in-kind dividends accrued--Series B ....................      6,661,192
                                                              -------------
Series B Preferred Stock ...................................     43,811,767
                                                              -------------
Total Mezzanine Equity .....................................    110,779,130
                                                              -------------
SHAREHOLDERS' EQUITY
COMMON STOCK
Balance--beginning of period ...............................         91,000
                                                              -------------
Balance--end of period .....................................         91,000
                                                              -------------
ADDITIONAL PAID-IN CAPITAL--COMMON
Balance--beginning of period ...............................     42,086,353
Fair value of warrants .....................................      1,347,300
Accretion of Series A Preferred Stock to redemption value ..       (171,424)
Accretion of Series B Preferred Stock to redemption value ..        (75,204)
Accretion on warrants ......................................       (106,661)
                                                              -------------
Balance--end of period .....................................     43,080,364
                                                              -------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance--beginning of period ...............................      1,638,092
Net increase during the period..............................        607,868
                                                              -------------
Balance--end of period .....................................      2,245,960
                                                              -------------
RETAINED EARNINGS (DEFICIT)
Balance--beginning of period ...............................    (12,057,969)
Net loss ...................................................       (603,801)
Series A pay-in-kind dividends paid ........................     (2,403,154)
Series A pay-in-kind dividends accrued .....................       (100,924)
Series B pay-in-kind dividends accrued .....................     (2,221,962)
                                                              -------------
Balance--end of period .....................................    (17,387,810)
                                                              -------------
Total Shareholders' Equity .................................     28,029,514
                                                              -------------
Total Mezzanine and Shareholders' Equity ...................  $ 138,808,644
                                                              =============

                        CGA GROUP, LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED
                                                                    THREE MONTHS
                                                                       ENDED
                                                                      MARCH 31,
                                                                        1998
                                                                    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss .......................................................     $ (603,801)
                                                                     ----------

CHANGES IN NON-CASH ITEMS:
Amortization of investments ....................................      1,374,914
Depreciation expense ...........................................         81,415
Realized loss on sale of investments ...........................        242,194
Realized loss on sale of fixed assets ..........................         26,282
Premiums receivable ............................................       (578,451)
Other receivables ..............................................         85,114
Accrued interest ...............................................        973,774
Prepaid expenses ...............................................        (44,117)
Deferred acquisition costs .....................................       (382,181)
Organization costs .............................................        245,812
Other assets ...................................................        198,279
Unearned premiums ..............................................        878,859
Loss adjustment expenses .......................................        195,000
Deferred compensation payable ..................................        224,449
Accrued costs and expenses .....................................     (1,638,490)
                                                                     ----------
Total adjustments ..............................................      1,882,853
                                                                     ----------
Net cash provided by operating activities ......................      1,279,052
                                                                     ----------
Net purchases and sales of investments .........................     (4,286,671)
Net purchase of fixed assets ...................................       (420,771)
Note receivable ................................................        250,000
                                                                     ----------
Net cash used in investing activities ..........................     (4,457,442)
                                                                     ----------
NET DECREASE IN CASH AND SHORT-TERM INVESTMENTS ................     (3,178,390)
CASH AND SHORT-TERM INVESTMENTS--BEGINNING OF PERIOD ...........      7,199,106
                                                                     ----------
CASH AND SHORT-TERM INVESTMENTS--END OF PERIOD .................     $4,020,716
                                                                     ==========

                        CGA GROUP, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)

1. BUSINESS AND ORGANIZATION

     CGA Group, Ltd. (the "Company") is a holding company, which was incorporated in Bermuda on June 21, 1996. The Company has two wholly-owned subsidiaries. Commercial Guaranty Assurance, Ltd. ("CGA") was incorporated in Bermuda on October 22, 1996. CGA is licensed as a class 3 insurer under the laws of Bermuda with an AAA claims paying ability rating from Duff & Phelps Credit Rating Company ("DCR"). CGA provides financial guaranty insurance of structured securities, including commercial real estate, asset-backed, and other securities. The Company, CGA and all of their employees are based in Hamilton, Bermuda. CGA Investment Management, Inc. ("CGAIM") was incorporated in Delaware, U.S.A. in July 1996 by the founders of the Company and was acquired at nominal cost to the Company on June 9, 1997. The purchase method of accounting for the CGAIM acquisition was used. There was no goodwill acquired and no contingent payments, options, or commitments exist. CGAIM had not commenced operations prior to its acquisition by the Company. CGAIM is an investment advisor and provides financial advisory services to a variety of clients. CGAIM and its employees are based in New York City, New York.

     The Company's first fiscal year end was March 31, 1997. The Company subsequently changed its fiscal year end to December 31.

     Operations commenced following the completion of the Company's private placement offering which occurred on June 17, 1997 (the "Recapitalization"). The initial capitalization of the Company consisted of 12,000 common shares with a par value of $1.00 per share. All 12,000 shares were redeemed on June 17, 1997 at which time the Company completed its Recapitalization.

     The Company issued 2.6 million shares of Series A Preferred Stock with a par value of $.01 per share at a price of $25 per share, with a 13.75% quarterly compounding dividend paid in additional shares of Series A Preferred Stock. The Series A Preferred Stockholders also received warrants, which are transferable separately from the Series A Preferred Stock, which represent the right to purchase on or prior to June 17, 2007 at an exercise price of $.01 per share a total of 270,000 shares of Common Stock. The warrants are valued at $4.99 per share and are accounted for as additional paid-in-capital to the Common Stock.

     The Company also issued 1.6 million shares of Series B Cumulative Voting Preference Shares with a par value of $.01 at a price of $25 per share, with a 20% quarterly compounding dividend paid in additional shares of Series B Cumulative Voting Preference Shares. The Series B Cumulative Voting Preference Shares were sold to investors in the form of Investment Units which included commitments to purchase an additional $60 million of Series B Preferred Stock upon the occurrence of certain funding events, in order to maintain CGA's AAA rating from DCR. An annual fee of $600,000 is paid to the Unit Investors for their commitments. The Investment Units also included 7,827,957 shares out of a total of 9,100,000 shares of Common Stock issued with a par value of $.01 per share at a price of $5 per share.

     The remaining 1,272,043 shares of Common Stock were sold to the sponsoring investors and certain members of management who also received 847,729 warrants, which each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share. An additional 1,494,771 warrants have been granted to certain employees which each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share. The employees' warrants will vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment.

2. SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of the Company, CGA, and CGAIM. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the

                        CGA GROUP, LTD. AND SUBSIDIARIES

                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations and cash flows for this period are not necessarily indicative of results for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 1997, and related notes thereto, included in this Registration Statement.

     a)   PREMIUMS

          CGA's insurance contracts are classified as long-duration contracts for accounting purposes as the contracts are expected to remain in force for an extended period. The contracts generally are not subject to unilateral changes in their provisions and require insurance protection for extended periods. Premium rates generally are level throughout the period of coverage. Premiums are recognized as written upon inception of multi-year policies. Up-front premiums are earned pro-rata over the period of risk. Installment premiums are earned over each installment period.

     b)   DEFERRED ACQUISITION COSTS

          Deferred acquisition costs are expenses that vary with and are primarily related to the production of business. These costs include compensation and related costs of underwriting and marketing, certain rating agency fees, and administrative expenses. Policy acquisition costs are amortized on a straight-line basis over the estimated term of the related insured risks.

     c)   PROVISION FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

          A case basis reserve for unpaid losses and loss adjustment expenses may be recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. A general reserve is calculated by applying a loss factor to the total net par amount outstanding of CGA's insured obligations over the expected term of such insured obligations. Management believes that the current level of the provision is adequate to cover the ultimate net cost of claims. The provision is necessarily an estimate and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will on an ongoing basis monitor the provision and may periodically adjust the provision based on actual loss experience, future mix of business and economic conditions.

     d)   INVESTMENTS

          In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in debt securities designated as available-for-sale are recorded at fair value. Any resulting unrealized gains or losses are reflected as a separate component of shareholders' equity until realized. Bond discounts and premiums are accreted or amortized on the effective interest method over the term of the related securities. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at cost, which approximates fair value. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recognized

                        CGA GROUP, LTD. AND SUBSIDIARIES

                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)


2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

          when earned. The Company utilizes foreign currency forward contracts for the purpose of managing certain investment portfolio exposures. Unrealized gains and losses on forward currency contracts which are designated as specific hedges are recognized in the financial statements as a component of shareholders' equity.

     e)   ORGANIZATION EXPENSES

          Organization costs include legal, accounting, consulting, travel, employee relocation and miscellaneous other costs incurred to form the Company. Organization costs are amortized over a five-year period starting from the date of commencement of operations using the straight-line method. (See footnote i regarding Statement of Position 98-5).

     f)   STATEMENT OF CASH FLOWS

          For purposes of the statements of cash flows, short-term deposits are composed of deposits with original maturities which are less than three months.

     g)   LOSS PER COMMON SHARE

          Loss per common share is calculated using net loss for the period adjusted for preference dividends and accretion of preference stock to redemption value and accretion on warrants divided by the weighted average number of common shares outstanding and, if dilutive, shares issuable under outstanding warrants.

     h)   TAXATION

          The Company and CGA, which are domiciled in Bermuda, have received from the Minister of Finance of Bermuda an assurance under the Exempted Undertakings Tax Protection Act, 1966 of Bermuda, that generally protects them from incurring taxation by Bermuda tax authorities until March 2016. Since the Company and CGA are not engaged in a trade or business in the U.S. there should be no U.S. income taxes due, however, CGA intends to file protective U.S. income tax returns. CGAIM will be subject to U.S. taxation at regular corporate tax rates.

     i)   ACCOUNTING STANDARDS

          The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement requires the Company to report in the financial statements, in addition to net income, comprehensive income and its components. The Company has adopted this Statement in the consolidated financial statements for the three months ended March 31, 1998.

          FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which the Company will be required to adopt for fiscal year 1998. This statement established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Under SFAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. The Company has not determined the impact of the adoption of this new accounting standard on its consolidated financial statement disclosures. Comprehensive income for the Company is comprised solely of unrealized gains or losses on investments.

          The Accounting Standards Executive issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998. This Statement will require the Company to expense organization costs as incurred. The Company will need to expense the remaining unamortized costs as a change in accounting principle when it applies this SOP later this fiscal year.


3. MEZZANINE EQUITY

     The Company's Series A Preferred Stock is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2007. The Series A Preferred Stock is also redeemable at the election of the Company at any time after June 17, 2002, subject to the payment of early redemption premiums starting at 11% initially and declining by 2% annually through June 16, 2007. The Series B Preferred Stock is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2012.

     The dividends on the Series A Preferred Stock are declared quarterly by the Board of Directors and paid in additional shares of Series A Preferred Stock. The Company is currently in registration with the Securities and Exchange Commission to register the Series A Preferred Stock. The Company is obligated to pay an additional pay-in-kind dividend of .5% on the Series A Preferred Stock from December 15, 1997 to the effective date of the registration statement. The Board of Directors has not declared dividends on the Series B Preferred Stock, however, the mandatory redemption provision requires that at redemption the Company is obligated to pay 100% of the stated value of the shares plus accrued and unpaid dividends thereon. Accordingly, the liability for dividends payable on the Series B Cumulative Voting Preference Shares is accrued and the charge against retained earnings is recorded.

4. COMPARATIVE FIGURES

     No comparative numbers are shown on the Statement of Operations as the Company had not commenced operations prior to March 31, 1997.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                      ----------

                   TABLE OF CONTENTS


                                                 PAGE
                                                 ----
ENFORCEABILITY OF CIVIL LIABILITIES ...........    2
ADDITIONAL INFORMATION ........................    2
PROSPECTUS SUMMARY ............................    3
SUMMARY CONSOLIDATED HISTORICAL
 FINANCIAL DATA ...............................    5
RISK FACTORS ..................................    6
USE OF PROCEEDS ...............................   11
SELECTED CONSOLIDATED HISTORICAL
 FINANCIAL DATA ...............................   11
MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS ....................   12
THE COMPANY ...................................   16
FINANCIAL GUARANTY BOND
 INSURANCE INDUSTRY ...........................   21
REGULATION ....................................   23
MANAGEMENT ....................................   28
CERTAIN TRANSACTIONS ..........................   35
SELLING STOCKHOLDERS ..........................   35
PLAN OF DISTRIBUTION ..........................   36
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND
 MANAGEMENT ...................................   37
DESCRIPTION OF SECURITIES .....................   41
CERTAIN TAX CONSIDERATIONS ....................   51
GLOSSARY ......................................   60
INDEX TO CONSOLIDATED
 FINANCIAL STATEMENTS .........................  F-1


====================================================


====================================================


                    2,992,109 SHARES



                     CGA GROUP, LTD.



                        SERIES A
                     PREFERRED STOCK



                       ----------

                       PROSPECTUS

                       ----------


                     _______ __, 1998


===================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table lists the expenses incurred in connection with the distribution of the securities being registered hereby, all of which shall be borne by the Company:

          Commission Registration Fees ...............   $ 22,610
          Transfer Agent Fees ........................       --
          Printing Costs .............................     50,000
          Legal Fees and Expenses ....................    150,000
          Accounting Fees and Expenses ...............     20,000
          Miscellaneous ..............................     10,000
              Total ..................................   $252,610

     Other than the Commission registration fees, all of the foregoing are estimates and subject to future contingencies.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Bye-laws of the Company provide that directors, alternate directors and other officers for the time being acting in relation to any of the affairs of the Company, as well as their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of them duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any money or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said Persons.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has issued the following equity securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

     On June 17, 1997, the Registrant redeemed its initial capitalization of 12,000 shares of common stock, par value of $1.00 per share, and effected the following transactions:

          (i) The Registrant issued to accredited investors 2.6 million shares of Series A Preferred Stock for aggregate cash consideration of $65,000,000. In addition, for no additional consideration, the Registrant issued to the Series A Preferred Stockholders warrants which represent the right to purchase a total of 270,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock"). The principal underwriter for this offering of the Series A Preferred Stock was Donaldson, Lufkin & Jenrette Securities Corporation.

          (ii) The Registrant issued to accredited investors 1.6 million Investment Units for aggregate consideration of $140 million, consisting of $80 million in cash and $60 million in commitments. Each Investment Unit consists of one share of Series B Preferred Stock, 4.8925 shares of Common Stock and a commitment to purchase 1.5 additional shares of Series B Cumulative Voting Preference Shares upon the occurrence of certain events. The principal underwriter for the offering of the Investment Units was Salomon Brothers Inc.

          (iii) The Registrant sold 1,272,043 shares of Common Stock to the Sponsoring Investors and certain members of management for an aggregate consideration of $6,360,215. The Registrant issued to such investors, for no additional consideration, 847,729 warrants, which each represent the right to purchase one share of Common Stock on or prior to June 16, 2007, at an exercise price of $5 per share.

          (iv) The Registrant issued an additional 1,494,771 warrants, for no consideration, to certain employees of the Company, which each represent the right to purchase one share of Common Stock at an exercise price of $5 per share. The employees' warrants will vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     All financial statement schedules are omitted because they are either not applicable, not required, or because the information required therein is included in the financial statements or the notes thereto.


  EXHIBITS

  EXHIBIT
   NUMBER    DESCRIPTION
   ------    -----------
    3.1 Memorandum of Association and Certificate of Incorporation of CGA Group, Ltd.

    3.2   Bye-laws of CGA Group, Ltd.

    3.3   Appendices to Bye-laws of CGA Group, Ltd.

    4.1   CGA Group, Ltd. Shareholders Agreement

    5.1 Opinion of Dewey Ballantine LLP as to certain United States tax matters

    5.2 Opinion of Conyers Dill & Pearman as to the legality of the securities being registered and as to certain matters of law of Bermuda

   10.1 Series A Subscription Agreement dated as of June 9, 1997, by and among CGA Group, Ltd. and the holders of the Series A Preferred Stock

   10.2 Common Stock Warrant Acquisition Agreement, dated as of June 9, 1997 by and among CGA Group, Ltd. and the holders of the Series A Preferred Stock.

   10.3 Investment Units Subscription Agreement dated as of June 4, 1997, by and among CGA Group, Ltd. and the holders of the Investment Units

   10.4 Right of First Refusal Agreement dated as of June 17, 1997, by and between CGA Group, Ltd. and Capital Reinsurance Company

   10.5 Discretionary Investment Advisory Agreement, dated as of December 18, 1996 between Alliance Capital Management L.P. and Commercial Guaranty Assurance, Ltd.

   10.6 Investment Management Agreement dated as of December 27, 1996, between J.P. Morgan Investment Management Inc. and Commercial Guaranty Assurance, Ltd.

   10.7 Letter Agreement, dated June 17, 1997 between CGA Group, Ltd. and DCR (and attachments)

   10.8   Employee Warrant Agreement

   10.9   CGA Group, Ltd. Employee Stock Warrant Plan

   10.10  CGA Group, Ltd. Sponsoring Investors and Founders Stock Warrant Plan

   10.11 Excess of Loss Agreement, dated as of June 12, 1997, by and between CGA Group, Ltd. and KRE Reinsurance Ltd.


  10.12** Employment Agreement, as of January 1, 1997, by and between CGA
          Group, Ltd. and Richard A. Price

  10.13 Employment Agreement, as of January 1, 1997, by and between CGA Group, Ltd. and James R. Reinhart.

  10.14 Employment Agreement, as of January 1, 1997, by and between Commercial Guaranty Assurance, Ltd. and Anthony Montemurno.


  10.15 Employment Agreement, as of January 1, 1997, by and between Commercial Guaranty Assurance, Ltd. and Geoffrey N. Kauffman.

  EXHIBIT
  NUMBER        DESCRIPTION
  -------       -----------
  10.16 Employment Agreement, as of January 1, 1997, by and between CGA Investment Management, Inc. and Kem H. Blacker.

  10.17 Employment Agreement, as of August 1, 1997, by and between CGA Investment Management, Inc. and Thomas S. Wickwire.

  10.18 Employment Agreement, as of June 30, 1997, by and between CGA Investment Management, Inc. and Michael Miran.

  10.19** CGA Group, Ltd. Founders' Common Stock Subscription Agreement, dated as of June 12, 1997, among CGA Group, Ltd., CGA Funding, L.P., and certain Founders of CGA Group, Ltd.

  23.1*  Consent of Dewey Ballantine LLP

  23.2*  Consent of Conyers Dill & Pearman

  23.3   Consent of PricewaterhouseCoopers

  24.1   Power of Attorney (included in signature page to Registration
          Statement)


----------
*   Included in the respective opinions.
**  To be filed by amendment.


  ITEM 22. UNDERTAKINGS


     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on July 30, 1998.


                                      CGA GROUP, LTD.


                                      By: /S/ RICHARD A. PRICE
                                          -------------------------------------
                                              RICHARD A. PRICE
                                          Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on July 30, 1998 by the following persons in the capacities indicated. Each person whose signature appears below hereby appoints and constitutes Richard A. Price or James R. Reinhart, and each of them, as his attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute in the name and on behalf of such person any amendment to this Registration Statement (including any post-effective amendment) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person so acting deems appropriate, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute may do or cause to be done by virtue hereof.



        SIGNATURE                          TITLE
        ---------                          -----

    /s/ RICHARD PRICE                    Chief Executive Officer,
-----------------------------              President and Director
        RICHARD PRICE


    /s/ JAY SHIDLER*                     Chairman
-----------------------------
        JAY SHIDLER


    /s/ JAMES REINHART*                  Chief Financial Officer
-----------------------------
        JAMES REINHART


    /s/ ROBERT DENTON*                   Director
-----------------------------
        ROBERT DENTON


    /s/ DAVID BARSE*                     Director
-----------------------------
        DAVID BARSE


    /s/ RICHARD FRARY*                   Director
-----------------------------
        RICHARD FRARY


    /s/ ERIC GRITZMACHER*                Director
-----------------------------
        ERIC GRITZMACHER


    /s/ DONALD KRAMER*                   Director
-----------------------------
        DONALD KRAMER

        SIGNATURE                          TITLE
        ---------                          -----

    /s/ JEFF KRASNOFF*                   Director
-----------------------------
        JEFF KRASNOFF


    /s/ MICHAEL MORRISSEY*               Director
-----------------------------
        MICHAEL MORRISSEY


    /s/ JEROME JURSCHAK*                 Director
-----------------------------
        JEROME F. JURSCHAK


    /s/ PAUL RUBIN*                      Director
-----------------------------
        PAUL RUBIN


    /s/ RICHARD SCHONINGER*              Director
-----------------------------
        RICHARD SCHONINGER


    /s/ JAY SUGARMAN*                    Director
-----------------------------
        JAY SUGARMAN


*By: /s/  RICHARD PRICE
     ------------------------
     (RICHARD PRICE, ATTORNEY-IN-FACT**)



** By authority of Power of Attorney filed with this Registration Statement on Form S-1.

                                  EXHIBIT INDEX

  EXHIBIT
   NUMBER    DESCRIPTION                                                    PAGE
   ------    -----------                                                    ----
     3.1 Memorandum of Association and Certificate of Incorporation of CGA Group, Ltd.

     3.2   Bye-laws of CGA Group, Ltd.

     3.3   Appendices to Bye-laws of CGA Group, Ltd.

     4.1   CGA Group, Ltd. Shareholders Agreement

     5.1 Opinion of Dewey Ballantine LLP as to certain United States tax matters

     5.2 Opinion of Conyers Dill & Pearman as to the legality of the securities being registered and as to certain matters of law of Bermuda

    10.1 Series A Subscription Agreement dated as of June 9, 1997, by and among CGA Group, Ltd. and the holders of the Series A Preferred Stock

    10.2   Common Stock Warrant Acquisition Agreement, dated as of June 9, 1997
     by    and among CGA Group, Ltd. and the holders of the Series A Preferred
           Stock.

    10.3 Investment Units Subscription Agreement dated as of June 4, 1997, by and among CGA Group, Ltd. and the holders of the Investment Units

    10.4 Right of First Refusal Agreement dated as of June 17, 1997, by and between CGA Group, Ltd. and Capital Reinsurance Company

    10.5 Discretionary Investment Advisory Agreement, dated as of December 18, 1996 between Alliance Capital Management L.P. and Commercial Guaranty Assurance, Ltd.

    10.6 Investment Management Agreement dated as of December 27, 1996, between J.P. Morgan Investment Management Inc. and Commercial Guaranty Assurance, Ltd.

    10.7 Letter Agreement, dated June 17, 1997 between CGA Group, Ltd. and DCR (and attachments)

    10.8   Employee Warrant Agreement

    10.9   CGA Group, Ltd. Employee Stock Warrant Plan

   10.10   CGA Group, Ltd. Sponsoring Investors and Founders Stock Warrant Plan

   10.11 Excess of Loss Agreement, dated as of June 12, 1997, by and between CGA Group, Ltd. and KRE Reinsurance Ltd.

   10.12** Employment Agreement, as of January 1, 1997, by and between CGA
           Group, Ltd. and Richard A. Price

   10.13 Employment Agreement, as of January 1, 1997, by and between CGA Group, Ltd. and James R. Reinhart.

   10.14 Employment Agreement, as of January 1, 1997, by and between Commercial Guaranty Assurance, Ltd. and Anthony Montemurno.

   10.15 Employment Agreement, as of January 1, 1997, by and between Commercial Guaranty Assurance, Ltd. and Geoffrey N. Kauffman.

   10.16 Employment Agreement, as of January 1, 1997, by and between CGA Investment Management, Inc. and Kem H. Blacker.

   10.17 Employment Agreement, as of August 1, 1997, by and between CGA Investment Management, Inc. and Thomas S. Wickwire.

   10.18 Employment Agreement, as of June 30, 1997, by and between CGA Investment Management, Inc. and Michael Miran.

   10.19** CGA Group, Ltd. Founders' Common Stock Subscription Agreement, dated as of June 12, 1997, among CGA Group, Ltd., CGA Funding, L.P., and certain Founders of CGA Group, Ltd.

   23.1*   Consent of Dewey Ballantine LLP

   23.2*   Consent of Conyers Dill & Pearman

   23.3    Consent of PricewaterhouseCoopers

   24.1    Power of Attorney (included in signature page to Registration
           Statement)

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 *  Included in the respective opinions.
**  To be filed by amendment.